UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Omnicom Group Inc.

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OMNICOM

# 2026

# PROXY STATEMENT

## Annual Meeting of Shareholders

May 5, 2026, at 10:00 a.m.
Eastern Daylight Time

www.virtualshareholdermeeting.com/OMC2026

A Letter from Omnicom’s Lead Independent Director

To My Fellow Shareholders:

This past year was one of significant transformation for Omnicom, capped by our successful acquisition of The Interpublic Group of Companies (IPG), creating the world’s leading marketing and sales company, built for intelligent growth in the next era. Together with the acquired IPG companies, the new Omnicom unites the industry’s most comprehensive and connected portfolio of capabilities, creating stronger brands, delivering superior business outcomes, and driving sustainable growth. We are actively leveraging strategic advantages resulting from the IPG acquisition, which provide a competitive edge across every dimension of state-of-the-art marketing and sales, including our media ecosystem, influential content, connected commerce excellence, enterprise generative AI capabilities, and identity solutions. Built on these combined strengths, in January we launched the new Omni, our next generation marketing intelligence platform, which uses leading-edge AI to capture the full breadth of the marketing ecosystem and empower our client leaders in doing their most creative and intelligent work. We also recently hosted an Investor Day, where we shared an update on Omnicom’s go-forward strategic priorities and capital allocation strategy, including the $5 billion dollar share repurchase program approved by the Board earlier this year.

Throughout our planning for the IPG acquisition, the Board remained focused on identifying our industry’s most exceptional talent and building a dedicated, expert leadership team to guide execution of our strategic objectives and deliver long-term shareholder value, appointing several leaders across our connected capabilities and enterprise-wide teams by the close of 2025. Our Chairman and CEO, John Wren, has provided clear and consistent leadership during this pivotal time, building on Omnicom’s competitive advantages, retaining top talent, and navigating relationships with clients. His continued leadership in the coming years, as clarified in his amended employment agreement, will provide critical continuity and execution of our strategy through this period of integration and transformation. As we look ahead, the Board remains focused on CEO and senior management succession planning, as well as talent development for our senior leadership team to ensure a smooth transition at the appropriate time.

The Board was pleased to welcome three new directors from IPG’s board in November: former IPG CEO Philippe Krakowsky, who also assumed the role of Omnicom’s Co-President and Co-COO, and independent directors Patrick Moore and Lee Wyatt, who bring deep industry knowledge, financial expertise, and experience across technology and digital transformation to the boardroom. Their addition to the Board enhances the overall mix of perspectives and relevant skill sets our directors collectively possess, supporting effective oversight of Omnicom’s business.

We are well positioned for future growth as our Chairman and CEO, John Wren, along with the Company’s management team, and our exceptionally talented global workforce drive our business forward, setting the standard for marketing and sales leadership by providing unmatched services to the world’s leading brands and innovative solutions to their most critical growth challenges. My fellow directors and I look forward to working with management as we move forward in this new era for Omnicom. On behalf of the Board, thank you for your continued support and investment in Omnicom.

Mary C. Choksi

Lead Independent Director

2 2026 Proxy Statement

NOTICE OF 2026 ANNUAL MEETING OF
SHAREHOLDERS

Subject:

1.    Elect the director nominees named in the Proxy Statement accompanying this notice to Omnicom Group Inc.’s (the “Company,” “we,” “us” or “our”) Board of Directors (the “Board”) to serve until the Company’s 2027 Annual Meeting of Shareholders or until the election and qualification of their respective successors.

2.   Vote on an advisory resolution to approve executive compensation.

3.   Ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2026.

The Board unanimously recommends that you vote:

■    FOR each of the director nominees;

■    FOR the advisory resolution to approve executive compensation; and

■    FOR the ratification of the appointment of KPMG LLP as our independent auditors.

The 2026 Annual Meeting of Shareholders will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the 2026 Annual Meeting of Shareholders online and vote your shares and submit questions electronically at the meeting. Shareholders will also transact any other business that is properly presented at the meeting. At this time, we know of no other matters that will be presented.

In accordance with the rules promulgated by the U.S. Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about March 26, 2026, and provided access to our proxy materials on the Internet, beginning on March 26, 2026, to the holders of record and beneficial owners of shares of our common stock as of the close of business on the record date.

Please sign and return your proxy card or vote by telephone or Internet (instructions are on your proxy card or Notice of Internet Availability of Proxy Materials), so that your shares will be represented at the 2026 Annual Meeting of Shareholders, whether or not you plan to attend. You may attend the 2026 Annual Meeting of Shareholders online by visiting www.virtualshareholdermeeting.com/OMC2026 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card. Additional information about the meeting is included below in the Proxy Statement in the section entitled “Information About Voting and the Meeting.”

Meeting Date: Tuesday, May 5, 2026 Time: 10:00 a.m. Eastern Daylight Time Online Only: www.virtualshareholdermeeting.com/OMC2026 Record Date: March 9, 2026
Louis F. Januzzi Secretary New York, New York March 26, 2026
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PROXY SUMMARY

This summary highlights selected information about the items to be voted on at the 2026 Annual Meeting of Shareholders (or “2026 Annual Meeting”). This summary does not contain all of the information that you should consider in deciding how to vote. You should read the entire Proxy Statement carefully before voting.

Meeting Agenda and Voting Recommendations

ITEM 1: Election of Directors

The Board recommends a vote FOR each of the director nominees.

■    We have conducted a comprehensive evaluation of director skill sets to enable each director’s unique qualifications and attributes to collectively support the oversight of Omnicom’s management.

■    Each of our directors is elected annually by a majority of votes cast.

■    12 of Omnicom’s 14 director nominees are independent, and each of the Audit, Compensation, Governance and Finance Committees is comprised solely of independent directors.

See page 13 for further information

DIRECTOR NOMINEES

Name and Age	Principal Occupation	Director Since	Omnicom Standing Committees	Other Current Public Company Boards
Mary C. Choksi, (I), 75 Lead Independent Director	Former Founding Partner and Senior Managing Director, Strategic Investment Group	2011	A (Chair) C	■ White Mountains Insurance Group, Ltd.
Leonard S. Coleman, Jr. (I), 77	Former President, National League of Professional Baseball Clubs	1993	C G (Chair)
Mark D. Gerstein, (I), 66	Former Partner, Latham & Watkins LLP	2022	A F
Ronnie S. Hawkins, (I), 57	Partner, Global Infrastructure Partners	2018	C G
Deborah J. Kissire, (I), 68	Former Vice Chair and Regional Managing Partner, EY	2016	A F (Chair)	■ Cable One, Inc. ■ Axalta Coating Systems Ltd. ■ Celanese Corporation
Philippe Krakowsky, 63	Co-President and Co-Chief Operating Officer, Omnicom	2025
Gracia C. Martore, (I), 74	Former President and Chief Executive Officer, TEGNA Inc.	2017	A C (Chair)	■ United Rentals, Inc.
Patrick Q. Moore, (I), 56	Chief Executive Officer, Opry Entertainment Group	2025
Patricia Salas Pineda, (I), 74	Former Group Vice President of Hispanic Business Strategy, Toyota Motor North America	2022	G F	■ Frontier Group Holdings, Inc. ■ Portland General Electric
Linda Johnson Rice, (I), 68	Chief Executive Officer, Johnson Publishing Company	2000	C G	■ Enova International, Inc.
Cassandra Santos, (I), 56	Chief Technology Officer, Caliber	2024	F G	■ DTE Energy Co.
4 2026 Proxy Statement

PROXY SUMMARY

Name and Age	Principal Occupation	Director Since	Omnicom Standing Committees	Other Current Public Company Boards
Valerie M. Williams, (I), 69	Former Assurance Managing Partner, EY	2016	A F	■ Devon Energy Corporation ■ DTE Energy Co.
John D. Wren, 73	Chairman and Chief Executive Officer, Omnicom	1993
E. Lee Wyatt Jr., (I), 73	Former Senior Vice President and Chief Financial Officer, Fortune Brands	2025
(I): Independent	A: Audit	C: Compensation	F: Finance	G: Governance

Board Nominees Snapshot

Independence	Gender

New Director Refreshment

Current Tenure of 2026 Nominees

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PROXY SUMMARY

Experience, Skills and Composition
Our director nominees are accomplished leaders who bring a mix of experiences and skills to the Board.

Our Board has identified skill categories fundamental to its ability to effectively oversee Omnicom’s current and forward-looking strategy and management, and undertakes a comprehensive evaluation so that these skills are well represented on the Board.

Three former directors of The Interpublic Group of Companies, Inc. (“IPG”), including IPG’s former Chief Executive Officer, Philippe Krakowsky, joined the Board on November 26, 2025 (the “Closing Date”), upon the closing of our acquisition of IPG. The directors bring fresh perspectives, a strong mix of valuable skills, and a deep understanding of IPG’s companies to the Board. The addition of these directors strengthens our Board’s ability to effectively oversee the combined company integration and management’s execution against business strategy.

Prior to the former IPG directors joining the Board, Cassandra Santos joined the Board on January 1, 2024 as part of our continued refreshment process. Ms. Santos contributes relevant technology, cybersecurity, digital transformation and AI expertise to the Board.

Our Board is comprised of seven women and seven men. Four of our directors are Black, two are Hispanic and eight are White.
See pages 14 and 15 for further information.
6 2026 Proxy Statement

PROXY SUMMARY

GOVERNANCE HIGHLIGHTS

The Board has adopted, and periodically reviews, policies and procedures to guide it in its oversight responsibilities. These policies and procedures provide a framework for the proper operation of our Company and align with shareholders’ interests.

Shareholder Rights	Independent Oversight	Good Governance

   Annual election of all directors

   Majority voting standard in uncontested elections

   Proxy access rights consistent with overwhelming market practice

   Right to call a special meeting of the Board with 10% ownership threshold

   Right to act by written consent

   Longstanding shareholder engagement program and history of incorporating shareholder perspectives

   All directors are independent except the Chairman, who also serves as CEO, and Mr. Krakowsky, who also serves as Co-President and Co-Chief Operating Officer

   New Lead Independent Director appointed effective January 1, 2024

   Engaged Lead Independent Director with clear and robust responsibilities, which were further expanded in 2023

   Executive sessions of our independent non-management directors are conducted on a regular basis

   All Board committees are comprised solely of independent directors

   Comprehensive oversight of strategy and risk

   Annual Board and committee evaluations and skill set assessment

   Strong equity ownership requirement for executives and directors (3x to 6x base salary for executives; 5x annual cash retainer for directors)

   Overboarding policy for our directors with numerical limits that are publicly disclosed in our Corporate Governance Guidelines and reviewed on an annual basis

   Maintain a robust Code of Business Conduct, Code of Ethics for Senior Financial Officers, and Supplier Code of Conduct

   Direct and ongoing engagement with auditors, counsel and advisors

SHAREHOLDER ENGAGEMENT

Ongoing shareholder engagement is a priority for our Board and management team. In the fall of 2025, we reached out to shareholders holding 75% of our outstanding shares with an invitation to engage. We spoke to every shareholder that accepted our invitation, which represented an aggregate of 30% of our outstanding shares. As in prior years, our Lead Independent Director was an active participant in select shareholder meetings. Broad topics discussed included:

■    Company strategy and performance

■    Board composition, refreshment and leadership

■    IPG acquisition and integration

■    Management succession planning

■    Executive compensation program

■    Governance practices

■    Human capital management initiatives

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PROXY SUMMARY

We have made a number of changes in recent years that are aligned with perspectives shared through ongoing shareholder engagement efforts, which management regularly reviews with the Board, including:

Topics discussed with shareholders	Board and management actions

Board Leadership – A large majority of our shareholders indicated they are supportive of the Board’s thoughtful approach to its leadership structure given our strong Lead Independent Director role, the critical nature of our Chairman’s relationships with clients and key management around the world in our professional services business, and the complex nature of our rapidly changing industry.

■    The Board evaluates its leadership structure on an ongoing basis to ensure its structure is in the best interest of shareholders.

■    The role and responsibilities of our Lead Independent Director are robust and clearly defined, and the Board further strengthened the Lead Independent Director role in 2023 by enhancing existing responsibilities and codifying additional responsibilities.

■    Ms. Choksi became our new Lead Independent Director on January 1, 2024.

■    Our Lead Independent Director is elected by the independent directors annually.

Board Refreshment – Shareholders are pleased with the level of progress we have shown to meaningfully refresh our Board.

■    The Board has implemented a thoughtful approach to ongoing refreshment, bringing fresh perspectives and relevant skill sets to the Board.

■    9 of our 12 independent director nominees have been appointed since 2016, including two independent directors appointed effective November 26, 2025 and one independent director appointed in 2024.

■    The Board anticipates continued Board refreshment on an ongoing basis.

Director Skill Sets – Shareholders support the diverse aggregation of skills represented by the members of our Board and appreciate the deliberate director skill set analysis undertaken by the Board to inform the director recruitment process.

■    The current mix of director skills provides effective oversight of management, with those skill categories aligning with the Company’s top priorities and critical areas of oversight aligned with our strategy, namely Technology, Talent Management, Finance & Accounting, and Risk Management & Controls.

■    The appointments of Messrs. Krakowsky, Moore and Wyatt in 2025, and Ms. Santos in 2024, bring fresh perspectives and complementary skills to the Board’s overall mix, including deep industry knowledge, financial expertise, and technology, cybersecurity, digital transformation and AI expertise.

■    The Board periodically conducts a deliberate director skill set analysis and identifies certain director skill categories to prioritize with respect to prospective director candidates, taking into account the strategic importance to Omnicom and input received from shareholders.

8 2026 Proxy Statement

PROXY SUMMARY

Topics discussed with shareholders	Board and management actions

Executive Compensation – Shareholders have broadly supported our executive compensation program, which aims to achieve optimal pay and performance alignment and motivate executives in key focus areas. Shareholders understood the importance of the Compensation Committee considering changes in light of the IPG acquisition and the importance of continuing to retain and motivate executives to execute on strategic priorities.

■    One of the overarching goals of our compensation program is to motivate and retain talented executives critical to the long-term success of Omnicom. At this pivotal time in our Company’s growth and evolution, the Compensation Committee and full Board understood the strategic importance of ensuring Mr. Wren’s continued leadership through this period of unprecedented transformational change, integration and opportunity, and determined to enter into an amended and restated employment agreement with Mr. Wren, pursuant to which he agreed to extend his employment as Omnicom’s Chairman and CEO until the end of 2028, at which point he would continue as Executive Chairman of the Board. During this time, the Lead Independent Director and Board will work with Mr. Wren to identify his successor as CEO to ensure a smooth succession process.

■    In connection with his amended and restated employment agreement, the Board (upon recommendation of the Compensation Committee) granted Mr. Wren a special award of stock options, and Mr. Wren agreed to reduce his annual base salary to $1 and forgo any other cash or equity incentive compensation through the end of fiscal year 2028. These changes are intended to drive long-term shareholder value creation and, as a result, his incentive compensation will be completely at-risk and dependent on Omnicom’s future stock price.

■    In light of the transformational nature of the IPG acquisition, the Compensation Committee also determined to realign compensation for our non-CEO NEOs to further link pay outcomes with Company performance on critical strategic priorities. For purposes of the 2025 Annual Incentive Award for NEOs other than our Chairman and CEO, the Compensation Committee weighed (i) internal Omnicom performance metrics at 25%, (ii) peer metrics at 25% and (iii) qualitative metrics at 50% tied to the successful closing of the IPG transaction, the integration of IPG and individual performance.

We appreciate the insights and perspectives of our shareholders, which were discussed among the full Board.

ITEM 2: Advisory Resolution to Approve Executive Compensation

The Board recommends a vote FOR this voting item.

■    We closely tie pay to current and long-term Company performance.

■    We maintain a high degree of variable “at-risk” compensation.

■    With a focus on the successful integration of IPG, the continued transformation of Omnicom’s business in a new era of marketing and sales, and forward-looking succession planning, the Board (upon recommendation of the Compensation Committee) granted Mr. Wren a special award of stock options, and Mr. Wren agreed to reduce his annual base salary to $1 and forgo any other incentive compensation through the end of fiscal year 2028. These changes are intended to drive long-term shareholder value creation.

■    For our other eligible NEOs, we (i) established challenging quantitative performance metrics that align with our business strategy and support alignment between Company performance and pay outcomes, which determined 50% of our 2025 Annual Incentive Award, and (ii) determined the other 50% of our 2025 Annual Incentive Award by assessing certain qualitative performance metrics tied to the successful closing of the IPG transaction, the integration of IPG and individual performance.

■    We sustain competitive compensation levels.

See page 42 for further information

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PROXY SUMMARY

EXECUTIVE COMPENSATION HIGHLIGHTS

CHAIRMAN AND CEO COMPENSATION REDESIGN

The Compensation Committee recognized the strategic importance of securing Mr. Wren’s continued leadership through this period of unprecedented transformational change, integration and opportunity and entered into an amended and restated employment agreement with Mr. Wren, pursuant to which he agreed to extend his employment as Omnicom’s Chairman and Chief Executive Officer through December 31, 2028, at which point he would continue as Executive Chairman of the Board. During this time, the Lead Independent Director and Board will work with Mr. Wren to identify his successor as CEO to ensure a smooth succession process. In connection with his amended and restated employment agreement, the Board (upon recommendation of the Compensation Committee) granted Mr. Wren a special award of stock options, and Mr. Wren agreed to reduce his annual base salary to $1 and forgo any other cash or equity incentive compensation through the end of fiscal year 2028. These changes are intended to drive long-term shareholder value creation and, as a result, his incentive compensation will be completely at-risk and dependent on Omnicom’s future stock price.

OTHER NEO ANNUAL INCENTIVE AWARD DESIGN

The chart below outlines the metrics used in determining our Annual Incentive Award for 2025 for our NEOs, other than our Chairman and CEO. The program is discussed in greater detail below in the section entitled “Calculation of Annual Incentive Award” on page 56.

Metrics to calculate 2025 Annual Incentive Award

25% Peer Metrics (performance vs. peers):

■    Adjusted return on equity, organic growth, adjusted operating margin, organic growth plus adjusted operating margin

25% Performance Metrics (performance vs. internal OMC targets):

■    Adjusted diluted EPS growth, adjusted EBITA margin, organic growth

50% Qualitative Metrics:

■    Individual NEO performance (including actions taken to ensure the successful closing of the IPG transaction and drive integration)

10 2026 Proxy Statement

PROXY SUMMARY

Compensation Best Practices

  Emphasis on performance-based compensation

  Executive and director stock ownership guidelines (6x base salary for Chairman and CEO and for Co-Presidents and Co-COOs; 3x base salary for CFO; 5x annual cash retainer for directors)

  Policy adopting equity grant best practices

  Compensation recovery (i.e., clawback) policy in compliance with U.S. Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) rules

  Policy prohibiting hedging of Company equity securities

  Policy prohibiting pledging and margin transactions

ITEM 3: Ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2026

The Board recommends a vote FOR this voting item.
See page 77 for further information

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12 2026 Proxy Statement

PROXY STATEMENT

ITEM 1 — ELECTION OF DIRECTORS

Omnicom Board of Directors

The Board of Directors (the “Board”) of Omnicom Group Inc., a New York corporation (“Omnicom,” the “Company,” “we,” “us” or “our”), currently consists of 14 directors: 12 independent directors, John D. Wren, our Chairman and Chief Executive Officer, and Philippe Krakowsky, our Co-President and Co-Chief Operating Officer. Each director stands for election annually and is elected by a majority of votes cast (in an uncontested election). Our Board values the views of our investors regarding board composition and, in response to investor input, has made board refreshment a priority. In connection with our acquisition of IPG, three former directors of IPG joined our Board in November 2025, including Mr. Krakowsky, who served as IPG’s Chief Executive Officer prior to the acquisition.

■    Our Board refreshment process, together with the addition of three former IPG directors in connection with our acquisition of IPG, has resulted in six of our director nominees joining the Board since 2022, bringing new perspectives, important insights and complementary skills to the Board’s overall composition. The most recent appointment of three directors from the former IPG Board brings critical insight into IPG’s businesses and the broader industry, enhancing Omnicom’s strategic oversight and supporting effective oversight of the integration of the combined company.

   Philippe Krakowsky, the former Chief Executive Officer of IPG, joined our Board on November 26, 2025.

   Patrick Q. Moore, the Chief Executive Officer of Opry Entertainment Group, joined our Board on November 26, 2025.

   E. Lee Wyatt Jr., the former Senior Vice President and Chief Financial Officer of Fortune Brands, joined our Board on November 26, 2025.

   Cassandra Santos, the Chief Technology Officer at Caliber, joined our Board and Finance Committee on January 1, 2024 and was appointed to the Governance Committee in May 2025.

   Two additional independent directors joined our Board in 2022, reflecting robust Board refreshment and contributing new director skills and perspectives to our Board.

■    The Board anticipates appointing additional independent directors on an ongoing basis.

As we continue our ongoing Board refreshment, we remain focused on ensuring a smooth transition and onboarding process for new directors, with the direct involvement of our Lead Independent Director in the onboarding process.

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ITEM 1 — ELECTION OF DIRECTORS

DIRECTOR TENURE

A balanced mix of fresh perspectives and institutional knowledge enables strong Board oversight of management. The 2026 director tenure chart below illustrates this balance and reflects the meaningful board refreshment that has been underway over the last several years.

Current Tenure of 2026 Nominees

QUALIFICATIONS OF THE MEMBERS OF THE BOARD

In determining the nominees for the Board, our Governance Committee considers the criteria outlined in our Corporate Governance Guidelines, including a nominee’s independence, his or her background, skills and experience in relation to other members of the Board, and his or her ability to commit the time and focus required to discharge Board duties. In addition, our Governance Committee considers the composition of the Board as a whole and the range of perspectives present thereon, including skills, professional experiences, backgrounds and viewpoints. The Governance Committee considers a broad spectrum of skills and experience to promote a strong and effective Board, and nominees are neither chosen nor excluded solely or largely based on any one factor.

Our Board seeks to align our directors’ collective expertise with those areas most important to strong oversight of management at Omnicom. Accordingly, we periodically evaluate Board composition to help inform Board refreshment efforts, maintain close alignment between Board skills and Omnicom’s long-term strategy, and promote Board effectiveness. We have implemented a rigorous skills analysis for each of our directors and have found that those skill categories with the highest aggregate level of director experience, namely Technology, Talent Management, Finance & Accounting, and Risk Management & Controls, align with the areas most critical to Board oversight at Omnicom. The chart below outlines the skill and experience categories our Board periodically evaluates, as well as the importance of each category to overall Board effectiveness.

Strategic Planning

Our Board’s ability to effectively review and assess the long-term strategic priorities developed by management, as well as management’s execution against those priorities, is fundamental to our capacity to grow, innovate and create shareholder value.

Finance & Accounting

Financial and accounting expertise is essential to promoting the integrity of our internal controls, critically evaluating our performance, and providing insight and counsel with respect to our financial reporting, capital structure and approach to capital allocation.

Industry Experience

Directors with experience relevant to our industry are well-suited to help guide the Company in key areas of our business such as media, commerce, consulting, precision marketing, advertising, production, health, public relations, branding, and experiential, and to assess growth opportunities, whether organic or through acquisitions.

Risk Management & Controls

Robust risk management is a foundational component of strong Board oversight, and we believe that the Board must include directors who possess a sophisticated ability to understand, measure and mitigate risk.

14 2026 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

Talent Management

Our ability to attract and retain the most talented professionals is fundamental to the success of a professional services business such as ours, and the Board’s oversight function is particularly critical with respect to succession planning for our senior leadership team, and human capital management.

Technology

Technological experience enables our directors to provide important insight regarding digital transformation and technological innovation, including generative AI, and matters related to our information security and technology systems, including cybersecurity and data privacy, as we navigate a time of rapid technological advancement industry wide.

CEO Experience

We believe that experience serving as a CEO enables directors to contribute deep insight into business strategy and operations, positioning the Board to serve as a valuable thought leader and challenge key assumptions while overseeing management.

Legal / Regulatory

Our Board must be able to effectively evaluate Omnicom’s legal risks and obligations, as well as the complex, multinational regulatory environments in which our businesses operate, to help protect Omnicom’s reputational integrity and promote long-term success.

International Business

Because of Omnicom’s global scale, it is key for our directors to bring experience in international markets and business operations, so that our Board is well-positioned to oversee global strategies and evaluate opportunities for growth outside of the U.S.

Public Company Board Experience	Through their experience serving on the boards of other large publicly traded companies, directors bring a valuable understanding of board functions and effective independent oversight.

In addition to possessing the skills discussed above, each of our directors must also demonstrate sound judgment, integrity of thought, ethical behavior, critical insight into Omnicom’s businesses, the ability to ask challenging questions of management, and a healthy respect for their fellow Board members.

2026 DIRECTOR NOMINEES: 14 TOTAL

Independence: 12 of our director nominees are independent

2026 DIRECTOR NOMINEES

The current 14 members of the Board have been nominated to continue to serve as directors for the upcoming year. All of the director nominees have been recommended for election to the Board by our Governance Committee and approved and nominated for election by the Board. We periodically engage a third-party search firm to assist with the evaluation of director candidates. Mr. Krakowsky was designated by IPG, and Messrs. Moore and Wyatt were proposed by IPG and agreed to by Omnicom, in connection with the merger agreement among the Company, EXT Subsidiary Inc., and IPG, dated as of December 8, 2024.

The Board has no reason to believe that any of the nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board may, prior to the meeting, select a substitute nominee or undertake to locate another director after the meeting. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the substitute nominee.

The Board UNANIMOUSLY recommends that shareholders vote FOR all nominees.
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ITEM 1 — ELECTION OF DIRECTORS

John D. Wren Age 73 Director since 1993

PROFESSIONAL EXPERIENCE:

Mr. Wren is Chairman and Chief Executive Officer of Omnicom. He was named Chief Executive Officer in 1997 and elected Chairman in 2018. Mr. Wren also served as President of Omnicom for 22 years, having been appointed to that role in 1996. Under his direction, Omnicom has become the world’s leading marketing and sales company, and a premier global provider of data-inspired, creative marketing and sales solutions with one of the best leadership teams in our industry. Mr. Wren was part of the team that created Omnicom in 1986, and was appointed Chief Executive Officer of Omnicom’s Diversified Agency Services division in 1990.

KEY SKILLS AND QUALIFICATIONS:

Through the positions he has held at Omnicom, Mr. Wren possesses a combination of broad strategic vision and extensive industry knowledge that is fundamental to the Board’s oversight role and uniquely positions him to serve as Chairman. Mr. Wren led Omnicom’s successful acquisition of IPG, creating the world’s leading marketing and sales company and positioning Omnicom for intelligent growth in the next era. Mr. Wren’s comprehension of Omnicom, its businesses, its clients and its people is invaluable to the Board’s mix of skills and enables him to provide critical insights to the Board. Mr. Wren has also designed and implemented a significant organizational realignment of Omnicom’s businesses and management, and his leadership in the boardroom greatly enhances the Board’s ability to oversee the development of strategy and guide Omnicom’s future success in an industry that is experiencing rapid change, disruption and market-wide technological advancements. As the former Chief Executive Officer of Omnicom’s Diversified Agency Services division, Mr. Wren has tremendous advertising, marketing and corporate communications experience. Under his leadership, Diversified Agency Services grew to become Omnicom’s largest operating group, comprised of companies in a wide array of communication disciplines ranging from public relations to branding. Mr. Wren’s deep understanding of our industry gained through his extensive experience, long-term relationships with key clients, and his relationships with key management around the world contribute to robust Board discussions on a variety of topics central to Omnicom’s success, including identifying competitive advantages, retaining top talent and navigating relationships with our most important clients. Mr. Wren is also a member of the International Business Council of the World Economic Forum, and as such, he has direct exposure to the dynamic issues facing a myriad of international companies. This exposure is a valuable asset to Omnicom and enhances the Board’s ability to judiciously oversee management of Omnicom’s own complex global businesses.

16 2026 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

Mary C. Choksi Age 75 Director since 2011 Lead Independent Director, Chair of the Audit Committee and Member of the Compensation Committee

PROFESSIONAL EXPERIENCE:

From 1987 to 2017, Ms. Choksi was a founding partner and Senior Managing Director of Strategic Investment Group, an investment management enterprise, which designs and implements global investment strategies for large institutional and individual investors. In addition, Ms. Choksi is a Trustee of a number of funds in the Franklin Templeton Funds family. Ms. Choksi was also a founder and, until May 2011, a Managing Director of Emerging Markets Management LLC, which manages portfolios of emerging market equity securities, primarily for institutional investors. Prior to 1987, Ms. Choksi worked in the Pension Investment Division of the World Bank.

OTHER PUBLIC COMPANY BOARDS:

Ms. Choksi is a director and Chair of the Finance Committee of White Mountains Insurance Group, Ltd., a company whose principal businesses are conducted through its insurance subsidiaries and other affiliates.

KEY SKILLS AND QUALIFICATIONS:

With her extensive investment management experience, Ms. Choksi brings to the Board a sophisticated comprehension of the financial matters inherent to running a global business enterprise. It is central to Omnicom’s growth and successful financial performance that the Board’s knowledge base includes Ms. Choksi’s understanding of the utilization of assets to generate growth. Ms. Choksi was a founding partner and Senior Managing Director of the investment management enterprise Strategic Investment Group and a founder, and, until May 2011, a Managing Director of Emerging Markets Management, which manages portfolios of emerging markets securities, primarily for institutional investors. As such, Ms. Choksi has the highest level of experience managing assets, evaluating investment risk, developing investment strategies and determining the optimal use of corporate assets. Ms. Choksi also has considerable experience as a member of the board, and finance and audit committees of other public companies. The breadth of Ms. Choksi’s professional experience and her extensive board experience are valuable components of our overall mix of director skills. Together with Ms. Choksi’s Omnicom board tenure and Audit Committee leadership, this experience significantly contributes to her Lead Independent Director role and enhances Omnicom’s shareholder engagement initiative in which Ms. Choksi directly participates. In addition, Ms. Choksi’s career includes 10 years of experience at the World Bank, primarily working in the Bank’s development arm focusing on projects in South and Southeast Asia. Through this role, Ms. Choksi acquired a keen appreciation of the many challenges facing a multinational institution as it navigates foreign markets and hones its global investment strategies. Collectively, Ms. Choksi’s experience and learning also greatly enhance the function of Omnicom’s Audit Committee on which Ms. Choksi serves as Chair.

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ITEM 1 — ELECTION OF DIRECTORS

Leonard S. Coleman, Jr. Age 77 Director since 1993 Chair of the Governance Committee and Member of the Compensation Committee

PROFESSIONAL EXPERIENCE:

Mr. Coleman was Senior Advisor, Major League Baseball, from 1999 through 2005. Previously, he was Chairman of Arena Co., a subsidiary of Yankees/Nets, until September 2002. Before that, he was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Additionally, Mr. Coleman was previously a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, Mr. Coleman served as Commissioner of both the New Jersey Department of Community Affairs and Department of Energy, and Chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. Mr. Coleman was also the Vice Chairman of the State Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. He has also served as President of the Greater Newark Urban Coalition and worked in a management consulting capacity throughout Africa.

OTHER PUBLIC COMPANY BOARDS:

Mr. Coleman served as a director of Hess Corporation until it was acquired by Chevron Corporation in July 2025. Mr. Coleman also served as a director of Electronic Arts Inc. and Santander Consumer USA Holdings Inc. during the last five years.

KEY SKILLS AND QUALIFICATIONS:

Mr. Coleman brings a diverse array of senior-level business experience to the Board, enhancing the effectiveness of its independent oversight of management. The experience acquired throughout Mr. Coleman’s career includes more than a decade of senior management experience in Major League Baseball, including as President of the National League. Mr. Coleman’s qualifications also include service on the boards of several large public companies, providing him with a sophisticated understanding of the operational and financial aspects of businesses, both domestic and international. The breadth of Mr. Coleman’s leadership experience, coupled with his extensive public company board experience, provides him with the skills and judgment that make him an extremely effective Chair of the Governance Committee. Further, Mr. Coleman has extensive government and finance experience having served as Commissioner of the New Jersey Department of Community Affairs where his responsibilities included overseeing all local and county budgets. As Commissioner of New Jersey’s Department of Energy, he developed energy policy for the state. In addition, Mr. Coleman was Chairman of the Hackensack Meadowlands Development Commission developing zoning regulations for the area and also lived overseas for several years serving as a management consultant. Collectively, these roles have imbued Mr. Coleman with a keen sense of managing risks in a variety of capacities and sectors, which is a critical skill for service as a director.

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ITEM 1 — ELECTION OF DIRECTORS

Mark D. Gerstein Age 66 Director since 2022 Member of the Audit and Finance Committees

PROFESSIONAL EXPERIENCE:

Mr. Gerstein served as a partner at Latham & Watkins LLP from 1996 until December 31, 2022, holding leadership positions, including global Chair of the Mergers & Acquisitions group, where he helped build the Latham & Watkins M&A Practice into a U.S. and global leader for public company transactions. He has counselled the directors and officers of Fortune 500 companies and other public companies on corporate governance, investor relations, crisis management, domestic and cross-border mergers and acquisitions, and other strategic and capital markets matters. From 1984 to 1996, Mr. Gerstein was a corporate partner at Katten Muchin Rosenman, an AmLaw 100 law firm, advising directors and owners of private and public companies on a variety of corporate matters. Since April 2023, Mr. Gerstein has served as a Senior Advisor to PJT Partners, a global, advisory-focused, investment bank. In addition, Mr. Gerstein was Chair and is currently a Board member of Youth Guidance, which works with children in urban public schools in Chicago and nationally. Mr. Gerstein also served as Co-Chair of the University of Michigan’s Dean’s Advisory Council at the School of Literature, Science and the Arts, and serves on the Executive Committee of The Ravinia Festival.

KEY SKILLS AND QUALIFICATIONS:

Having served as a partner in the Mergers & Acquisitions group at Latham & Watkins, a leading global law firm, from 1996 until 2022, Mr. Gerstein brings the highest level of legal expertise and judgment to the Board. Mr. Gerstein possesses a deep understanding of the intricacies of corporate law and a tremendous knowledge of corporate governance best practices, both of which are key components of the Board’s overall mix of skill sets. Through his many years of experience advising public companies on a wide array of domestic and cross-border mergers and acquisitions, Mr. Gerstein has developed a formidable ability to support and oversee management’s execution on transactional opportunities for driving strategic growth. While serving more than a decade as a global Chair of Latham’s M&A practice, Mr. Gerstein played a key role in building the firm’s M&A practice into a U.S. and global leader, evidencing the value of his contribution to the Board’s collective oversight of management’s strategies for amplifying Omnicom’s business. In his role as a senior law firm partner, Mr. Gerstein has provided critical guidance to many company boards regarding crisis management situations, an important facet of the Board’s aggregation of skills. Mr. Gerstein also has extensive experience advising clients on investor relations and engagement, including on capital allocation matters, which contributes significantly to the Board’s support and oversight of management’s robust shareholder engagement efforts. With these many years of experience counselling the directors and officers of Fortune 500 companies and other public companies on a broad spectrum of legal and regulatory matters, Mr. Gerstein also possesses a sophisticated ability to gauge the legal and regulatory risks navigated by senior leadership of public companies such as Omnicom. Mr. Gerstein’s extensive mergers and acquisitions and capital allocation experience is not only a tremendous asset for the Board, but is also particularly valuable to his service as a member of the Company’s Finance Committee.

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ITEM 1 — ELECTION OF DIRECTORS

Ronnie S. Hawkins Age 57 Director since 2018 Member of the Compensation and Governance Committees

PROFESSIONAL EXPERIENCE:

Mr. Hawkins is a Partner of Global Infrastructure Partners, a part of BlackRock, and has been with such company since April 2018. Global Infrastructure Partners is an infrastructure-focused private equity firm with over $176 billion of assets under management. In this role, Mr. Hawkins focuses on international infrastructure investments. Until April 2018, Mr. Hawkins was a Managing Director, Head of International Investments and member of the Investment Committee of EIG Global Energy Partners, which he joined in 2014. From 2009 to 2013, Mr. Hawkins was an Executive Vice President of General Electric where he led GE Energy’s Global Business Development activities and served as Chair of the GE Energy Investment Committee. Prior to that, Mr. Hawkins spent 19 years as a senior member of the investment banking departments at Citigroup and Credit Suisse, completing corporate advisory assignments in over 50 countries, including mergers, acquisitions, divestitures and restructurings. Mr. Hawkins has also led numerous corporate financings for large companies including equity, debt and structured financings.

KEY SKILLS AND QUALIFICATIONS:

Mr. Hawkins has extensive strategic planning and corporate advisory experience developed over many years as an investment banker, corporate executive and most recently as a Partner of Global Infrastructure Partners. With a focus on investments outside of the U.S., Mr. Hawkins possesses an in-depth understanding of the complex regulations governing international business operations and contributes the highest level of international experience to the Board’s mix of skill sets. Mr. Hawkins also served as a senior executive at General Electric for several years where he managed acquisitions, divestitures and joint ventures while leading GE Energy’s Global Business Development activities. Having structured and overseen a great number of business transactions encompassing varied and complex business strategies, Mr. Hawkins has honed an acute understanding of strategic planning, business operations and the role of management. This background and knowledge serves as a key component of the Board’s effective oversight of Omnicom and its management. Having held several senior positions at Citigroup and Credit Suisse leading corporate financings and advising public companies on large transactions, Mr. Hawkins brings valuable investment banking expertise to the Board. Through his considerable experience advising corporate clients, Mr. Hawkins has developed an expert knowledge of corporate compliance best practices which is additive to his service on the Governance Committee and strengthens its oversight of related risks. The experience gained through advising clients on mergers, acquisitions and other strategic corporate transactions provides Mr. Hawkins with a sophisticated ability to evaluate businesses and discern opportunities for growth that greatly enhances the collective skills of the Board.

20 2026 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

Deborah J. Kissire Age 68 Director since 2016 Chair of the Finance Committee and Member of the Audit Committee

PROFESSIONAL EXPERIENCE:

Ms. Kissire held multiple senior leadership positions at EY during her career from 1979 to 2015, serving most recently as Vice Chair and Regional Managing Partner, member of the Americas Executive Board and member of the Global Practice Group. Other positions held include the U.S. Vice Chair of Sales and Business Development and National Director of Retail and Consumer Products Tax Services. Throughout her career at EY, Ms. Kissire’s leadership skills and vision were leveraged for strategic firm initiatives and programs.

OTHER PUBLIC COMPANY BOARDS:

Ms. Kissire is a director and Chair of the Audit Committee of Cable One, Inc., a company that provides customers with cable television, high-speed Internet and telephone services, and a director, Chair of the Nominating and Corporate Governance Committee and member of the Compensation Committee of Axalta Coating Systems Ltd., a manufacturer of liquid and powder coatings. Ms. Kissire also serves as a director, Chair of the Audit Committee and member of the Nominating and Corporate Governance Committee of Celanese Corporation, a global chemical and specialty materials company that engineers and manufactures a wide variety of products.

KEY SKILLS AND QUALIFICATIONS:

Ms. Kissire brings several key skills to the Board’s overall mix of knowledge and experience. Throughout a career of 36 years at EY, an internationally recognized accounting firm, Ms. Kissire distinguished herself in a variety of roles. She gained extensive experience serving in senior positions at EY and developed a sophisticated ability to gauge risk in financial, accounting and tax matters. Under Ms. Kissire’s leadership, the size of EY’s Mid-Atlantic practice more than doubled. Through her experience and leadership capabilities, Ms. Kissire has proven herself to possess not only an in-depth understanding of the global financial and taxation regulations facing a business such as Omnicom, but also a keen understanding of how to effectively grow a complex business. Ms. Kissire’s strategic vision and significant financial expertise are a tremendous asset to Omnicom’s Finance Committee, of which she is the Chair. Among her leadership roles at EY, Ms. Kissire served as an executive advisor for the firm’s offering in Cyber Economic Security, giving her a unique perspective on digital vulnerabilities and methods of preventing and mitigating cyber-attacks. Taken together, these skills comprise an important component of the Board’s aggregation of skill sets and make Ms. Kissire an extremely effective member of the Board and Audit Committee and Chair of the Finance Committee. Further, Ms. Kissire also serves as a director of other public company boards, including serving as Chair of audit and nominating and corporate governance committees.

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ITEM 1 — ELECTION OF DIRECTORS

Philippe Krakowsky Age 63 Director since 2025

PROFESSIONAL EXPERIENCE:

Mr. Krakowsky is Co-President and Co-Chief Operating Officer of Omnicom, a role he assumed in November 2025 upon closing of Omnicom’s acquisition of IPG. Prior to that, Mr. Krakowsky served as Chief Executive Officer of IPG since January 2021. He previously served as IPG’s Chief Operating Officer beginning in September 2019, managing business operations across IPG, with direct oversight of IPG’s Media, Data and Technology offerings including IPG Mediabrands, Acxiom, Kinesso and Matterkind, as well as IPG’s independent companies including Carmichael Lynch, Deutsch, Hill Holliday, Huge and R/GA. During that time, Mr. Krakowsky was also Chair of IPG Mediabrands. Before taking on the Chief Operating Officer role at IPG, Mr. Krakowsky was IPG’s Chief Strategy and Talent Officer, spent a number of years as CEO of Mediabrands, and also served as interim-CEO of FCB.

OTHER PUBLIC COMPANY BOARDS:

Mr. Krakowsky served as a director of The Interpublic Group of Companies, Inc. from 2021 until its acquisition by Omnicom in November 2025.

KEY SKILLS AND QUALIFICATIONS:

Mr. Krakowsky contributes a variety of key skills to our Board, including the highest level of industry experience based on his CEO experience at IPG. Having served as CEO and a director of IPG until its acquisition by Omnicom, Mr. Krakowsky brings a comprehensive understanding of the IPG companies, their businesses, clients, and leadership to the Board. Such knowledge is an asset to the Board’s integration oversight for the go-forward combined company. Having overseen Acxiom and IPG’s other technology offerings, Mr. Krakowsky brings a sophisticated ability to evaluate opportunities for technology and innovation. Mr. Krakowsky’s demonstrated leadership as CEO of IPG, as well as his previous role as IPG’s COO, and his various leadership positions at IPG and its agencies, provides the Board with a unique and valuable perspective on a variety of key strategic and operational issues. Over the course of his 24-year tenure at IPG, Mr. Krakowsky led the strategy, talent, communications and business development functions, a professional background that will contribute significantly to the Board’s oversight of management’s strategic plans. Mr. Krakowsky was also IPG’s Chief Strategy and Talent Officer, where he oversaw key functions vital to development and growth. Collectively, this experience is highly additive to the boardroom and the evaluation of strategic priorities across the full spectrum of Omnicom’s businesses. Mr. Krakowsky’s tremendous client experience will also aid the Board’s evaluation of complex service offerings and client relationship dynamics.

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ITEM 1 — ELECTION OF DIRECTORS

Gracia C. Martore Age 74 Director since 2017 Chair of the Compensation Committee and Member of the Audit Committee

PROFESSIONAL EXPERIENCE:

Ms. Martore is the former President and Chief Executive Officer of TEGNA Inc., one of the nation’s largest local media companies formerly known as Gannett Co., Inc., a position she held from October 2011 to June 2017. Ms. Martore held various leadership roles over her 32-year career at TEGNA, including as President and Chief Operating Officer from 2010 to 2011, Executive Vice President and Chief Financial Officer from 2005 to 2010 and Senior Vice President and Chief Financial Officer from 2003 to 2005. Prior to TEGNA, Ms. Martore worked for 12 years in the banking industry. Ms. Martore is also a member of the board of directors and Chair of the Audit Committee of FM Global and is Chair of The Associated Press, for which she also serves as Chair of the Compensation Committee.

OTHER PUBLIC COMPANY BOARDS:

Ms. Martore is the Lead Independent Director and member of the Audit Committee of United Rentals, Inc., the world’s largest equipment rental company. Ms. Martore also served as a director of WestRock Company, now Smurfit WestRock, during the past five years.

KEY SKILLS AND QUALIFICATIONS:

Having served as President and Chief Executive Officer of TEGNA, Ms. Martore brings strong leadership skills, broad strategic vision, financial expertise and proven business acumen to the Board. Ms. Martore’s successful navigation of TEGNA’s strategy through a period of significant technological disruption within its industry strengthens the collective oversight function of the Board as it assesses risk and evaluates strategies regarding technological advances implemented by our agencies. Under her leadership, TEGNA doubled its broadcast portfolio and acquired full ownership of Cars.com. Ms. Martore’s experience running TEGNA adds to the Board the highest level of industry experience and a keen understanding of the media buying perspective, which is a crucial component of Omnicom’s businesses. Ms. Martore also led the separation of TEGNA into two separate publicly traded companies. The strategic vision evidenced by Ms. Martore’s successes in transforming TEGNA and generating value for shareholders is a critical skill for the Board’s overall mix of skill sets. Prior to serving as President and Chief Executive Officer, Ms. Martore served in a variety of leadership roles at TEGNA, including Treasurer, Executive Vice President, Chief Operating Officer and Chief Financial Officer. Ms. Martore’s experience in these varied roles brings significant operational, financial, accounting, and risk management skills to the Board that are directly leveraged through her service as Chair of the Compensation Committee and a member of the Audit Committee. In addition, Ms. Martore’s extensive business and financial expertise enhance the Board’s overall ability to guide business development strategy and oversee management of financial and operational matters. Ms. Martore’s leadership positions at TEGNA, coupled with her service as Chair and member of other public company compensation committees, contributes significantly to her role as Chair of Omnicom’s Compensation Committee and better enables the Board to perform its function of overseeing executive compensation and retention. Ms. Martore also brings to the Board considerable experience serving on the boards and committees of other public companies.

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ITEM 1 — ELECTION OF DIRECTORS

Patrick Q. Moore Age 56 Director since 2025

PROFESSIONAL EXPERIENCE:

Mr. Moore is Chief Executive Officer of the Opry Entertainment Group, a preeminent live entertainment and media company, a position he has held since June 2023. Prior to that, Mr. Moore served as Executive Vice President, North American Retail at Carter’s Inc., a global leader in children’s apparel and related products, from 2019 to 2023, as Executive Vice President, Strategy and Global Channels from 2018 to 2019, and as Executive Vice President, Strategy and Business Development from 2017 to 2018. From 2013 to 2017, Mr. Moore was Executive Vice President, Chief Strategy Officer with YP Holdings, a portfolio company of Cerberus Capital Management, and one of the largest local digital media businesses in the U.S. Before that, Mr. Moore spent more than 10 years at McKinsey & Company, a global management consulting firm, serving as a Partner and leader in the firm’s Consumer Practice. Mr. Moore also led McKinsey’s North American Consumer Digital Excellence initiative while with the firm.

OTHER PUBLIC COMPANY BOARDS:

Mr. Moore served as a director of The Interpublic Group of Companies, Inc. from 2018 until its acquisition by Omnicom in November 2025. In addition, Mr. Moore served as a director of Ryman Hospitality during the last five years.

KEY SKILLS AND QUALIFICATIONS:

Mr. Moore brings a broad spectrum of valuable skills to the Board, including the highest level of relevant industry expertise, including ecommerce, omnichannel, and digital marketing, which are key components of Omnicom’s growth, derived from his experience at a digital media company. Mr. Moore also served on the IPG board for eight years, developing specific domain knowledge of IPG and the broader industry, which will significantly inform the Board’s collective oversight of business strategy and the ongoing integration of IPG. As CEO of the Opry Entertainment Group, Mr. Moore has honed an acute ability to lead a dynamic multi-platform entertainment business through the largest period of growth and profitability in its history. This proven track record of strategic growth acumen will serve as a valuable asset for the Board as Omnicom positions itself to optimize future growth through technology and innovation. Mr. Moore has significant experience managing succession planning, including CEO succession planning oversight, and related knowledge of executive compensation matters, which are key skills for the Board. As a management consulting Partner at McKinsey, Mr. Moore developed valuable perspectives on the challenges and opportunities faced by large scale, global enterprises, including experience and expertise in corporate strategy, M&A and post-merger integration efforts, risk management, financial reporting, and overall governance. Through his various executive roles, Mr. Moore has developed considerable cybersecurity experience dealing with fraud, phishing, and other black hat intrusion efforts like malware, which is highly additive to the Board’s collective skill set. Mr. Moore also brings to the Board experience serving on boards and committees of other public companies.

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ITEM 1 — ELECTION OF DIRECTORS

Patricia Salas Pineda Age 74 Director since 2022 Member of the Governance and Finance Committees

PROFESSIONAL EXPERIENCE:

Ms. Pineda served as Group Vice President of Hispanic Business Strategy for Toyota Motor North America, Inc. from 2013 to October 2016. Prior to that, Ms. Pineda was Group Vice President of National Philanthropy for nine years. During her time at Toyota Motor North America, which she joined in 2004, Ms. Pineda also served as General Counsel and Group Vice President of Administration, Corporate Advertising, Corporate Communications and Diversity. Before that, Ms. Pineda was General Counsel, Vice President of Human Resources, Government and Environmental Affairs, and Corporate Secretary of New United Motor Manufacturing, Inc., where she had worked since 1984. Ms. Pineda also currently serves as chairwoman emeritus of the Latino Corporate Directors Association, of which she is a co-founder.

OTHER PUBLIC COMPANY BOARDS:

Ms. Pineda is a director and member of the Audit and Nominating and Governance Committees of Frontier Group Holdings, Inc., the parent company of Frontier Airlines, and a director, Chair of the Compensation, Culture and Talent Committee, and member of the Audit Committee of Portland General Electric, a utility company. Ms. Pineda also served as a director of Levi Strauss & Company during the last five years.

KEY SKILLS AND QUALIFICATIONS:

With many years of executive leadership experience working in C-Suite roles at Toyota Motor North America, including that of Group Vice President of Hispanic Business Strategy, Ms. Pineda contributes broad strategic vision, sophisticated leadership ability and strong business development acuity to the Board, strengthening its collective oversight of Omnicom’s management. During her distinguished career at Toyota Motor North America, Ms. Pineda also served as Group Vice President of Administration, Corporate Advertising, Corporate Communications and Diversity, roles through which she honed many relevant skills, including a deep understanding of operational matters, valuable industry knowledge and a keen sense of the human capital landscape, each of which is an important aspect of the Board’s oversight mandate. In addition, Ms. Pineda served as Toyota Motor North America’s General Counsel, in which role she developed the highest level of legal and regulatory expertise. This legal and regulatory expertise is fundamental to the Board’s mix of skills, and greatly contributes to the Board’s ability to oversee management of Omnicom’s legal and regulatory risks. Prior to joining Toyota Motor North America, Ms. Pineda served as General Counsel, Vice President of Human Resources, Government and Environmental Affairs, and Corporate Secretary of New United Motor Manufacturing, experience which brings significant corporate governance, environmental sustainability and human capital management know-how to our Board. The strength of judgment derived from having served in her General Counsel roles, coupled with Ms. Pineda’s facility for understanding complex legal, regulatory and compliance issues, considerably adds to her service as a member of Omnicom’s Governance Committee. In the aggregate, Ms. Pineda’s professional experience enhances the Board’s ability to oversee management’s execution against strategic priorities for long-term shareholder value creation. In addition, Ms. Pineda has extensive experience serving on the boards of other public companies.

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ITEM 1 — ELECTION OF DIRECTORS

Linda Johnson Rice Age 68 Director since 2000 Member of the Compensation and Governance Committees

PROFESSIONAL EXPERIENCE:

Ms. Rice is Chief Executive Officer of Johnson Publishing Company, the founding company of EBONY and Jet magazines and Fashion Fair Cosmetics. Ms. Rice joined Johnson Publishing Company in 1980, was elected President and Chief Operating Officer in 1987 and has served as Chairman and Chief Executive Officer from 2002 to present. Johnson Publishing Company filed a voluntary petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code on April 9, 2019.

OTHER PUBLIC COMPANY BOARDS:

Ms. Rice is a director and Chair of the Nominating and Corporate Governance Committee of Enova International, Inc., a provider of online financial services to non-prime consumers and small businesses. Ms. Rice also served as a director of Grubhub Inc. during the last five years.

KEY SKILLS AND QUALIFICATIONS:

Ms. Rice’s deep understanding of advertising and brand management and substantial knowledge of consumer businesses, developed during her tenure with Johnson Publishing Company, brings to the Board valuable insight into Omnicom’s businesses and the concerns of its clients, a matter of paramount importance to Omnicom’s growth. Ms. Rice’s industry expertise is a key Board skill that allows her to contribute a sophisticated oversight capability with respect to the complex business strategies driving Omnicom’s success and underpinning its commitment to long-term shareholder value creation. The experience and knowledge base Ms. Rice developed through her leadership role as Chief Executive Officer of Johnson Publishing Company, in which she oversaw the organization’s largest and most critical business relationships, serves as a valuable component of the Board’s overall mix of business expertise, particularly in light of the importance of client relationships to Omnicom’s continued success. Ms. Rice also has very broad experience through having served for more than 25 years on the boards, audit committees, compensation committees and nominating and governance committees of several other large public companies in a variety of industries. The breadth of this board experience adds to the strength of our Board and contributes to the oversight function of its Compensation and Governance Committees on which Ms. Rice serves.

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ITEM 1 — ELECTION OF DIRECTORS

Cassandra Santos Age 56 Director since 2024 Member of the Governance and Finance Committees

PROFESSIONAL EXPERIENCE:

Ms. Santos is the Chief Technology Officer of Caliber, a position she has held since January 2025. Previously, Ms. Santos served as the Chief Information Officer of Asurion from 2021 to February 2024, where she led a division driving global tech and procurement strategy to develop and support innovative tech products for business growth. Prior to Asurion, Ms. Santos held various technology leadership roles in the finance industry, including, from 2019 to 2021, serving as the Head of Business Process Innovation at AllianceBernstein, and, from 2014 to 2019, as the Chief Information Officer of General Atlantic. Prior to that, Ms. Santos served as a strategic consultant at McKinsey & Company and its private investment subsidiary MIO Partners, advising world class companies on technology innovation and strategy. Ms. Santos serves as a director of Horizon Blue Cross Blue Shield of New Jersey, and as Vice Chair of the Nashville Electric Service Board. In addition, Ms. Santos served as the board chair of the Nashville Technology Council and is or has been on the advisory boards of Zoom, Amazon Web Services, Aiden, Writer, Moveworks, Box, Agio, Masergy, Appirio and Computer Design and Integration. Ms. Santos started her career at NASA, supporting over 20 space shuttle missions, including the first MIR docking and the Hubble Telescope repair missions.

OTHER PUBLIC COMPANY BOARDS:

Ms. Santos is a director of DTE Energy Co., a diversified energy company involved in the development and management of energy-related businesses and services.

KEY SKILLS AND QUALIFICATIONS:

Having served in various technology leadership positions and on the advisory boards of several leading technology companies, Ms. Santos contributes the highest level of technology expertise to our Board’s collective mix of skill sets. Through her senior technology positions, including her current role as Chief Technology Officer at Caliber, Ms. Santos has developed and continues to hone a deep understanding of the shifting technology landscape and rapidly evolving challenges, risks and opportunities central to a company’s technology business strategy. The breadth of Ms. Santos’s professional experience as a strategic leader in technology innovation and information technology enables her to bring to the Board a broad strategic vision encompassing a wide technology spectrum. Her significant technology background and proven business acumen serve as important components of our Board’s collective function of overseeing management’s strategic priorities, particularly in the areas of technology, data privacy and cybersecurity. With extensive private equity and M&A experience derived from having developed M&A strategy for the AllianceBernstein executive team and having led the global technology team at General Atlantic, Ms. Santos brings a sophisticated understanding of M&A strategy and technology businesses to the Board. This technology-focused M&A experience is particularly valuable to her service on the Finance Committee as it oversees executive management’s execution against strategic acquisition priorities in key high-growth areas such as e-commerce and digital technologies.

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ITEM 1 — ELECTION OF DIRECTORS

Valerie M. Williams Age 69 Director since 2016 Member of the Audit and Finance Committees

PROFESSIONAL EXPERIENCE:

Ms. Williams is a former Assurance Managing Partner for EY, a position she held from 2006 to 2016. She joined EY in 1981 and has over 35 years of audit and public accounting experience, serving numerous global and multi-location companies in various industries. Ms. Williams held several senior leadership positions at EY and served on multiple strategic committees, including the firm’s Partner Advisory Council, Inclusiveness Council and Audit Innovation Taskforce. In addition, Ms. Williams serves as Trustee of a number of funds in the Franklin Templeton Funds family.

OTHER PUBLIC COMPANY BOARDS:

Ms. Williams is a director, Chair of the Audit Committee and member of the Safety, Operations, and Resource Committee of Devon Energy Corporation, a leading oil and gas producer in the U.S., and a director, Chair of the Audit Committee and member of the Corporate Governance and Public Policy and Responsibility Committees of DTE Energy Co., a diversified energy company involved in the development and management of energy-related businesses and services.

KEY SKILLS AND QUALIFICATIONS:

Ms. Williams has extensive audit practice experience gained over the course of her career and through this experience has developed risk management skills that are a key component of the Board’s oversight role. The significant financial reporting expertise developed by Ms. Williams through 35 years of audit and public accounting experience serving numerous global and multi-location companies in various industries is a valuable contribution to the Board’s overall mix of skill sets and is particularly additive to Ms. Williams’s service as a member of the Audit Committee. Ms. Williams distinguished herself in various senior roles throughout her career at EY, and successfully grew a large audit practice group through expert oversight of operations and strategy development. These achievements underscore the business expertise and leadership skills that Ms. Williams possesses and that better enable the Board to effectively oversee the growth of Omnicom’s businesses. Omnicom is a global business, and through her experience representing international businesses, Ms. Williams contributes significantly to the Board’s oversight of Omnicom’s multinational strategies for growth. Ms. Williams also served on several important committees at EY, including the Inclusiveness Council and the Audit Innovation Taskforce, and brings to the Board strategic human capital knowledge. Further, Ms. Williams has significant experience serving on other public company boards and audit committees.

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E. Lee Wyatt Jr. Age 73 Director since 2025

PROFESSIONAL EXPERIENCE:

Mr. Wyatt is a former Executive Vice President of Fortune Brands Home & Security, Inc., a consumer home products company, having served in that role from July 2017 until his retirement in December 2017. Prior to that, Mr. Wyatt served as Senior Vice President and Chief Financial Officer of Fortune Brands from 2011 to July 2017. Mr. Wyatt also served as Chief Financial Officer and Executive Vice President of Hanesbrands Inc. (formerly Sara Lee Branded Apparel) from 2005 to 2011. In addition, Mr. Wyatt held various financial roles at Sonic Automotive Inc., including serving as Chief Financial Officer through 2005.

OTHER PUBLIC COMPANY BOARDS:

Mr. Wyatt served as a director of The Interpublic Group of Companies, Inc. from 2017 until its acquisition by Omnicom in November 2025.

KEY SKILLS AND QUALIFICATIONS:

Mr. Wyatt contributes several key capabilities to the Board’s overall mix of skills, chief among them being his deep financial and business expertise developed over many years of experience in the role of Chief Financial Officer of several publicly traded companies in various sectors. Through his extensive executive experience being responsible for all financial aspects of several large business enterprises, Mr. Wyatt brings a valuable perspective to the Board regarding accounting, risk management and auditing matters. This financial acumen is a valuable asset to the Board and will enhance the Board’s ability to oversee management’s capital allocation strategy and corporate finance matters broadly. Mr. Wyatt also served on IPG’s board for a number of years and brings tremendous institutional knowledge regarding IPG’s businesses, which will enhance the oversight of integration and related business strategy. In addition, Mr. Wyatt’s experience in overseeing and managing complex businesses at major global marketers is vital for Omnicom and its strategies for growth. This experience informs the Board’s collective understanding of the marketing client perspective, which is an essential point of view to have represented in the boardroom and to oversee management’s strategies for developing and innovating our connected capabilities and client service offerings. Having been responsible for information technology and cybersecurity functions at several S&P 500 companies, Mr. Wyatt brings relevant technology experience to the Board. Mr. Wyatt also brings to the Board public company board and committee experience.

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ITEM 1 — ELECTION OF DIRECTORS

DIRECTOR INDEPENDENCE

Our non-management directors are Mary C. Choksi, Leonard S. Coleman, Jr., Mark D. Gerstein, Ronnie S. Hawkins, Deborah J. Kissire, Gracia C. Martore, Patrick Q. Moore, Patricia Salas Pineda, Linda Johnson Rice, Cassandra Santos, Valerie M. Williams and E. Lee Wyatt Jr. Our Board has determined that all of our non-management directors are “independent” within the meaning of the NYSE rules, as well as under our Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website at https://www.omc.com. In determining that each of our non-management directors is independent, the Board took into consideration the answers to annual questionnaires completed by each of the directors, which covered any transactions with director-affiliated entities. The Board also considered that Omnicom and its subsidiaries occasionally and in the ordinary course of business, sell products and services to, and/or purchase products and services from, entities (including charitable foundations) with which certain directors are affiliated. The Board determined that these transactions were not material to Omnicom or the entity and that none of our directors had a material interest in the transactions with these entities. The Board therefore determined that none of these relationships impaired the independence of any non-management director. John D. Wren, our Chairman and Chief Executive Officer, and Philippe Krakowsky, our Co-President and Co-Chief Operating Officer, are not independent due to their executive officer positions.

SHAREHOLDER NOMINATION PROCESS

Nominations for directors at our 2027 Annual Meeting of Shareholders may be made only by the Board, or by a shareholder entitled to do so pursuant to the Amended and Restated By-laws of the Company (“By-laws”), not later than the deadlines set forth on page 86 in the section entitled “Shareholder Proposals and Director Nominations for the 2027 Annual Meeting.”

Our By-laws provide that shareholders may present director nominations directly at the annual meeting (and not for inclusion in our proxy statement) by satisfying certain advance notice requirements, and providing information as to such nominee and submitting shareholder as specified in our By-laws. Our By-laws also permit a shareholder or group of up to 20 shareholders owning 3% or more of the Company’s common stock continuously for at least three years to nominate and include in the Company’s proxy statement director candidates constituting up to 20% of the Board, but no less than two, to be considered for election by the holders of the Company’s common stock; provided that the shareholder (or group) and each nominee satisfy the requirements and provide information as to such nominee and submitting shareholder as specified in our By-laws.

You can obtain a copy of the full text of the By-law provisions noted above by writing to our Corporate Secretary at our address listed below in the section entitled “Availability of Certain Documents,” or on our website at https://www.omc.com. Our By-laws have also been filed with the SEC.

The Governance Committee will consider all candidates recommended by our shareholders in accordance with the procedures included in our By-laws and this Proxy Statement. We did not receive any nominee recommendations from shareholders for the 2026 Annual Meeting. Any director candidate recommendations made by shareholders in connection with future meetings that are properly submitted will be considered by the Governance Committee in the same manner as those submitted by the Board or the Governance Committee itself.

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MAJORITY VOTING STANDARD FOR ELECTION OF DIRECTORS

In accordance with our By-laws, directors are elected by a majority of the votes cast in an uncontested election. That means the nominees will be elected if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such nominee. For this purpose, abstentions and broker non-votes will not count as votes cast and will have no effect on the election of directors. Our form of proxy permits you to abstain from voting “for” or “against” a particular nominee. However, shares represented by proxies so designated will count as being present for purposes of determining a quorum but will not count as votes cast and will have no effect on the election of directors. Such proxies may also be voted on other matters, if any, that may be properly presented at the meeting.

If an incumbent nominee is not re-elected, New York law provides that the director would continue to serve on the Board as a “holdover director.” Under our By-laws and a policy adopted by the Board, any incumbent director to become a director nominee must submit an irrevocable resignation, contingent on (a) that person not receiving a majority of the votes cast in an uncontested election, and (b) acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. The Governance Committee of the Board must then consider whether to accept the director’s resignation and make a recommendation to the Board. The Board will then consider the resignation, and within 90 days after the date of certification of the election results, publicly disclose its decision and the reasons for its decision.

A director whose resignation is under consideration may not participate in any deliberation regarding his or her resignation unless none of the directors received a majority of the votes cast in an uncontested election. If the Board accepts a director’s resignation, the Board will then elect a replacement in accordance with the By-laws.

Board’s Role and Responsibilities

STRATEGIC OVERSIGHT

The Board oversees Omnicom’s strategy setting and review process, which is led by the Company’s management team and is focused on execution of a long-term strategy to deliver value to our shareholders. The Board reviews and assesses the strategic priorities developed and implemented by management under the direction of Omnicom’s Chairman and CEO, John Wren. The Board also oversees management succession planning and regularly discusses succession planning for the CEO and other key executive roles. The Board reviews Omnicom’s financial performance throughout the year and evaluates strategy in light of results, with an industry focus that includes peer comparisons and our competitive ability to attract and retain the most talented workforce. The Board has a more detailed discussion, generally over two days annually, which is informed by reports from management on a variety of strategic matters and input regarding strategic goals of Omnicom’s networks and practice areas. At this meeting, the Board receives a comprehensive analysis of the strategies with respect to the multiple business components integral to Omnicom’s comprehensive long-term strategic direction. This meeting also includes management presentations on various important topics such as top clients, M&A strategy, risk management, human capital and succession management, information technology, cybersecurity and our data breach incident plan, and investor relations. The Board also receives timely updates throughout the year on other developing topics relevant to our business, such as emerging technology risk and generative AI, which is overseen by the Board. These timely updates enable our Board to more effectively manage key risks and opportunities within a shifting landscape. Our Board believes this comprehensive process greatly strengthens its ability to effectively oversee management as Mr. Wren and senior leadership drive the future success of our Company.

RISK OVERSIGHT

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. The principal oversight function of the Board and its committees includes understanding the material risks the Company confronts and methods to mitigate or manage those risks. Management is responsible for identifying and assessing the related risks and establishing appropriate risk management practices. Our Board reviews management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

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OUR BOARD OF DIRECTORS

Administers its risk oversight function with respect to our operating risk as a whole, and the Board and its committees meet with management at least quarterly to receive updates with respect to our business operations and strategies, financial results and the monitoring of related risks. The Board also delegates oversight of selected elements of risk to the Audit, Governance, Compensation and Finance Committees:

OUR AUDIT COMMITTEE

Oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting, and the independence of the independent auditors of the Company. The Audit Committee inquires of management and the independent auditors about significant financial risks or exposures and assesses management’s actions in light of any such risks, and also discusses guidelines and policies governing the process by which management of the Company assesses and manages the Company’s exposure to risk. The Audit Committee receives an assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate. The Audit Committee assists the Board with oversight of the Company’s cybersecurity risk management programs and receives periodic updates from management regarding cybersecurity, data privacy and other risks relevant to the Company’s information technology systems. The Audit Committee also assists the Board in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets at least quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function.

OUR GOVERNANCE COMMITTEE

Oversees governance-related risk by working with management to establish Corporate Governance Guidelines and policies applicable to the Company and our management, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees. The Company’s Governance Committee also oversees risk by working with management to adopt codes of conduct and business ethics designed to encourage the highest standards of business conduct and ethics. The Governance Committee also oversees the Company’s climate change initiatives and processes, and receives periodic reports from management on progress against goals and targets.

OUR COMPENSATION COMMITTEE

Oversees compensation-related risk by working with management in the creation of compensation structures that create incentives to encourage a level of risk-taking behavior consistent with the Company’s business strategy.

OUR FINANCE COMMITTEE

Oversees financial, credit and liquidity risk by overseeing our Treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure, capital allocation and long-term liquidity needs, and the implementation of risk mitigating strategies. The Finance Committee also oversees risk related to acquisitions and divestitures.

THE COMPANY’S MANAGEMENT

Responsible for day-to-day risk management. The CEO, CFO and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board committees and to the full Board. Our Treasury, Legal, Controller, Information Technology, and Internal Audit functions work with management at the agency level, serving as the primary monitoring and testing function for company-wide policies and procedures, and managing the day-to-day oversight of risk management strategy for the ongoing business of the Company. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports our approach.

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Shareholder Engagement

SHAREHOLDER ENGAGEMENT

We are strongly committed to shareholder outreach, supported and overseen by the Board, and we believe regular, open communication with our shareholders is important to our long-term success. Ms. Choksi, our Lead Independent Director, actively participates in select investor meetings. Feedback is shared with the Governance and Compensation Committees, as appropriate, as well as with the full Board.

In the fall of 2025, we reached out to shareholders holding 75% of our outstanding shares with an invitation to engage. We spoke to every shareholder that accepted our invitation, which represented an aggregate of 30% of our outstanding shares, in a continued effort to foster a successful shareholder outreach program, establishing and deepening the relationships with the governance teams at many of our largest investors. As in the prior year, Ms. Choksi was a participant in select shareholder engagement. Feedback received during investor engagements continued to be shared with the Board.

We value our investors’ views regarding our Company, as well as their opinions on corporate governance best practice. Shareholder input has informed Board discussions, key decision-making processes and the evolution of our disclosures over time in response to input received. Our Board and management find these engagement conversations constructive and informative, and we will continue our engagement efforts. For a more complete summary of our discussions with shareholders and actions taken by the Board, please refer to pages 8 and 9 of our Proxy Summary.

SHAREHOLDER COMMUNICATIONS WITH BOARD MEMBERS

Interested parties, including shareholders, may communicate (if they wish on a confidential, anonymous basis) with the non-management directors, the Chairs of our Audit, Compensation, Finance and Governance Committees or any individual director (including our Lead Independent Director who presides over the executive sessions of our independent non-management directors) on Board-related issues by writing to such director, the applicable committee chair or to the non-management directors as a group c/o Corporate Secretary at Omnicom Group Inc., 280 Park Avenue, New York, New York 10017. The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

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Board Leadership Structure

LEAD INDEPENDENT DIRECTOR, CHAIRMAN AND CEO ROLES

Our Governance Committee, as well as the full Board when appropriate, regularly evaluates the leadership structure of our Board to determine what governance arrangements are most appropriate for the Company and shareholders. The Executive Chairman structure supported an optimal leadership transition in our last CEO succession, and the Board believes that it is important to maintain flexibility to determine the appropriate leadership structure based on Company circumstances at the time, and that our directors are best positioned to lead this evaluation given their unique insight into Omnicom’s business, leadership team, culture, opportunities and challenges. Our Board is currently led by a Lead Independent Director, our Chairman and CEO, and four independent committee chairs. The Board believes this to be the optimal Board leadership structure for Omnicom at present, combining strong independent leadership with the benefits of having our CEO chair Board meetings in which strategic business matters are routinely discussed.

The Board strongly believes that it is critical to the success of our Company that our CEO, Mr. Wren, serve as Chairman at this time. The Board also understands the importance of providing clarity for shareholders into its strategy around executive leadership structure and succession. In 2025, Omnicom entered into an amended and restated employment agreement with Mr. Wren, pursuant to which he agreed to extend his employment as Omnicom’s Chairman and CEO until the end of 2028, at which point he would continue as Executive Chairman of the Board. During this time, the Lead Independent Director and the Board will work with Mr. Wren to identify his successor as CEO to ensure a smooth succession process.

The Board evaluates a range of factors in determining its leadership structure, including the complexity of our business, our ongoing organizational realignment, our robust Lead Independent Director role, and feedback from our shareholders regarding Omnicom’s leadership structure.

■    Business Complexity: The Board considers the complex nature of our Company and our business, and that the success of a professional services business such as ours is based on retaining the most talented individuals to best serve our clients. Ensuring executive-level continuity in the CEO and Chairman roles at this time is integral to supporting the transition of hundreds of client relationships, which have been built on trust and support over many years.

■    Organizational Realignment: The Board takes into consideration our Company’s organizational realignment, which Mr. Wren designed and implemented to successfully guide Omnicom through a time of rapid change and disruption within our industry. Market-wide acceleration of technological advances and a shifting competitive landscape that affect Omnicom’s businesses underscore the importance of the changes to Omnicom’s networks and practice areas and the reconstituted reporting structure that Mr. Wren has spearheaded. Mr. Wren’s focus is on leveraging the Company’s existing client service matrix organizational structures to build a best-in-class leadership team and continue to position Omnicom for sustainable long-term growth in an increasingly complex global landscape. As we undergo further strategic realignment, Mr. Wren’s guidance and leadership will continue to be critical. Further, the Board believes that the combined role, balanced by a strong Lead Independent Director position, will facilitate close coordination between management and the Board and help accelerate the ongoing progress of Omnicom’s realignment initiatives.

■    Robust Lead Independent Director Role: Our Lead Independent Director role at Omnicom has evolved to include significant responsibilities, similar to those typically overseen by an independent Chairman (see page 35 for a full list of these responsibilities). The Board annually reviews the responsibilities assigned to the Lead Independent Director role, and in February 2023, the Board enhanced the already robust responsibilities assigned to this role to include:

■    leading director recruitment, mentoring and development;

■    collaborating with the Board Chairman and committee chairs to oversee coordinated coverage of responsibilities across committees and the effective functioning of committees; and

■    coordinating feedback to the CEO on behalf of independent directors.

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■    Shareholder Feedback: The Board carefully considers shareholder perspectives on Omnicom’s leadership structure through extensive engagement conducted annually. Omnicom reached out to shareholders representing 75% of our outstanding shares in the fall of 2025 and engaged with every shareholder who accepted our invitation, which represented an aggregate of 30% of our outstanding shares. During discussions with our shareholders, the vast majority expressed support for our combined Chairman and CEO positions at this time – particularly in light of our strong Lead Independent Director role.

While the Board is confident that this leadership structure is best suited to the current needs of the business, the Board remains committed to rigorously evaluating Omnicom’s leadership structure each year and to gathering shareholder feedback on this matter through ongoing engagement.

LEAD INDEPENDENT DIRECTOR

Our Board is committed to improving the Company’s corporate governance practices, and we have significantly enhanced the responsibilities of our Lead Independent Director to strengthen the Board’s independent oversight of management, most recently enhancing and adding to the list of responsibilities in February 2023. Currently, our Lead Independent Director also serves as Chair of the Audit Committee. In addition to the responsibilities common to all directors, our Lead Independent Director’s other duties, which the Board continues to evaluate through engagement with shareholders, include:

■    Preside at executive sessions of the independent directors;

■    Preside at all meetings of the Board at which the Chairman is not present;

■    Serve as principal liaison between the independent directors and the Chairman and CEO;

■    Lead director recruitment, mentoring and development;

■    Collaborate with the Board Chairman and committee chairs to oversee coordinated coverage of responsibilities across committees and the effective functioning of committees;

■    Coordinate feedback to the CEO on behalf of independent directors;

■    Oversee the annual Board and committee evaluations;

■    Participate in developing agendas for Board meetings, with the authority to add agenda items;

■    Approve the schedule of Board meetings, with the authority to call meetings of independent directors;

■    Oversee conflicts of interest process for all directors, including the Chairman and CEO;

■    Advise the Chairman, including providing input as to the quality, quantity and timeliness of information provided to the Board;

■    Engage and consult with shareholders as part of our shareholder engagement process; and

■    Perform such other duties as the Board may from time to time delegate.

We believe that this leadership structure enhances the accountability of the Chairman and CEO to the Board and strengthens the Board’s independence from management.

LEAD INDEPENDENT DIRECTOR DESIGNATION

On the recommendation of the Governance Committee, the independent members of our Board designate the Lead Independent Director annually. In May 2025, the independent members of our Board re-elected Mary C. Choksi to serve as the Company’s Lead Independent Director.

Ms. Choksi has unfailingly proven herself to be a strong and dedicated Board leader throughout her tenure on our Board, and she has been an extremely effective Chair of our Audit Committee since assuming that role in 2018. Ms. Choksi possesses extensive public company board experience, and is an intelligent decision-maker whose integrity and values align perfectly with the important role of Lead Independent Director. Ms. Choksi has participated in shareholder engagement since assuming the Lead Independent Director role on January 1, 2024.

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BOARD OPERATIONS AND COMMITTEE STRUCTURE

Our Board met 10 times during 2025. The Board generally conducts specific oversight tasks through committees so that the Board as a whole can focus on strategic matters and those particular tasks that by law or custom require the attention of the full Board. Our Board has established four standing committees, functioning in these areas, as explained more fully below:

■    audit and financial reporting

■    management/compensation

■    corporate governance

■    finance and acquisitions/divestitures

Each of the committees operates under a written charter recommended by the Governance Committee and approved by the Board. The Board operates pursuant to our Corporate Governance Guidelines. Each Board committee is authorized to retain its own outside advisors. Our Corporate Governance Guidelines and committee charters, which have been approved by the Board, are posted on our website at https://www.omc.com. The table below provides current membership for each Board committee.

Director	Audit	Compensation	Governance	Finance
Mary C. Choksi
Leonard S. Coleman, Jr.
Mark D. Gerstein
Ronnie S. Hawkins
Deborah J. Kissire
Philippe Krakowsky
Gracia C. Martore
Patrick Q. Moore
Patricia Salas Pineda
Linda Johnson Rice
Cassandra Santos
Valerie M. Williams
John D. Wren
E. Lee Wyatt Jr.
Number of Meetings in 2025	11	12	6	7

     Member

      Chair

AUDIT COMMITTEE

The Audit Committee’s purpose is to assist the Board in carrying out its financial reporting and oversight responsibilities, including oversight of risk as described in “Risk Oversight” beginning on page 31 above. In this regard, the Audit Committee assists the Board in its oversight of (a) the integrity of our financial statements, (b) compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent auditors, and (d) the performance of our internal audit function and independent auditors. Furthermore, the Audit Committee prepares the report included below in the section entitled “Audit Committee Report.” The Audit Committee also has the power to retain or dismiss our independent auditors and to approve their compensation.

The Board has determined that each member of our Audit Committee is “independent” within the meaning of both the rules of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of our Audit Committee is “financially literate,” has “accounting or related financial management expertise,” and, other than Mark D. Gerstein, is an “audit committee financial expert,” as such qualifications are defined by SEC regulations and the rules of the NYSE, respectively.

Meetings in 2025: 11

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COMPENSATION COMMITTEE

The Compensation Committee’s purpose is to (a) assist the Board in carrying out its oversight responsibilities relating to compensation matters, including oversight of risk as described in “Risk Oversight” beginning on page 31 above, (b) prepare a report on executive compensation for inclusion in our annual Proxy Statement and (c) administer and approve awards under our equity and other compensation plans. The report of the Compensation Committee is included below in the section entitled “Compensation Committee Report.”

The Board has determined that each member of our Compensation Committee is “independent” within the meaning of the rules of the NYSE and a “non-employee director” within the meaning of the rules of the SEC.

Meetings in 2025: 12

GOVERNANCE COMMITTEE

The Governance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities, including oversight of risk as described in “Risk Oversight” beginning on page 31 above, relating to (a) the composition of the Board and (b) certain corporate governance matters. As part of its responsibilities, the Governance Committee considers and makes recommendations to the full Board with respect to the following matters:

Meetings in 2025: 6

■    director nominees and underlying criteria for election to the Board and its committees;

■    the structure, responsibilities and composition of the Board committees;

■    standards and procedures for review of the performance of the Board and its committees, as well as any actions to be taken in response to the performance evaluation results;

■    the election of the Chief Executive Officer and other officers required to be elected by the Board;

■    our Certificate of Incorporation and By-laws;

■    our Corporate Governance Guidelines generally, including with respect to director qualification standards, responsibilities, access to management and independent advisors, orientation and continuing education and management succession;

■    shareholder proposals made under SEC rules;

■    the Code of Business Conduct applicable to our directors, officers and employees;

■    the Code of Ethics applicable to our senior financial officers;

■    the Political Contributions Policy;

■    the charters of the Board committees; and

■    the Governance Committee’s performance of its own responsibilities and, in coordination with the Company’s Lead Independent Director, the annual performance evaluation of the Board and its other committees.

The Governance Committee also oversees our shareholder engagement efforts and periodically receives reports from management on shareholder feedback. In addition, the Governance Committee oversees the Company’s climate change initiatives and processes, and periodically receives reports from management on progress against goals and targets. The Board has determined that each member of our Governance Committee is “independent” within the meaning of the rules of the NYSE.

FINANCE COMMITTEE

The Finance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to certain financial matters affecting Omnicom, including in respect of acquisitions, divestitures and financings and the oversight of risk as described in “Risk Oversight” beginning on page 31 above.

Meetings in 2025: 7
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EXECUTIVE SESSIONS

As a matter of policy, the independent, non-management directors regularly meet in executive session, without management present. The independent directors met six times in 2025. Ms. Choksi, our Lead Independent Director, presided over executive sessions of the Board in 2025.

DIRECTOR ATTENDANCE

Attendance at Board and committee meetings during 2025 was 98% for the directors as a group. Each of our directors attended more than 75% of meetings of the Board and the standing committees of the Board on which he or she served during 2025. We encourage our directors to attend our annual meetings of shareholders, and all of our directors then serving on our Board attended the 2025 Annual Meeting of Shareholders.

TRANSACTION COMMITTEE

In connection with Omnicom’s then-pending merger with IPG, the Board formed a Transaction Committee in July 2024 to direct and oversee the negotiation of the transaction terms for the merger. The Transaction Committee was comprised of each of Omnicom’s four standing committee chairs, and was chaired by Ms. Choksi, Omnicom’s Lead Independent Director. The function of the Transaction Committee was to review, evaluate, assist in negotiations, and make recommendations to the Board with respect to the merger. The Transaction Committee met frequently in 2024 and once in 2025.

Board Policies and Processes

BOARD AND COMMITTEE EVALUATION PROCESS

Every year, the Board and its committees each conduct a self-evaluation to help promote Board and committee effectiveness. The Governance Committee leads the evaluation process, which is overseen by our Lead Independent Director. The process allows directors to evaluate the Board as a whole and the standing committees of the Board on which each director serves through questionnaires covering topics such as:

■    the effectiveness of the Board’s leadership structure and the composition and responsibilities of its committees;

■    the adequacy of the number and length of Board and committee meetings and the appropriateness of topics discussed; and

■    the dynamic between the Board and management, and the quality of management’s presentations and information provided to the Board and its committees.

Our Governance Committee recommends to the full Board a plan for any changes to the functions of our Board or its committees including on structure, responsibilities, performance and composition.

BOARD COMPOSITION AND REFRESHMENT

The Governance Committee reviews the composition of the Board and recommends to the full Board nominees for election. The Governance Committee periodically conducts a deliberate director skill set analysis to identify the skills and experience needed on the Board, including to replace any departing director. The Governance Committee also performs research, either itself or by engaging third parties to do so on its behalf, to identify and evaluate director candidates.

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OVERBOARDING POLICY

Our non-employee directors may not serve on more than three other public company boards, our Lead Independent Director or non-executive Board Chairman, if applicable, may not serve on more than two other public company boards, and directors who are actively employed as a public company executive officer may not serve on more than one other public company board. The Board reviews this annually, and currently all of our directors are in compliance with the policy. Non-employee directors must receive approval from the Chair of the Governance Committee prior to joining the board of another public company. Employee directors may not serve as board members for other public companies without the approval of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served as members of our Compensation Committee during all or a portion of 2025: Mary C. Choksi, Leonard S. Coleman, Jr., Ronnie S. Hawkins, Gracia C. Martore and Linda Johnson Rice. None of the Compensation Committee members who served during 2025 is a current or former employee or officer of Omnicom or its subsidiaries. None of the Compensation Committee members who served during 2025 has ever had any relationship requiring disclosure by Omnicom under Item 404 of Regulation S-K. During 2025, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any other company that had an executive officer serving as a member of our Board or its Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

We review all relationships and transactions between Omnicom or its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, executive officer or their immediate family members. Although we do not have a written policy governing such transactions, Omnicom’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to Omnicom, its subsidiaries or a related person are required to be disclosed in Omnicom’s Proxy Statement. In the course of reviewing a related party transaction, Omnicom considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and Omnicom or its subsidiaries, (d) whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Omnicom, and (e) any other matters deemed appropriate.

Based on the information available to us and provided to us by our directors and executive officers, we do not believe that there were any such material transactions in effect since January 1, 2025, or any such material transactions proposed to be entered into during 2026, with the following exception: Mr. Wren’s brother, Christopher Wren, is employed as the Financial Systems Director for Omnicom Precision Marketing Group. In 2025, his total compensation was $243,160, including salary, bonus and other benefits.

ETHICAL BUSINESS CONDUCT

We have a Code of Business Conduct designed to inform actions so that our business is carried out in an honest and ethical way. The Code of Business Conduct applies to all of our directors, officers and employees, as well as all of the directors, officers and employees of our majority-owned subsidiaries, and requires that they avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity. In addition, we have adopted a Code of Ethics for Senior Financial Officers regarding ethical action and integrity relating to financial matters applicable

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to our senior financial officers. Our Code of Business Conduct and Code of Ethics for Senior Financial Officers are available on our website at https://www.omc.com, and are also available in print, without charge, to any shareholder that requests them. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for senior financial officers, executive officers and directors on our website within the time period required by the SEC and the NYSE.

We also have procedures to receive, retain and address complaints regarding accounting, financial reporting and disclosure, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as possible violations of our Code of Business Conduct or Code of Ethics for Senior Financial Officers. The procedures are posted on our website at https://www.omc.com.

Directors’ Compensation for Fiscal Year 2025

Directors who are also current or former employees of Omnicom or its subsidiaries receive no compensation for serving as directors. The compensation program for directors who are not current or former employees of Omnicom or its subsidiaries is designed to compensate directors in a manner that reflects the work required for a company of Omnicom’s size and composition and to align directors’ interests with the long-term interests of shareholders. The table below includes the following compensation elements with respect to non-employee directors:

Annual Compensation. For 2025, non-employee directors were paid an annual cash retainer of $90,000 and $2,000 for attendance at each Board and committee meeting. Non-employee directors are also paid $10,000 for attendance in person at a Board meeting held outside of the U.S. that requires international travel from his or her residence, but no such international meetings were held in 2025, and, therefore, this additional fee was not paid. In addition, directors receive reimbursement for customary travel expenses.

In accordance with our equity compensation plans and our Director Compensation and Deferred Stock Program initially adopted by our Board on December 4, 2008 (as amended), non-employee directors also receive fully vested common stock each fiscal quarter. For each of the four quarters in 2025, such directors received common stock with a grant date fair value of $51,250 based on the per share closing price of our common stock on the first trading day immediately prior to grant.

Our Director Compensation and Deferred Stock Program provides that each director may elect to receive all or a portion of his or her annual cash retainer for the following year’s service in common stock. Mr. Gerstein elected to receive all of his 2025 annual cash retainer in common stock.

Directors may also elect to defer any shares of common stock payable to them, which will be credited to a bookkeeping account in the directors’ names. These elections must be made prior to the start of the calendar year for which the common stock would be payable to them. The number of shares of common stock delivered or credited to a director’s account is based on the fair market value of our common stock on the first trading day immediately preceding the date the shares would have been paid to the director. Each director other than Messrs. Moore and Wyatt, and Ms. Rice, elected to defer all of the shares of common stock payable to them in 2025.

Lead Independent Director and Committee Chair Fees. The Chairs of our committees and our Lead Independent Director receive additional annual fees in cash due to the workload and the additional responsibilities of their positions. Our Lead Independent Director receives an additional fee of $50,000. The Chairs of our Audit, Compensation, Governance and Finance Committees receive an additional fee of $30,000, as long as such Chair is not also an executive officer of Omnicom.

40 2026 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mary C. Choksi	$238,000	$205,000	$443,000
Leonard S. Coleman, Jr.	$178,000	$205,000	$383,000
Mark D. Gerstein	$146,000	$205,000	$351,000
Ronnie S. Hawkins	$146,000	$205,000	$351,000
Deborah J. Kissire	$178,000	$205,000	$383,000
Gracia C. Martore	$186,000	$205,000	$391,000
Patrick Q. Moore(3)	$ 7,500	$ 17,083	$ 24,583
Patricia Salas Pineda	$136,000	$205,000	$341,000
Linda Johnson Rice	$146,000	$205,000	$351,000
Cassandra Santos	$130,000	$205,000	$335,000
Valerie M. Williams	$146,000	$205,000	$351,000
E. Lee Wyatt Jr.(3)	$ 7,500	$ 17,083	$ 24,583

(1)     This column reports the amount of cash compensation earned in 2025 for Board and committee service. The amounts shown include $90,000 in an annual retainer for Board membership, which Mr. Gerstein elected to receive in common stock.

(2)     The amount reported in the “Stock Awards” column for each director reflects the aggregate grant date fair value of the stock granted in 2025, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). For a discussion of the assumptions used to calculate the fair value of stock awards, refer to Notes 2 and 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2025 (“2025 10-K”). The grant date fair market value for each quarterly stock award was $51,250 for each individual reported in the table above. All stock awards held by directors were fully vested as of December 31, 2025.

(3)     Began serving on the Board during 2025 and amounts shown represent such director’s partial year of service on the Board.

No Other Compensation. Directors received no compensation in 2025 other than the compensation described above. We do not have a retirement plan for directors, and they receive no pension benefits.

Stock Ownership Requirement. The Board encourages stock ownership by directors and has adopted stock ownership guidelines for our directors. The director stock ownership guidelines provide, in general, that our directors must own Omnicom stock equal to or greater than five times their annual cash retainer within five years of their joining the Board. As of December 31, 2025, each member of our Board that has served on the Board five years or more was in compliance with these guidelines.

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ITEM 2 — ADVISORY RESOLUTION TO
APPROVE EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking shareholders to approve an advisory resolution on the compensation of the Company’s named executive officers (“NEOs”) as reported in this Proxy Statement. In 2023, the Board recommended that this advisory vote to approve NEO compensation be conducted annually, and shareholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory vote to approve NEO compensation annually until the next vote to determine the frequency of such an advisory vote. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve NEO compensation is expected to occur at the 2027 Annual Meeting of Shareholders.

Our executive compensation program is designed to support the Company’s long-term success. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

■    attract, motivate and retain the talented executives who are a critical component of Omnicom’s long-term success by providing each with a competitive total rewards package;

■    support talent development in a rapidly evolving and competitive industry;

■    maintain a balanced approach to building long-term shareholder value that does not overemphasize a single metric; and

■    ensure that executive compensation is aligned with both the short- and long-term interests of shareholders.

The majority of each NEO’s total compensation was variable and based on performance. With respect to our Chief Executive Officer, over 99% of his 2025 compensation was variable and based on performance.

We urge shareholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative discussion below, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs reported in this Proxy Statement has supported and contributed to our success.

We are asking shareholders to approve the following advisory resolution at the 2026 Annual Meeting:

RESOLVED, that the shareholders of Omnicom Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2025 and the other related tables and narrative discussion.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The Board UNANIMOUSLY recommends that shareholders vote FOR the advisory resolution to approve executive compensation.

Approval of this item requires the favorable vote of the holders of a majority of the shares voting on the item. Abstentions and broker non-votes will have no effect on the outcome of this item.

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EXECUTIVE COMPENSATION

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EXECUTIVE COMPENSATION

Executive Summary

OVERALL COMPENSATION OBJECTIVES AND PRINCIPLES

The Compensation Committee is responsible for establishing, implementing and monitoring Omnicom’s executive compensation policies and program. The overarching goals of our compensation program are to:

Attract, motivate and retain	Support talent development	Maintain a balanced approach	Ensure that executive compensation is aligned
the talented executives who are a critical component of Omnicom’s long-term success by providing each with a competitive total rewards package;	in a rapidly evolving and competitive industry;	to building long-term shareholder value that does not overemphasize a single metric; and	with both the short- and long-term interests of shareholders.

We accomplish this by:

■    closely tying pay to current and long-term Company performance; our Chairman and CEO’s compensation for the duration of his term under his amended and restated employment agreement will be completely at-risk and dependent on Omnicom’s future stock price;

■    maintaining a high degree of variable “at-risk” compensation;

■    establishing challenging quantitative performance metrics for eligible NEOs (other than our CEO) that align with our business strategy and support alignment between Company performance and pay outcomes, which determined 50% of our 2025 Annual Incentive Award;

■    determining 50% of our 2025 Annual Incentive Award for eligible NEOs (other than our CEO) by assessing certain qualitative performance metrics tied to the successful closing of the IPG transaction, the integration of IPG and individual performance; and

■    sustaining competitive compensation levels.

ABOUT OUR BUSINESS

Omnicom, a strategic holding company formed in 1986, operates through global networks, connected capabilities and specialized agencies, which connect its comprehensive portfolio of companies to deliver marketing, sales, communications, and commerce services to many of the largest global companies. Our products and service offerings support client objectives across our primary focus areas: media, content, commerce, generative AI, and branding communications.

Omnicom’s agencies integrate data, creativity, and technology to deliver coordinated marketing, communications, and commerce solutions. All of our agencies are supported by our integrated technology platform: Omni — including Acxiom and Interact, which were acquired from IPG, and Flywheel Commerce Cloud, as well as privacy-focused identity and data management capabilities. These capabilities include the integration of emerging AI-based tools, such as generative AI, into planning, creative advertising, media, and analytics workflows.

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EXECUTIVE COMPENSATION

Omnicom client teams collaborate and accelerate client-service innovation through two integral enterprise-wide solutions: the Global Growth Team (GGT) and our Client Success Leaders (CSLs). GGT ensures an integrated, enterprise-level view of client needs and innovative solutions across new business development. CSLs manage our agency’s capabilities, providing holistic, tailored solutions across our service lines for individual client strategies and key performance indicators to enable client success.

Our business model was built and continues to evolve around our clients. Our fundamental business principle is that our clients’ specific requirements are the central focus of how we structure our service offerings and allocate our resources. We use our client-centric approach to grow our business by expanding our service offerings to existing clients, moving into new markets and obtaining new clients. In addition, we pursue selective acquisitions of complementary companies with strong entrepreneurial management teams that could fill gaps in our service delivery to our existing clients.

Our client matrix organization structure facilitates superior client management and allows for greater integration across our service platforms. Our overarching strategy is to continue to use our CSLs to grow our business relationships with our largest clients by serving them across our networks, agencies and geographies.

HIGHLIGHTS OF 2025 COMPANY PERFORMANCE

Successful Closing of IPG Acquisition. On November 26, 2025, Omnicom announced the successful completion of its acquisition of IPG (the “Merger”), with IPG continuing after the transaction as a direct wholly owned subsidiary of Omnicom. John Wren remains as Chairman & Chief Executive Officer, Philip Angelastro remains as Executive Vice President & Chief Financial Officer and Philippe Krakowsky, former Chief Executive Officer of IPG, and Daryl Simm serve as Co-Presidents and Co-Chief Operating Officers. As described above, the Board increased its size from 11 to 14 directors and elected Philippe Krakowsky, Patrick Q. Moore and E. Lee Wyatt Jr. as directors to fill the vacancies created by such increase. The headquarters of the combined company is in New York, New York.

Omnicom 2025 Financial Highlights

As described in greater detail above, on November 26, 2025, Omnicom completed its acquisition of IPG by effectuating the Merger. Omnicom is the acquirer of IPG under U.S. generally accepted accounting principles (U.S. GAAP), and as a result, the consolidated financial statements of Omnicom for periods prior to the Closing Date do not include the results of operations, financial position, or cash flows of IPG. The results of operations of IPG are included in Omnicom’s consolidated financial statements only from the Closing Date forward. Accordingly, Omnicom’s results of operations, financial condition and cash flows after the Closing Date are not comparable to prior periods due to the inclusion of IPG’s results from the Closing Date.

Omnicom finished the year on a strong note with respect to revenue growth and profitability. Worldwide revenue in 2025 increased by $1.6 billion, or 10.1%, to $17.3 billion compared to $15.7 billion in 2024. The year-over-year increase in worldwide revenue reflected worldwide constant currency growth (defined below*) of $1,458.2 million, or 9.3%, which was driven primarily by increased client spending in our Media & Advertising, Precision Marketing, Experiential and Healthcare disciplines and in substantially all of our major geographic markets, and a favorable impact from foreign exchange rates of $124.6 million, or 0.8%. Our performance also benefited from one month of IPG operations recorded in the fourth quarter of 2025.

Net income decreased $1.5 billion to a net loss of $54.5 million compared to 2024. This year-over-year decrease is due to the factors detailed in our 2025 10-K, which primarily include severance and administrative costs related to our acquisition of IPG, loss on dispositions of certain businesses in connection with the Merger, as well as efficiency initiatives taken in the second quarter of 2025. Weighted-average diluted shares outstanding for 2025 increased 3.2% to 204.9 million from 198.6 million, primarily as a result of shares issued for the IPG acquisition, partially offset by

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EXECUTIVE COMPENSATION

net share repurchases. Diluted net loss per share of $0.27 decreased from net income per share of $7.46. Non-GAAP Adjusted Net Income per Share — Diluted for 2025 increased $0.59, or 7.3%, to $8.65 from $8.06. We present Non-GAAP Adjusted Net Income per Share — Diluted to allow for comparability with the prior year period.*

Operating income decreased $1.8 billion, to $444.7 million in 2025 compared to 2024 due to IPG acquisition related costs and repositioning costs. EBITA decreased $1.8 billion, or 76.3%, to $560.5 million in 2025 compared to 2024, and the related margin decreased to 3.2% from 15.1%. Adjusted EBITA increased $267.4 million, or 11.0%, to $2.7 billion in 2025 compared to 2024, and the related margin increased to 15.6% from 15.5%.

*     Constant currency growth represents the change in revenue from the prior year, excluding the effects of foreign currency exchange rate fluctuations. This measure is calculated by adjusting current-period revenue to eliminate the impact of changes in foreign exchange rates and comparing the resulting amount to prior-year revenue.

Non-GAAP Adjusted Net Income per Share — Diluted for 2025 and 2024 excluded $85.7 million and $64.7 million, respectively, of after-tax amortization of acquired intangible assets and internally developed strategic platform assets. Non-GAAP Adjusted Net Income per Share — Diluted for 2025 excluded $318.5 million of after-tax acquisition related costs, $984.5 million of after-tax repositioning costs and $447.5 million of loss on dispositions. Non-GAAP Adjusted Net Income per Share — Diluted for 2024 excluded $13.1 million of after-tax acquisition related costs and $42.9 million of after-tax repositioning costs.

In 2025, operating expenses included $1,247.0 million ($984.5 million after-tax) related to severance, real estate repositioning, contract cancellations and other costs, as well as efficiency initiatives taken in the second quarter of 2025, primarily within Omnicom Advertising and Omnicom Production, and $547.1 million ($447.5 million after-tax) of losses on dispositions of certain businesses in connection with the Merger. Included in selling, general and administrative expenses are acquisition related costs of $347.3 million ($318.5 million after-tax) related to the Merger with IPG. The net impact of these items reduced operating income for 2025 by $2,141.4 million ($1,750.5 million after-tax) and reduced diluted net income per share by $8.50.

Key Strategy and Integration Announcements

In the short period of time since the closing of the Merger, we have made significant progress in positioning the new Omnicom for sustained growth. Throughout our regulatory approval process, our integration planning teams prepared diligently for how Omnicom and IPG would come together. That preparation allowed us to move more decisively and with strategic clarity from the first day of the combined company. Key among our strategic achievements, we:

■    announced our new connected capabilities organization and leadership team, bringing together the exceptional capabilities and talent to address our clients’ growth priorities;

■    reinforced our enterprise-level client strategy through a newly formed Growth & Solutions team to drive new business and expanded our CSLs group to grow our services to existing clients;

■    formed a combined platform organization and launched the next generation of Omni, integrating Acxiom’s Real ID, Flywheel’s Commerce Cloud, and Omni’s proprietary data, as well as strengthening our talent and industry leadership in data, identity and AI; and

■    began integrating our operations across real estate, information technology, shared services, and procurement, among others, which will result in significant operational improvements and cost efficiencies.

In addition, immediately following the closing of the Merger, we commenced simplifying and realigning our portfolio to position Omnicom for stronger, sustainable growth and profitability. Our core focus is to deliver integrated services by connecting media, creative content, commerce, consulting, data and technology. We believe these connected capabilities, underpinned by Omni, bring together high-growth strategic services that drive business outcomes for our clients.

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EXECUTIVE COMPENSATION

As part of our portfolio realignment, we have identified certain smaller markets, as well as operations that are not strategic to our business, that we plan to sell or exit:

■    We plan to move from a majority to a minority-owned position in these smaller markets. These markets remain important to many of our clients, and through continuous ownership in these agencies, we expect to provide the same level of service we have in the past.

■    We identified non-strategic or underperforming operations that we plan to sell or exit. We have already sold or exited some of these businesses.

■    We believe this portfolio realignment positions Omnicom to drive stronger growth and deliver measurable business outcomes for our clients.

We have also identified significantly greater synergies than we had initially communicated at the announcement of the acquisition. The key areas for these synergies are as follows:

■    reductions in labor costs through the elimination of duplicative corporate, network, and operational functions;

■    streamlining our regional, country and brand structure, and optimizing utilization by shifting to a more unified resourcing model, including accelerating outsourcing and offshoring;

■    evaluating and deploying automation and AI across every area of our business to improve how we service our clients and run our operations;

■    real estate consolidation; and

■    general and administrative, information technology, procurement and other operational savings.

We will also continue our historical use of cash for dividends, acquisitions and share repurchases. In November, we announced an increase in our quarterly dividend to $0.80 per share. Our investments will focus on strategic acquisitions and organic growth initiatives to maintain our leading positions in media, content, commerce, consulting, data and AI. As we do this, our capital structure, liquidity and balance sheet remain strong. Our efforts across these areas aim to move forward as a company with a clear mission: to help our clients drive enterprise growth in this new era of marketing, defined by data-led AI transformation. Together, we believe that our strategic advantages provide a competitive edge across every dimension of modern marketing and sales and will deliver strategic solutions that address our clients’ most important growth priorities.

Additional Notable Achievements

Formation of Omnicom Oceania. In July 2025, Omnicom announced the formation of Omnicom Oceania. The move aligns all of Omnicom’s practice areas across Australia and New Zealand, including market leading media and creative agencies, public relations, performance marketing, production and more under a unified leadership structure. We believe it reflects Omnicom’s commitment to flexibility, innovation, and deep specialization, adapting to an ever-changing landscape and ensuring it delivers the best fit solution for clients.

Omnicom Named World’s Most Effective Holding Group in 2024 Effie Index®. In June 2025, Omnicom announced that it had been named the Most Effective Holding Group in the 2024 Effie Index®, the leading global ranking of marketing effectiveness. This marks the second year in a row — and the third time in four years — that Omnicom has earned this top honor. The Effie Index ranks the most effective agencies, marketers, brands, networks, and holding companies by analyzing finalist and winner data from Effie Awards competitions around the world. Announced annually, it is the most comprehensive global ranking of marketing effectiveness. This ranking comes on the heels of several other 2024 industry accolades for Omnicom, including being named Holding Company of the Year by Gerety, MediaPost and WARC for its Effective 100 list.

Omnicom Networks Win Top Honors at Cannes Lions. In June 2025, we announced our networks took the top spots in prestigious categories at the 72nd annual Cannes Lions International Festival of Creativity. DDB Worldwide once again claimed the Network of the Year title following its historic first win in 2023. This achievement highlights Omnicom’s aim to excel in both creative and media categories and is a testament to the end-to-end services we strive to provide to our clients at Omnicom.

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EXECUTIVE COMPENSATION

COMPENSATION DECISIONS REFLECT PERFORMANCE

The 2025 achievements mentioned above, among others, were a direct result of the leadership of our NEOs and other senior executives and provide important context for the Compensation Committee’s pay-for-performance approach and key 2025 compensation decisions. Our NEOs for fiscal year 2025 were:

■    John D. Wren, Chairman and Chief Executive Officer

■    Daryl D. Simm, Co-President and Co-Chief Operating Officer

■    Philip J. Angelastro, Executive Vice President and Chief Financial Officer

■    Louis F. Januzzi, Senior Vice President, General Counsel and Secretary

Omnicom strives to closely link executive compensation to performance by making a significant portion of potential compensation variable, as well as long-term performance driven. The more senior the executive, the lower his base pay will be as a proportion of his entire compensation package and the higher the executive’s short- and long-term incentive components will be as a proportion of his entire compensation package. We believe this approach is aligned with shareholder interests and the long-term interests of the Company. For all NEOs, the majority of their total compensation was variable and based on performance. With respect to our Chairman and CEO, over 99% of his 2025 compensation was variable and based on performance. Philippe Krakowsky, our Co-President and Co-Chief Operating Officer, was not included as an NEO for 2025 pursuant to SEC rules, as the total compensation earned for his service with Omnicom following the closing of the Merger for fiscal year 2025 (calculated in accordance with applicable SEC rules) did not exceed the applicable disclosure threshold under SEC rules.

LAST YEAR’S SAY-ON-PAY VOTE AND SHAREHOLDER ENGAGEMENT

The Compensation Committee believes that our executive compensation program aligns with performance, reflects our business philosophy and utilizes competitive practices regarding executive compensation in a highly competitive industry. At our 2025 Annual Meeting of Shareholders, approximately 90% of the votes cast on the say-on-pay proposal (excluding broker non-votes and abstentions) were voted in favor of our 2024 executive compensation program. The Compensation Committee believes this vote, in combination with direct feedback from our shareholders, affirms our shareholders’ support of the Company’s approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes and feedback from our shareholders when making future compensation decisions for the NEOs.

In the fall of 2025, we reached out to shareholders holding 75% of our outstanding shares with an invitation to engage. We spoke to every shareholder that accepted our invitation, which represented an aggregate of 30% of our outstanding shares, in a continued effort to foster a successful shareholder outreach program. Executive compensation was one of many topics included in our discussion with shareholders, and shareholder feedback is shared with the Compensation Committee, as appropriate, as well as with the full Board. As a whole, our shareholders were supportive of our compensation structure and understood the rationale behind our Chairman and CEO compensation redesign described in greater detail in the section entitled “Compensation Discussion and Analysis: Chairman and CEO Compensation Redesign” on page 50 of this Proxy Statement.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee, which is comprised solely of independent members of the Board, has reviewed the “Compensation Discussion and Analysis” and discussed the analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in Omnicom’s 2025 10-K, filed with the SEC on February 20, 2026.

Members of the Compensation Committee
Gracia C. Martore, Chair
Mary C. Choksi
Leonard S. Coleman, Jr.
Ronnie S. Hawkins
Linda Johnson Rice

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

OBJECTIVES

Compensation Decision Process

The Compensation Committee annually reviews and approves the compensation of the NEOs and, in the case of our Chairman and CEO, his compensation is ratified and approved by the full Board. To aid the Compensation Committee in making its compensation determinations, the Chief Executive Officer annually reviews the performance of each other NEO by evaluating the performance factors described in this Compensation Discussion and Analysis and presents his conclusions and recommendations to the Compensation Committee. The Compensation Committee considers the Chief Executive Officer’s recommendations, but ultimately makes the final decision as to compensation determinations. With respect to 2025 compensation, the Compensation Committee did not deviate materially from our Chief Executive Officer’s recommendations.

CHAIRMAN AND CEO COMPENSATION REDESIGN

Mr. Wren has demonstrated exceptional leadership as CEO of Omnicom since 1997 and played a critical role in spearheading the acquisition of IPG. At this pivotal moment in Omnicom’s growth and evolution, the Compensation Committee and full Board recognized the importance for the Company and its shareholders that Mr. Wren remain in his role to lead Omnicom and guide the Company through this period of unprecedented transformational change, integration and opportunity.

As a result, the Compensation Committee (with input from FW Cook, our independent compensation consultant) embarked on a compensation redesign effort aimed at achieving certain fundamental objectives, each of which is integral to the success of the IPG acquisition and to ensuring the future, long-term success of Omnicom:

■    Accomplishing key strategic initiatives including:

■    the completion of the acquisition of IPG;

■    the successful integration of IPG following completion; and

■    the continued transformation of Omnicom’s business in a new era of marketing and sales;

■    Focusing on succession planning, ensuring that the Lead Independent Director and Board of Directors have ample time and opportunity to work with Mr. Wren to identify his successor as CEO and to ensure a smooth succession process; and

■    Aligning Mr. Wren’s incentives directly with the interests of Omnicom’s shareholders, fully tying his future compensation to the future performance of Omnicom.

The Compensation Committee believes that the CEO’s compensation structure should be based on strategic context, and given the strategic transformation that the Company is undergoing, the Compensation Committee believed that a special grant of stock options in lieu of base salary and all other incentive compensation through the end of fiscal year 2028 was the most appropriate form of compensation for Mr. Wren to drive long-term shareholder value creation. Mr. Wren will not be entitled to receive any additional compensation through the duration of his amended and restated employment agreement. This award is intended to represent three and one-half years’ worth of compensation granted upfront and is entirely at-risk and dependent on Omnicom’s future stock price.

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EXECUTIVE COMPENSATION

As such, on May 12, 2025, Omnicom entered into an Amended and Restated Employment Agreement (the “Amended CEO Employment Agreement”) with Mr. Wren that provides for continued employment as Chairman and Chief Executive Officer through December 31, 2028 (the “Renewal Term”), at which point it is expected that he would continue as Executive Chairman of the Board. The timeframe of the Renewal Term will mark three highly successful decades in Mr. Wren’s role as CEO. On May 12, 2025, we also granted Mr. Wren a stock option to purchase 4,000,000 shares of Omnicom common stock at an exercise price equal to the per share closing price on the date of grant ($77.60). As a result, Mr. Wren will not receive any value from the stock option unless the per-share price of Omnicom’s common stock increases above $77.60. In determining the appropriate size for this award, the Compensation Committee took into account Mr. Wren’s historic annual compensation levels, the annualized value, market practice and input from FW Cook. The stock options vest pro-rata in monthly installments over the Renewal Term. In exchange, Mr. Wren’s annual base salary was reduced from $1 million to $1.00, effective June 1, 2025, and he is not entitled to receive any additional incentive compensation during the Renewal Term. At the end of the Renewal Term, the Amended CEO Employment Agreement provides that Mr. Wren will step down as CEO but will remain employed as Executive Chairman of the Board while he remains on the Board. The Amended CEO Employment Agreement is described in greater detail on page 59 in the section entitled “Compensation Discussion and Analysis: Other Executive Compensation Arrangements.”

The Amended CEO Employment Agreement superseded and replaced Mr. Wren’s 2021 employment agreement. His resulting annualized target total direct compensation is calculated as follows. For reference, Mr. Wren’s average target total direct compensation over the three-year period from 2022-2024 was $20.9 million. Note that the table below is supplemental to (and does not replace) the Summary Compensation Table set forth below.

Pay Element	CEO Target Total Direct Compensation under 2025 Employment Agreement				Four-Year Total Compensation
	2025	2026	2027	2028
Salary(1)	$416,667	$ 1	$ 1	$ 1	$416,670
Target Bonus	$0	$ 0	$ 0	$ 0	$0
Target Total Cash	$416,667	$ 1	$ 1	$ 1	$416,670
Total Long-Term Incentive Awards(2)	$69,280,000	$ 0	$ 0	$ 0	$69,280,000
Target Total Direct Compensation	$69,696,667	$ 1	$ 1	$ 1	$69,696,670
Four-Year Average Compensation					$17,424,167

(1)     Mr. Wren’s base salary was reduced from $1 million to $1.00 effective June 1, 2025.

(2)     The stock option award was granted on May 12, 2025 and is intended to compensate Mr. Wren for his service during the period from June 1, 2025 through December 31, 2028. The amount shown represents the aggregate grant date fair value, computed in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures). The assumptions we used in valuing option awards are described in Notes 2 and 10 to our audited financial statements included in our 2025 10-K. As noted above, Mr. Wren will not receive any value in respect of this award unless the per-share price of Omnicom’s stock increases above $77.60 (the per-share exercise price for this award).

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EXECUTIVE COMPENSATION

ELEMENTS OF OMNICOM COMPENSATION FOR OTHER NEOS AND FISCAL YEAR 2025 DECISIONS

For Messrs. Simm, Angelastro and Januzzi, our principal components of pay for performance in 2025 were a base salary, an Annual Incentive Award based on 2025 performance, and an award of RSUs that vests pro-rata annually over a five-year period for Messrs. Angelastro and Januzzi and over a three-year period for Mr. Simm.

Although NEOs are eligible to receive an Annual Incentive Award if their achievements so merit, the granting of an Annual Incentive Award to any NEO is entirely at the discretion of the Compensation Committee. The Compensation Committee may choose not to award an Annual Incentive Award to a NEO or to adjust the amount of the award that results from the application of the measures described in this Compensation Discussion and Analysis, in each case, in light of all factors deemed relevant by the Compensation Committee. In addition, to the extent achievement of the performance criteria may be impacted by changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings, the Compensation Committee exercises its judgment whether to reflect or exclude their impact.

Each of these components, and the manner in which decisions for 2025 were made, are more fully discussed in the sections that follow.

1	Base Salary The Compensation Committee sets base salaries.

Base Salaries:
Daryl Simm Co-President and Co-Chief Operating Officer	$ 1,000,000
Philip Angelastro Executive Vice President and Chief Financial Officer	$ 950,000
Louis Januzzi Senior Vice President, General Counsel and Secretary	$ 850,000

The objective of base salary is to provide a portion of compensation to the NEO that is not “at risk,” such as incentive bonuses or equity awards, and is generally unaffected by fluctuations in company performance or the market in general. The base salaries for the NEOs are determined by the Compensation Committee.

Adjustments in base salary for NEOs are not automatic or formulaic, and are ultimately made by the Compensation Committee in the exercise of its business judgment. Omnicom considers a number of factors when determining whether to make base salary adjustments, which factors may include advice from our compensation consultant, the general knowledge of our Chief Executive Officer and Compensation Committee of base salaries paid to similarly positioned executives, salaries paid historically, tax and accounting changes that may affect the Company, as well as personal performance as assessed by the Compensation Committee and the Chief Executive Officer. Normally, base salary adjustments are generally considered no more frequently than every 24 months. Effective July 1, 2025, Mr. Januzzi’s base salary was increased from $650,000 to $850,000 to reflect his performance in his role as General Counsel of the Company and better align his salary with market for his role.

Based on our Chief Executive Officer’s and the Compensation Committee’s general knowledge of base salaries paid to similarly positioned executives at companies of comparable size and profitability, and the Compensation Committee’s emphasis on performance-based compensation, no NEO’s base salary, other than Messrs. Wren and Januzzi’s as described above, was adjusted by the Compensation Committee in 2025.

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Performance-Based Compensation Awards

Under Omnicom’s Senior Management Incentive Plan, eligible executive officers may receive an Annual Incentive Award, except as the Compensation Committee may otherwise determine in the exercise of its business judgment. The Annual Incentive Award earned by each eligible NEO is payable at the election of the Compensation Committee in cash and/or equity-based awards. In light of the transformational nature of the IPG acquisition, the Compensation Committee also determined to realign compensation for our non-CEO NEOs to further link pay outcomes with Company performance on critical strategic priorities. For purposes of the 2025 Annual Incentive Award for NEOs other than our Chairman and CEO, the Compensation Committee weighed (i) internal Omnicom performance metrics at 25%, (ii) peer metrics at 25% and (iii) qualitative metrics at 50% tied to the successful closing of the IPG transaction, the integration of IPG and individual performance. The following table summarizes the combination of quantitative and qualitative performance measures the Compensation Committee considered for the Annual Incentive Awards awarded for performance in fiscal year 2025, each of which is discussed in greater detail below.

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Determination of Annual Incentive Award
The Compensation Committee sets (i) metrics and quantitative and qualitative performance measures, and (ii) target and maximum Annual Incentive Award dollar amounts.

Component	Weighting	Performance Measures	Rationale for Selection of Performance Metric
Peer Metric (Performance Relative to Peers)	25%	■ Adjusted return on equity (40%) ■ Organic growth (20%) ■ Adjusted operating margin (20%) ■ Organic growth plus adjusted operating margin (20%)

■    Comprehensively evaluates various financial metrics directly tied to the return to our common shareholders over time

■    Measures ability to drive revenue growth from existing operations, exclusive of the impact of acquisitions, dispositions and foreign currency translation

■    Focuses the Company on operating at sustainable, profitable levels

■    Balances the contribution of each of these important metrics

Performance Metric (OMC Internal Targets)	25%	■ Adjusted diluted EPS growth (33 1/3%) ■ Adjusted EBITA margin (33 1/3%) ■ Organic growth (33 1/3%)

■    Measures Company’s profitability

■    Focuses the Company on operating at sustainable, profitable levels

■    Measures ability to drive revenue growth from existing operations, exclusive of the impact of acquisitions, dispositions and foreign currency translation

Qualitative Metric	50%	■ Assessment of executive performance in furtherance of our business strategy, as described below

■    Focuses on executive performance

■    Increased to 50% in 2025 in light of the transformational nature of the acquisition of IPG (tied to the successful closing of the IPG transaction, the integration of IPG and individual performance)

We believe our goals are meaningful and challenging, the achievement of which is designed to drive shareholder value.

The Compensation Committee ascribes a range of predetermined multipliers based on the range of Omnicom performance outcomes with respect to each quantitative performance measure.

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PEER METRIC (FINANCIAL PERFORMANCE VS. INDUSTRY PEER GROUP) – 25% OF TARGET ANNUAL INCENTIVE AWARD

Performance Measure	Weight	Rank	Peer Multiplier
Adjusted Return On Equity	40%	1 – 3	0.4 – 2.0
Organic Growth	20%	1 – 3	0.4 – 2.0
Adjusted Operating Margin	20%	1 – 3	0.4 – 2.0
Organic Growth + Adjusted Operating Margin	20%	1 – 3	0.4 – 2.0

The “Peer Metric” is based on Omnicom’s financial performance as compared to an industry peer group. The Compensation Committee considered the following performance measures for fiscal year 2025 as compared to that of an industry peer group, which included WPP plc and Publicis Groupe SA (the “Peer Metric Group”), with each measure weighted as indicated:

■    adjusted return on equity (ROE) (40%)

■    organic growth (20%)

■    adjusted operating margin (20%)

■    organic growth plus adjusted operating margin (20%)

Peer Metric
(25% of Target Incentive Award)

A predetermined multiplier of between 0.4 and 2.0 (the “Peer Multiplier”) was ascribed based on Omnicom’s ranking relative to the Peer Metric Group for each metric. The Peer Multiplier was applied to each metric’s weighting within the category based on the results achieved to arrive at a weighted score (the “Peer Weighted Score”).

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PERFORMANCE METRIC (FINANCIAL PERFORMANCE VS. ANNUAL COMPANY TARGET) – 25% OF TARGET ANNUAL INCENTIVE AWARD

Performance Measure	Weight	Performance Range	Performance Multiplier
Adjusted Diluted EPS Growth	33 1/3%	1.0% – 6.0%	0.0 – 2.0
Adjusted EBITA Margin	33 1/3%	15.1% – 15.9%	0.0 – 2.0
Organic Growth	33 1/3%	1.0% – 5.0%	0.0 – 2.0

The “Performance Metric” is based on Omnicom’s financial performance as compared to annual Company targets. The Compensation Committee considered the following performance measures for fiscal year 2025, with each measure weighted as indicated:

■    Adjusted diluted earnings per share growth (Adjusted Diluted EPS Growth) (33 1/3%)

■    Adjusted earnings before interest, taxes and amortization (Adjusted EBITA) margin (33 1/3%)

■    Organic growth (33 1/3%)

Performance Metric
(25% of Target Incentive Award)

Organic growth is total revenue growth less the change in revenue attributable to foreign currency translation and the impact of revenue from businesses acquired net of the revenue from businesses that were disposed. A predetermined multiplier of between 0.0 and 2.0 (the “Performance Multiplier”) was ascribed based on the range of Omnicom performance with respect to each performance measure as shown above. The Performance Multiplier was applied to each metric’s weighting within the category based on the results achieved to arrive at a weighted score (the “Performance Weighted Score”).

Setting Target and Maximum Annual Incentive Award Dollar Amounts

The Compensation Committee sets target and maximum Annual Incentive Award dollar amounts.

Name of Executive	Threshold	Target	Maximum
Daryl Simm	$ 0	$ 3,700,000	$7,400,000
Philip Angelastro	$ 0	$ 3,500,000	$7,000,000
Louis Januzzi	$ 0	$ 530,000	$1,060,000
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For performance in fiscal year 2025, we established a maximum incentive compensation level and a target incentive compensation level set at a percentage of the maximum incentive compensation level, which are shown above and in the “Grants of Plan-Based Awards in 2025” table. As described below, the Compensation Committee periodically consults with its compensation consultant to determine the range of total compensation for similarly positioned executives at peer group companies. The Compensation Committee takes the information provided by its compensation consultant into consideration when determining the Incentive Award target for our eligible NEOs. The maximum and target incentive compensation levels were unchanged from those set for the Annual Incentive Awards in 2024.

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Calculation of Annual Incentive Award
The Compensation Committee reviews the performance of Omnicom and the Peer Metric Group and calculates weighted scores for each metric and final earned Annual Incentive Award dollar amounts.

CALCULATION OF METRICS RESULTS – COMPANY PERFORMANCE VS. INDUSTRY PEER GROUP

When calculating the Adjusted Operating Margin for the Peer Metric, we made adjustments to Operating Income to (i) add back severance, real estate and other repositioning costs, (ii) add back acquisition related costs and (iii) exclude losses on dispositions of subsidiaries. When calculating Adjusted Return on Equity for the Peer Metric, we made adjustments to (i) add back after-tax amortization of acquired intangible assets and internally developed strategic platform assets, (ii) add back after-tax severance, real estate and other repositioning costs, (iii) add back after-tax acquisition related costs and (iv) add back after-tax losses on dispositions of subsidiaries. To the extent achievement of the performance criteria may be impacted by changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings, the Compensation Committee exercises its judgment whether to reflect or exclude their impact. The tables in Annex A show the adjustments.

	2025 Performance	Peer Metric Group Rank	Weight	Peer Multiplier	Weighted Score
Adjusted Return On Equity	19.7%	2	40%	1.50	0.600
Organic Growth	3.3%	2	20%	1.50	0.300
Adjusted Operating Margin	15.0%	1	20%	2.00	0.400
Organic Growth + Adjusted Operating Margin	18.3%	2	20%	1.50	0.300
Total					1.600
Peer Weighted Score of 1.600 x metric weighting of 25%					40.0%

CALCULATION OF METRICS RESULTS – COMPANY TARGETS

When calculating our Adjusted EBITA Margin for the Performance Metric, we made adjustments to (i) add back amortization of other purchased and internally developed software, (ii) add back severance, real estate and other repositioning costs, (iii) add back acquisition transaction costs and (iv) add back losses on dispositions of subsidiaries. When calculating our Adjusted Diluted EPS Growth for the Performance Metric, we made adjustments to Net Income — Omnicom Group Inc. to (i) add back after-tax amortization of acquired intangible assets and internally

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developed strategic platform assets, (ii) add back after-tax amortization of other purchased and internally developed software, (iii) add back after-tax severance, real estate and other repositioning costs in 2024 and 2025, (iv) add back after-tax acquisition related costs incurred in 2024 and 2025 and (v) add back after-tax losses on dispositions of subsidiaries in 2025. When calculating organic growth for the Performance Metric, we made adjustments to exclude the organic growth from those businesses that are included as held for sale in the fourth quarter of 2025. To the extent achievement of the performance criteria may be impacted by changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings, the Compensation Committee exercises its judgment whether to reflect or exclude their impact. The tables in Annex A show these adjustments.

	Target Range and 2025 Performance	Performance Multiplier	Relative Weight	Weighted Score
Adjusted Diluted EPS growth		2.00	33 1/3%	0.667
Adjusted EBITA margin		1.50	33 1/3%	0.500
Organic growth		1.40	33 1/3%	0.467
Total				1.633
Performance Weighted Score of 1.633 x metric weighting of 25%				40.8%

CALCULATION OF METRICS RESULTS – QUALITATIVE METRIC DETERMINATIONS

The use of qualitative metrics was implemented to assess individual performance. In light of the transformational nature of the Merger, the Compensation Committee considered Messrs. Simm, Angelastro and Januzzi’s efforts in furtherance of (i) successfully closing the Merger and (ii) successfully integrating IPG (including its business and employees) into Omnicom (which includes any integration planning efforts in advance of the closing of the Merger). The Compensation Committee also considered an assessment of individual performance in 2025 relative to job function and to specific areas of responsibility in order to tie a substantial portion of each eligible NEO’s performance-based pay more closely to his actual performance in 2025 and to his specific areas of responsibility. In consultation with Mr. Wren, the Compensation Committee reviewed each of Messrs. Simm, Angelastro and Januzzi’s performance in his position and the extent to which he adequately carried out the functions of his role. The Compensation Committee determined that, during 2025, each eligible NEO exceeded expectations with respect to the NEO’s performance for fiscal year 2025 and successfully executed the functions of his particular position during 2025 and, as a result, the Compensation Committee determined that the qualitative metrics should be deemed achieved at target for each individual.

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Fiscal Year 2025 Calculation of Annual Incentive Award

Name	Target Incentive Compensation	Peer Weighted Score	Performance Weighted Score	Qualitative Score	Combined Score	Total Annual Incentive Award Earned
Daryl Simm	$ 3,700,000	40.0%	40.8%	50.0%	130.8%	$ 4,841,000
Philip Angelastro	$ 3,500,000	40.0%	40.8%	50.0%	130.8%	$ 4,579,000
Louis Januzzi	$ 530,000	40.0%	40.8%	50.0%	130.8%	$ 693,000

Adjustments to Calculated Annual Incentive Award

While the Compensation Committee recognizes the contribution of each eligible NEO, the Compensation Committee, pursuant to Mr. Wren’s recommendation, agreed that it was prudent to reduce the amount of the Annual Incentive Awards to Messrs. Simm and Angelastro, as shown below. In recognition of Mr. Januzzi’s performance in his role as General Counsel of the Company, the Committee and management agreed to adjust his Annual Incentive Award as shown below.

Name	Total Annual Incentive Award Earned	Adjustment	Total Final Annual Incentive Award
Daryl Simm	$ 4,841,000	$ (341,000)	$ 4,500,000
Philip Angelastro	$ 4,579,000	$ (579,000)	$ 4,000,000
Louis Januzzi	$ 693,000	$ 307,000	$ 1,000,000
4	Long-Term Incentive Compensation: Time-Based Equity Awards The Compensation Committee granted to Messrs. Simm, Angelastro and Januzzi RSUs that vest pro-rata annually.

The Compensation Committee typically grants RSU awards annually to a relatively broad group of key executives based upon the executive’s level of responsibility and judgment of the executive’s current and future contribution to Omnicom’s performance. In general, the Compensation Committee’s judgment is based on an analysis of the executive’s past contribution to the Company and also motivated by the need to retain the talented executives who are a critical component of Omnicom’s long-term success. The Compensation Committee believes that service-based vesting of the RSUs is an important motivator to reward continued performance. Mr. Januzzi received an award of RSUs on July 1, 2025, and each of Messrs. Simm and Angelastro received an award of RSUs on March 25, 2026. Information related to these awards is presented below in the Summary Compensation Table for 2025 on page 64. These awards of RSUs vest pro-rata annually over five years for Messrs. Angelastro and Januzzi and three years for Mr. Simm. Each RSU represents the right to receive one share of our common stock upon vesting. Each recipient is entitled to accelerated vesting of a pro-rated portion of the RSUs upon a termination of employment due to disability and accelerated vesting of all RSUs in the event of death.

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OTHER EXECUTIVE COMPENSATION ARRANGEMENTS

SERCR Plan and Executive Salary Continuation Plan Agreements. Omnicom has entered into Award Agreements with Messrs. Wren, Simm and Angelastro pursuant to the Senior Executive Restrictive Covenant and Retention Plan, which was adopted in December 2006 (the “SERCR Plan”) and an Executive Salary Continuation Plan Agreement with Mr. Januzzi. These arrangements are discussed in greater detail in the section below entitled “Potential Payments Upon Termination of Employment or Change in Control.”

Participation in the SERCR Plan was offered by the Compensation Committee based on the value of the benefit provided to Omnicom through the restrictive covenants contained in the SERCR Plan, as a retention mechanism to secure the services of the participants by providing post-employment benefits, subject to a minimum period of employment and based on the Compensation Committee’s analysis of the future financial impact of various termination payout scenarios on each of these recipients and on Omnicom. In making the decision to extend these benefits, the Compensation Committee relied on the advice of its independent compensation consultant, FW Cook, that the program is representative of market practice, both in terms of design and cost.

Amounts payable to Mr. Januzzi under his Executive Salary Continuation Plan Agreement are based on past Company practice and are in consideration for the covenants to consult and not to compete during the service period of the agreement. The Compensation Committee believes that these benefits are essential in helping Omnicom fulfill its objectives of attracting and retaining key executive talent.

Deferred Restricted Stock and Restricted Stock Unit Plans. Each of our NEOs was previously eligible to defer, at his election, some or all of the shares of restricted stock and restricted stock units that otherwise would have vested in a given year. No NEO made such an election in 2025. Balance and payment information with respect to prior elections is reflected in the Nonqualified Deferred Compensation in 2025 table on page 68. Omnicom pays participants an amount equal to the cash dividends that would have been paid on the shares or units in the absence of a deferral election, subject to the participant’s employment with Omnicom on the record date of such dividends.

Retirement Savings Plan. Omnicom sponsors the Omnicom Group Retirement Savings Plan, which is a tax-qualified defined contribution plan. Employees who meet the Plan’s eligibility requirements may elect to participate in the 401(k) feature of the Plan and may also receive a discretionary company matching contribution after the end of the Plan year based on the Plan’s provisions.

Insurance. In 2025, Omnicom paid employer premiums for life insurance for Messrs. Wren and Simm.

Other perquisites. We procure aircraft usage from an unrelated third-party vendor. In some instances, Omnicom makes available to the NEOs personal use of corporate aircraft hours. The dollar amount reported in the Summary Compensation Table for personal use of aircraft hours reflects the aggregate incremental cost to Omnicom, based on payments we make which are equal to the vendor’s hourly charge for such use and landing fees, minus the amount Omnicom is reimbursed by the executive for his use on the aircraft. Each executive reimburses Omnicom for at least the amount calculated based on the Standard Industry Fare Level (SIFL) tables prescribed under Internal Revenue Service (“IRS”) regulations promptly after the cost of the flight is incurred. Additional perquisites and benefits are set forth in the notes to the Summary Compensation Table for 2025 on page 64.

CEO Employment Agreement. In May 2025, we entered into the Amended CEO Employment Agreement with Mr. Wren pursuant to which his term as the Chairman and Chief Executive Officer of the Company will continue through the Renewal Term. Under the terms of the Amended CEO Employment Agreement, Mr. Wren’s annual base salary was reduced from $1 million to $1.00 effective June 1, 2025. On May 12, 2025, we also granted Mr. Wren a stock option to purchase 4,000,000 shares of Omnicom common stock at an exercise price equal to the per share closing price on the date of grant ($77.60). As a result, Mr. Wren will not receive any value from the stock option unless the per-share price of Omnicom’s common stock increases above $77.60. Such option is scheduled to vest pro-rata in monthly installments over the Renewal Term. Pursuant to the Amended CEO Employment Agreement, Mr. Wren is not entitled to receive any additional cash or equity incentive compensation during the Renewal Term. Except for termination at the end of the Renewal Term, Mr. Wren’s Amended CEO Employment Agreement may only be earlier terminated by the Company for “cause” (as defined in the SERCR Plan), due to Mr. Wren’s death or pursuant to Mr. Wren’s resignation for any reason, which is similar to his prior employment agreement.

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EXECUTIVE COMPENSATION-RELATED PRACTICES, POLICIES AND GUIDELINES

Role of the Independent Compensation Consultant. Because of the competitive nature of our business, the loss of key executives to competitors is a significant risk and Omnicom’s paramount concern is to attract and retain the highest-caliber executive team to ensure that Omnicom is managed in the most effective possible manner. The Compensation Committee directly retains the services of FW Cook, an independent third-party compensation consulting firm, for input on a range of external market factors, including evolving compensation trends, and market-standard compensation levels and elements. FW Cook reports directly and exclusively to the Compensation Committee. FW Cook only provides compensation consulting services to the Compensation Committee, and works with Omnicom’s management only on matters for which the Compensation Committee is responsible. Moreover, FW Cook does not perform any other services for, or receive any other fees from, the Company or any of its subsidiaries other than in connection with its work for the Compensation Committee. FW Cook stated that it holds no Omnicom stock, and the Compensation Committee believes the services FW Cook provides for the Company do not raise any conflicts of interest.

Market-Competitive Compensation. The Compensation Committee periodically consults with FW Cook to obtain general observations on the Company’s compensation programs from which the Compensation Committee determines the target range of total compensation for executives. Though FW Cook provides general observations on the Company’s compensation programs, it does not determine or recommend specific amounts or forms of compensation for the NEOs. Although the data provided by FW Cook influenced the Compensation Committee’s review and analysis, such data did not have a material impact on the Compensation Committee’s determination of the levels and elements of our executive compensation. The peer group the Compensation Committee reviewed consisted of companies of comparable size and operational complexity. The group was unchanged from last year (other than the removal of IPG due to the Merger), which was comprised of the following companies for 2025:

■ Accenture plc	■ DXC Technology Company	■ WPP plc
■ Automatic Data Processing, Inc.	■ Paramount Skydance
■ Cognizant Technology Solutions Corporation	■ Thomson Reuters Corporation

Accounting and Tax Considerations

IRC SECTION 162(m)

The IRS, pursuant to Section 162(m) of the Internal Revenue Code (the “Code”), generally disallows a tax deduction for all compensation in excess of $1,000,000 paid to our NEOs. The Compensation Committee believes that shareholder interests are best served by not restricting the Compensation Committee’s flexibility in structuring compensation for our NEOs and reserves the right to pay compensation that will not be deductible as a result of Section 162(m) of the Code.

ACCOUNTING FOR SHARE-BASED COMPENSATION

Omnicom accounts for share-based compensation (including its stock options, performance restricted stock units (PRSUs) and restricted stock units (RSUs)) in accordance with ASC Topic 718, Compensation — Stock Compensation.

Risk Assessment in Compensation Programs

We have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. FW Cook was previously retained by the Compensation Committee to assist Omnicom’s management in reviewing our executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations are likely to create undesired or unintentional risk of a material nature. This risk assessment process

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included a review of program policies and practices; analysis to identify risk and risk control related to the programs; determinations as to the sufficiency of risk identification; and the balance of potential risk to potential reward. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing and the fact that, since FW Cook assisted the Company in its review, no subsequent change in the Company’s compensation programs has created risks reasonably likely to have a material adverse effect on the Company, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Policies

The following table briefly summarizes the policies and guidelines Omnicom has adopted over the years to strengthen our pay practices, each of which is discussed in detail below:

Policy/Guidelines	Summary
Executive Stock Ownership Guidelines

The guidelines that require our Chairman and Chief Executive Officer, our Co-Presidents and Co-Chief Operating Officers and our Chief Financial Officer to hold shares of Omnicom common stock with a value equal to the specified multiples of base salary indicated below.

Compensation Recovery/Clawback Policy

Policy required by the SEC rules and NYSE listing standards that provides for the mandatory recovery of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement.

Equity Compensation Policy	Policy regarding the grant of equity awards covering topics such as approval requirements, grant date, timing of grants and establishing exercise price.
Policy Regarding Death Benefits

Policy provides that shareholder approval is required for any future compensation arrangements, with certain exceptions, that would require the Company to make payments or awards following the death of a NEO in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity or perquisites.

Policy Statement Regarding Hedging

Policy statement regarding hedging, which provides, in general, that no director, NEO or network CEO may purchase any financial instrument designed to hedge or offset any decrease in the market value of equity securities of the Company.

Policy Statement Prohibiting Pledging and Margin Transactions

Policy statement regarding pledging and margin transactions, which provides, in general, that no director or executive officer may engage in margin transactions with Omnicom equity securities, borrow against any account in which Omnicom equity securities are held, or pledge Omnicom equity securities as collateral for a loan.

Insider Trading Policy

Our Code of Business Conduct includes our policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards.

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Executive Stock Ownership Guidelines. We have adopted Executive Stock Ownership Guidelines that require our Chairman and Chief Executive Officer, our Co-Presidents and Co-Chief Operating Officers and our Chief Financial Officer to hold shares of Omnicom common stock with a value equal to the specified multiples of base salary indicated below. These guidelines ensure that they build and maintain a long-term ownership stake in Omnicom’s stock that will align their financial interests with the interests of the Company’s shareholders. The applicable guidelines for Messrs. Wren (Chairman and Chief Executive Officer), Simm (Co-President and Co-Chief Operating Officer), Krakowsky (Co-President and Co-Chief Operating Officer) and Angelastro (Chief Financial Officer) are as follows:

Position of Executive Officer	Ownership Target
Chairman and Chief Executive Officer of Omnicom		6 x Annual Base Salary
Co-Presidents and Co-Chief Operating Officers of Omnicom		6 x Annual Base Salary
Chief Financial Officer of Omnicom		3 x Annual Base Salary

The guidelines were adopted in the first quarter of 2010 and the executives have five years from the date of their appointment to attain the ownership levels. For purposes of the guidelines, the value of an executive’s stock ownership includes all shares of the Company’s common stock owned by the executive outright (inclusive of unvested equity awards such as restricted shares or units) or held in trust for the executive and his immediate family, plus the executive’s vested deferred stock and allocated shares of the Company’s common stock in employee plans. As of December 31, 2025, each of Messrs. Wren, Simm and Angelastro was in compliance with the guidelines.

Compensation Recovery/Clawback Policy. The Company has adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act, and the corresponding listing standards of the NYSE. This policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of the Company of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

Equity Compensation Policy. Omnicom has adopted a policy regarding grants of equity awards, which provides, among other things, that grants of equity awards to non-employee members of the Board shall be approved by the full Board and any other grants must be approved by the Compensation Committee. With limited exceptions, the grant date of any equity award will be the date of the Board or Compensation Committee meeting at which the award is approved and the exercise price, if applicable, will be no less than the closing price of Omnicom’s common stock on such date. This policy generally prohibits the grant of equity awards during periods when trading in our common stock is prohibited due to the imposition of a blackout period for possession of material, non-public information. If awards are granted during a time when trading in common stock is prohibited, the Compensation Committee and the Board must consider the possible impact of any material non-public information on the value of such equity awards. To the extent practicable, all awards granted by the Compensation Committee must be granted on pre-established meeting dates for the Compensation Committee. During 2025, no options were granted to our named executive officers in the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information.

Policy Regarding Death Benefits. On February 10, 2011, our Board adopted a policy regarding death benefits, which provides, among other things, that shareholder approval is required for any future compensation arrangements that would require the Company to make payments, grants or awards following the death of a NEO in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity or perquisites. The policy would not apply to payments, grants or awards of the sort offered to other Company employees and does not apply to arrangements existing at the time the policy was adopted.

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Policy Statement Regarding Hedging. In February 2013, our Board adopted a policy statement regarding hedging, which provides that no director, NEO or network chief executive officer may purchase any security whose value derives from an Omnicom equity security (including any prepaid variable forward contracts, equity swaps, collars or direct or indirect interests in any exchange fund with 10% or greater exposure to Omnicom) or any similar financial instrument that is designed to hedge or offset any decrease in the market value of Omnicom equity securities.

Policy Statement Regarding Pledging and Margin Transactions. In October 2019, our Board adopted a policy statement regarding pledging and margin transactions. The policy provides that no director or executive officer may purchase an Omnicom equity security on margin or hold Omnicom equity securities in a margin account. In addition, the policy prohibits directors and executive officers from borrowing against any account in which Omnicom equity securities are held, or pledging Omnicom equity securities as collateral for a margin loan or any other loan. The policy does not prohibit the cashless exercise of stock options under equity compensation plans. Any transaction that may violate this policy must be pre-cleared with Omnicom’s General Counsel.

Insider Trading Policy. Our Code of Business Conduct includes our policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. The policy includes provisions that prohibit the use of material nonpublic information for personal gain and the sharing of material nonpublic information with others. This policy, included in the “Insider Trading” section of our Code of Business Conduct, is included as Exhibit 19 of our 2025 10-K.

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Summary Compensation Table for 2025

Name and Principal Position of Executive	Year	Salary ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)		All Other Compensation ($)(2)	Total ($)
								Incentive Award
								Cash Portion	Value of Long-Term Equity Portion at Grant Date
									RSUs/Options
John D. Wren	2025	$416,667	(3)	—		$69,280,000	(4)	—	—	$169,179	$69,865,846
Chairman and Chief	2024	$1,000,000		$7,000,060		—		—	$13,500,000	$173,535	$21,673,595
Executive Officer	2023	$1,000,000		$6,999,965		—		$9,500,000	$2,500,000	$150,655	$20,150,620
Daryl D. Simm	2025	$1,000,000		$4,500,000	(6)	—		$4,500,000	—	$16,644	$10,016,644
Co-President and	2024	$1,000,000		$5,000,016		—		$500,000	$4,500,000	$24,968	$11,024,984
Co-Chief Operating Officer	2023	$1,000,000		$5,000,028		—		$3,900,000	$1,100,000	$20,845	$11,020,873
Philip J. Angelastro	2025	$950,000		$4,000,000	(6)	—		$4,000,000	—	—	$8,950,000
Executive VP	2024	$950,000		$4,500,052		—		$500,000	$4,000,000	$7,200	$9,957,252
and Chief	2023	$950,000		$4,500,043		—		$3,400,000	$1,100,000	$20,400	$9,970,443
Financial Officer
Louis F. Januzzi	2025	$741,667	(5)	$500,000	(6)	—		$1,000,000	—	—	$2,241,667
Senior VP,	2024	$625,000		$499,964		—		$500,000	$500,000	—	$2,124,964
General Counsel	2023	$500,000		$500,077		—		$500,000	$500,000	—	$2,000,077
and Secretary

(1)     All amounts reported are amounts paid or payable pursuant to Omnicom’s Senior Management Incentive Plan.

(2)         All Other Compensation consists of each of the following:

■    With respect to each NEO, All Other Compensation includes perquisites and other personal benefits, which are valued based on the aggregate incremental cost to Omnicom.

■    The total perquisites and other personal benefits include: for Mr. Wren, personal use of aircraft hours ($132,575), an auto allowance ($9,120) and a medical allowance ($4,000); and for Mr. Simm, an auto allowance ($9,120).

■    Employer premium payments for life insurance: for Mr. Wren ($23,484) and Mr. Simm ($7,524).

(3)         Pursuant to the Amended CEO Employment Agreement further described above in the section entitled “Compensation Discussion and Analysis,” effective June 1, 2025, Mr. Wren’s salary was decreased to $1. The amount disclosed in the Summary Compensation Table reflects what Mr. Wren actually earned for 2025.

(4)         As described in greater detail on page 50 in the section entitled “Compensation Discussion and Analysis: Chairman and CEO Compensation Redesign” above, in order to maximize the alignment between Mr. Wren’s incentives and the interests of Omnicom’s shareholders, the Board (upon recommendation of the Compensation Committee) granted Mr. Wren a special award of stock options, and Mr. Wren agreed to reduce his annual base salary to $1.00 and forgo any other cash or equity incentive compensation through December 31, 2028. The amount shown in this table represents the aggregate grant date fair value for the stock option award granted on May 12, 2025. The grant date fair value was computed using the Black-Scholes model, in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) rather than the amounts actually paid to or realized by Mr. Wren in respect of the award. The assumptions used in valuing option awards are described in Notes 2 and 10 to our audited financial statements included in our 2025 10-K. This stock option is scheduled to vest pro-rata in equal monthly installments beginning on July 1, 2025 through December 1, 2028. The ultimate value received by Mr. Wren upon the exercise of the option award will depend on the number of options that ultimately vest and the price of the underlying common stock at the time of exercise, as compared to the exercise price of the option. Please see the Hypothetical Summary Compensation Table shown below that reflects the compensation that we expect to be paid to Mr. Wren pursuant to the Amended CEO Employment Agreement for years 2025-2028.

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(5)    Effective July 1, 2025, Mr. Januzzi’s salary was increased to $850,000. The amount disclosed in the Summary Compensation Table reflects what Mr. Januzzi actually earned for 2025.

(6)    Represents the grant date fair value of an award of RSUs that vest pro-rata annually over five years for Messrs. Angelastro and Januzzi and over three years for Mr. Simm, subject generally to continued employment. This amount has been computed in accordance with ASC Topic 718 based on the closing price on the grant date. For a discussion of the assumptions used to calculate the fair value of stock awards, refer to Notes 2 and 10 to the consolidated financial statements contained in our 2025 10-K.

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Hypothetical Summary Compensation Table (2025 through 2028) for our Chairman and CEO

The table below reflects the disclosure that illustrates what we expect to appear in the Summary Compensation Table based on the compensation payable pursuant to the Amended CEO Employment Agreement during each of the four years (2025 through 2028) covered by the Amended CEO Employment Agreement (and assuming that All Other Compensation disclosure remains the same in each year). Note that the table below is supplemental to (and does not replace) the Summary Compensation Table set forth above.

Name and Principal Position of Executive	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
					Incentive Award
					Cash Portion	Value of Long-Term Equity Portion at Grant Date
						RSUs/Options
John D. Wren	2028	$1	—	—	—	—	$169,179	$169,180
Chairman and Chief	2027	$1	—	—	—	—	$169,179	$169,180
Executive Officer	2026	$1	—	—	—	—	$169,179	$169,180
	2025	$416,667	—	$69,280,000	—	—	$169,179	$69,865,846

Grants of Plan-Based Awards in 2025

The below table provides information about equity and non-equity awards granted to the NEOs with respect to 2025.

Name of Executive	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
John Wren	05/12/2025	—	—	—	—	4,000,000	$77.60	$69,280,000
Daryl Simm	—	$ 0	$3,700,000	$7,400,000	—	—	—	—
Philip Angelastro	—	$ 0	$3,500,000	$7,000,000	—	—	—	—
Louis Januzzi	07/01/2025	$ 0	$ 530,000	$1,060,000	6,770	—	—	$ 500,000

(1)     These columns show the potential value of the payout for Messrs. Simm, Angelastro and Januzzi under our Senior Management Incentive Plan at threshold, target and maximum levels. The potential payouts were performance-driven and therefore entirely at risk. The business measurements and performance criteria for determining the payout are described in the section entitled “Compensation Discussion and Analysis” on page 50. Awards paid or payable for performance in 2025 are reflected in the Summary Compensation Table for 2025 on page 64.

(2)     The reported dollar value of these awards represents (i) the grant date fair value of an award of stock options computed in accordance with FASB ASC Topic 718, and (ii) the dollar value of the RSUs granted to Mr. Januzzi, which was calculated by multiplying the number of shares subject to the award by the closing price on the grant date. The stock option vesting provisions are described in greater detail on page 51. The RSUs vest pro-rata annually over a five-year period. These awards were granted under the 2021 Plan. Details regarding these awards are described in further detail in the section entitled “Compensation Discussion and Analysis.”

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Outstanding Equity Awards at 2025 Year-End

The following table provides information on the holdings of unvested stock awards by the NEOs as of December 31, 2025. For additional information about the stock awards, see the description of equity incentive compensation in the section entitled “Compensation Discussion and Analysis” on page 50.

Name of Executive	Option Awards				Stock Awards
	Number of securities underlying unexercised options Exercisable (#)(1)	Number of securities underlying unexercised options Unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
John Wren	—	800,238	$ 80.39	03/25/2032	17,224	$1,390,838	151,054	$12,197,611
	571,428	3,428,572	$ 77.60	05/12/2032
Daryl Simm	—	133,374	$ 80.39	03/25/2032	43,069	$3,477,822	107,896	$ 8,712,602
Philip Angelastro	—	118,554	$ 80.39	03/25/2032	32,458	$2,620,984	97,107	$ 7,841,390
Louis Januzzi	—	11,425	$ 69.23	07/21/2032	25,764	$2,080,443	—	—

(1)     The vesting dates of stock option awards disclosed in these columns are as follows:

■    Mr. Wren: 571,428 shares subject to the option award expiring on May 12, 2032 became exercisable in 2025. 266,746 shares subject to the option award expiring on March 25, 2032 are scheduled to become exercisable on each of May 15, 2026, 2027 and 2028. Approximately 95,238 shares subject to the option award expiring on May 12, 2032 are to become exercisable on the first day of each month from January 1, 2026 to December 31, 2028. The vesting of the stock option award expiring on May 12, 2032 is further described on page 51 in the section entitled “Compensation Discussion and Analysis.”

■    Mr. Simm: 44,458 shares subject to the option award are scheduled to become exercisable on each of May 15, 2026, 2027 and 2028.

■    Mr. Angelastro: 39,518 shares subject to the option award are scheduled to become exercisable on each of May 15, 2026, 2027 and 2028.

■    Mr. Januzzi: 11,425 shares subject to the option award are scheduled to become exercisable on July 15, 2027.

(2)     The vesting dates of stock awards disclosed in this column are as follows:

■    Mr. Wren: 8,612 restricted stock units are scheduled to vest on each of May 15, 2026 and 2027.

■    Mr. Simm: 7,501 restricted stock units are scheduled to vest on August 15, 2026. 9,387 restricted stock units are scheduled to vest on each of May 15, 2026 and 2027. 5,598 restricted stock units are scheduled to vest on each of May 15, 2028, 2029 and 2030.

■    Mr. Angelastro: 8,765 restricted stock units are scheduled to vest on each of May 15, 2026 and 2027. 4,976 restricted stock units are scheduled to vest on each of May 15, 2028, 2029 and 2030.

■    Mr. Januzzi: 2,558 restricted stock units are scheduled to vest on August 15, 2026. 1,933 restricted stock units are scheduled to vest on August 15, 2027. 1,354 restricted stock units are scheduled to vest on each of August 15, 2028, 2029 and 2030. 5,124 restricted stock units are scheduled to vest on each of May 15, 2026 and 2027. 3,402 restricted stock units are scheduled to vest on May 15, 2028. 2,317 restricted stock units are scheduled to vest on May 15, 2029. 1,244 restricted stock units are scheduled to vest on May 15, 2030.

(3)     The market value of stock awards was determined by multiplying the number of unvested shares by $80.75, the closing price of Omnicom common stock on December 31, 2025.

(4)     The PRSUs are eligible to vest at the times indicated below. The actual number of PRSUs that will vest depends on our relative average return on equity for the applicable three-year periods ending December 31, 2025 and December 31, 2026, compared to a pre-established peer group.

■    Mr. Wren: A maximum of 75,938 performance restricted stock units are scheduled to vest based on performance through December 31, 2025. A maximum of 75,116 performance restricted stock units are scheduled to vest based on performance through December 31, 2026.

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■    Mr. Simm: A maximum of 54,242 performance restricted stock units are scheduled to vest based on performance through December 31, 2025. A maximum of 53,654 performance restricted stock units are scheduled to vest based on performance through December 31, 2026.

■    Mr. Angelastro: A maximum of 48,818 performance restricted stock units are scheduled to vest based on performance through December 31, 2025. A maximum of 48,289 performance restricted stock units are scheduled to vest based on performance through December 31, 2026.

Option Exercises and Stock Vested in 2025

The following table provides information for the NEOs on the number of shares acquired upon the vesting of stock awards in the form of RSUs or PRSUs and the value realized, each before payment of any applicable withholding tax and broker commissions. No stock options were exercised by any of the NEOs during 2025.

Name of Executive	Stock Awards
	Number of Shares Acquired on PRSU Vesting (#)	Value Realized on PRSU Vesting ($)(1)	Number of Shares Acquired on RS/RSU Vesting (#)	Value Realized on RS/RSU Vesting ($)(1)
John Wren	97,669	$ 7,526,373	8,612	$ 657,009
Daryl Simm	61,857	$ 4,766,700	22,279	$1,700,035
Philip Angelastro	58,601	$ 4,515,793	3,789	$ 289,063
Louis Januzzi	—	—	5,908	$ 450,762

(1)     The reported dollar values are calculated by multiplying the number of shares subject to vesting by the closing price of Omnicom common stock on the vesting date. The number of shares acquired on PRSU Vesting was determined based on our relative average return on equity for the applicable three-year periods ending December 31, 2024, compared to a pre-established peer group.

Nonqualified Deferred Compensation in 2025

Certain of Omnicom’s employees were, in prior years, eligible to defer some or all of the shares of their restricted stock and RSUs that may vest in a given year. For additional information about the deferral plans pursuant to which these elections were made, see the description of deferred compensation on page 59 in the section entitled “Deferred Restricted Stock and Restricted Stock Unit Plans.”

The table below provides information on the non-qualified deferred compensation of the NEOs in 2025, which consisted only of the deferral of shares of restricted stock or RSUs under Omnicom’s Restricted Stock and Restricted Stock Unit Deferred Compensation Plans.

Name of Executive	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals Distribution in Last FY ($)	Aggregate Balance at Last FYE ($)
John Wren	—	$(719,387)(1)	—	$10,981,193
Daryl Simm	—	—	—	—
Philip Angelastro	—	—	—	—
Louis Januzzi	—	—	—	—

(1)    Reflects earnings or (losses) on deferred shares. Earnings on deferred shares are calculated based on the total number of deferred shares in the account as of December 31, 2025, multiplied by the Omnicom closing stock price as of December 31, 2025, less the total number of such deferred shares multiplied by the Omnicom closing stock price as of December 31, 2024.

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Potential Payments upon Termination of Employment or Change in Control

The NEOs may be entitled to payments upon termination of employment or in connection with a change in control of Omnicom. The table below sets forth the potential payments that each NEO may receive upon termination of employment or change in control of Omnicom under various scenarios as of December 31, 2025. Except for the arrangements described below, none of the NEOs have entered into any plans, arrangements or agreements with Omnicom providing for payments upon termination of employment or change in control of Omnicom, other than payments generally available to all salaried employees that do not discriminate in scope, terms or operation in favor of the executive officers of Omnicom.

THE SERCR PLAN

Omnicom adopted the SERCR Plan in 2006, and Messrs. Wren, Simm and Angelastro participate. The SERCR Plan is unique in its structure and objectives. It is intended to provide security to Omnicom through the restrictive covenants described below while delivering a valuable benefit to executives in the form of post-termination compensation.

Restrictive Covenants

In consideration for annual benefits under the SERCR Plan, participating executives are subject to restrictions on competition, solicitation, disparagement, and other willful actions that may materially harm Omnicom, from the date of termination of employment through the end of the calendar year in which they receive their last annual benefits payment.

Annual Benefits

The SERCR Plan provides annual benefits to participating executives upon their termination of employment after they render seven years of service to Omnicom or its subsidiaries, unless termination is for “Cause.” “Cause” is generally defined for this purpose as the executive having been convicted of (or having entered a plea bargain or settlement admitting guilt for) any felony committed in the execution of and while performing his duties as an executive officer, an act of fraud or embezzlement against Omnicom, as a result of which continued employment would have a material adverse impact on Omnicom, or having been the subject of any order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving a material and willful act of fraud. Subject to compliance with the SERCR Plan’s restrictive covenants, the annual benefit is payable for 15 years following termination, and is equal to the lesser of (a) the product of (i) the average of the executive’s three highest years of total pay (base salary plus bonus and other incentive compensation), and (ii) a percentage equal to 5% plus 2% for every year of the executive’s service as an executive officer to Omnicom, not to exceed 35% and (b) $1.5 million, subject to an annual cost-of-living adjustment of up to 2.5% per year beginning in 2024. Payment of this annual benefit begins in the year following the calendar year in which the termination of employment occurred. In the event of death subsequent to satisfaction of the seven-year service requirement, beneficiaries of the executive are entitled to the annual benefit payments. No annual benefit is payable if the executive is terminated by Omnicom for Cause. Any future compensation arrangement under the SERCR Plan that would oblige Omnicom to make payments in the event of a NEO’s death would require shareholder approval.

THE EXECUTIVE SALARY CONTINUATION AGREEMENT

Omnicom has entered into an Executive Salary Continuation Agreement with Mr. Januzzi pursuant to which Omnicom agreed to make annual payments for up to a maximum of 10 years after termination of full time employment, unless termination is for “Cause,” in consideration for his agreeing to consult and be subject to restrictions on competition, solicitation, disparagement, and other willful actions that may be harmful to Omnicom during the payment period. “Cause” is generally defined for this purpose as misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty. Mr. Januzzi’s Executive Salary Continuation Agreement remains subject to vesting and, as of December 31, 2025, he was not entitled to any payments, except in the event of termination due to death.

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Consulting Obligation and Certain Restrictive Covenants

Mr. Januzzi has agreed to serve as advisor or consultant to Omnicom during his applicable payment period, subject to certain limitations. In addition, he will be subject to restrictions on competition, solicitation, disparagement, and other willful actions that may be harmful to Omnicom, from the date of termination through the end of the payment period, if any.

Annual Benefits

Following termination and subject to compliance with the consulting obligation and restrictions on competition, solicitation, disparagement, and other willful actions that may be harmful to Omnicom, Mr. Januzzi is entitled to receive annual payments, once his benefits have vested, for the duration of the payment period. Annual payments are equal to 50% of the highest annual base salary paid to Mr. Januzzi within five years prior to termination. Annual payments are subject to there being sufficient pre-tax profits of Omnicom for the calendar year immediately prior to the year in which Mr. Januzzi is entitled to payment, except in the event of Mr. Januzzi’s death or disability.

Upon vesting, Mr. Januzzi will be entitled to 100% of the annual payment amount in the event of disability. For a voluntary termination, including retirement, or a termination by Omnicom without Cause, Mr. Januzzi will also be entitled to 100% of the annual payment amount upon vesting. In the event of death, Mr. Januzzi’s beneficiary or beneficiaries are entitled to 75% of the annual payment amount. No annual benefits are payable if Mr. Januzzi is terminated by Omnicom for Cause. Any future compensation arrangement under an Executive Salary Continuation Agreement that would oblige Omnicom to make payments in the event of a NEO’s death would require shareholder approval.

THE SENIOR MANAGEMENT INCENTIVE PLAN

Each of Messrs. Simm, Angelastro and Januzzi participated in our Senior Management Incentive Plan in fiscal year 2025. The Senior Management Incentive Plan provides performance-based bonuses to participants, based upon specific performance criteria, discussed on page 53 above, during each performance period. If a participant in the Senior Management Incentive Plan experiences a termination of employment for any reason prior to the end of a performance period or the bonus payment date for such performance period, he is not entitled to any payment, but the Compensation Committee has the ability (a) to determine whether the participant will receive any bonus, (b) to determine whether the participant will receive a pro-rated bonus reflecting that portion of the performance period in which the participant had been employed by Omnicom, and (c) to make such other arrangements as the Compensation Committee deems appropriate in connection with the participant’s termination of employment.

EXECUTIVE LIFE INSURANCE COVERAGE

Omnicom provides life insurance coverage to its employees. Certain of the NEOs participate in a company-sponsored executive life insurance program that provides them with a higher coverage amount than they would otherwise be eligible for as employees. This coverage is in lieu of the coverage provided to employees generally. Specifically, Messrs. Wren and Simm are provided with executive life insurance policies for which Omnicom paid the premiums. As of December 31, 2025, in the event of termination of employment due to death, the beneficiaries of these two NEOs would be entitled to life insurance benefits in the amount of $1,000,000 paid by MassMutual. This amount is $250,000 higher than each would be eligible for under the program covering employees generally.

ACCELERATION OF EQUITY AWARDS

Messrs. Wren, Simm and Angelastro hold unvested PRSUs. Messrs. Wren, Simm, Angelastro and Januzzi hold unvested RSUs that generally vest based on continued employment and the passage of time. Messrs. Wren, Simm, Angelastro and Januzzi also hold stock options that generally vest based on continued employment and the passage of time. As specified below, such NEOs are entitled to accelerated vesting of these awards (a) on a pro rata basis upon termination of employment due to disability and (b) upon death. Additionally, the options held by Messrs. Wren, Simm, Angelastro and Januzzi shall become exercisable in full upon their retirement if such retirement occurs more than one year following the date of grant, and with respect to Mr. Wren’s option granted on May 12, 2025, upon Mr. Wren’s resignation for good reason.

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No equity awards held by our NEOs have single trigger or double trigger acceleration in connection with a change in control. However, if the awards held by our NEOs or other employees are not assumed or substituted by an acquirer in connection with a change in control of Omnicom, they fully vest.

If a NEO retires, voluntarily terminates or is terminated by Omnicom, with or without cause, all options, RSUs and PRSUs that have not yet vested are generally forfeited or, to the extent PRSUs are partially vested based on the passage of time, they may remain subject to vesting based on the ultimate achievement of the performance goals, except that Mr. Wren’s option granted on May 12, 2025 is eligible to vest upon his voluntary resignation for good reason.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL TABLE

The following table provides the potential payments that each NEO may receive upon termination of employment or change in control of Omnicom, assuming that (a) such termination or change in control of Omnicom occurred on December 31, 2025; and (b) the price per share of Omnicom common stock equals $80.75, the closing price of Omnicom common stock on December 31, 2025.

Name of Executive	Death	Disability	For Cause Termination	Termination without Cause	Retirement	Voluntary Termination	Change in Control(1)
John Wren
■ SERCR Plan(2)	$1,575,937	$1,575,937	—	$ 1,575,937	$ 1,575,937	$ 1,575,937	—
■ PRSU/RSU Awards/Options(3)(4)(5)	$14,500,905	$7,066,399	—	—	—	$10,800,002(6)	—
Daryl Simm
■ SERCR Plan(2)	$1,575,937	$1,575,937	—	$ 1,575,937	$ 1,575,937	$ 1,575,937	—
■ PRSU/RSU Awards/Options(3)(4)(5)	$4,970,131	$3,167,251	—	—	—	—	—
Philip Angelastro
■ SERCR Plan(2)	$1,575,937	$1,575,937	—	$ 1,575,937	$ 1,575,937	$ 1,575,937	—
■ PRSU/RSU Awards/Options(3)(4)(5)	$3,963,496	$2,402,580	—	—	—	—	—
Louis F. Januzzi
■ Executive Salary Continuation Agreement	$318,750(7)	—	—	—	—	—	—
■ RSU Awards/Options(4)(5)	$2,212,059	$1,019,710	—	—	$ 131,616	—	—

(1)     The change in control value of equity awards assumes that all equity awards are assumed or substituted in connection with a change in control. There are not currently any outstanding equity awards that have single trigger or double trigger acceleration in connection with a change in control. If, however, an unvested equity award is not assumed or substituted in connection with a change in control, such unvested equity award vests in full.

(2)     Except in the event of a termination for Cause, the NEO or his beneficiary, as the case may be, would be entitled to receive 15 annual payments in this amount, the first of which would be payable in 2026. In the event of termination for Cause, no payments would be made. The amount reported is the payment cap set forth in the SERCR Plan as in effect on December 31, 2025, subject to an annual cost-of-living adjustment of up to 2.5% per year beginning in 2024. All payment obligations are conditioned upon compliance with the restrictive covenants described above.

(3)     The value of PRSUs was determined by taking the aggregate fair market value of the shares underlying PRSUs subject to accelerated vesting as of December 31, 2025. The value of PRSUs assumes achievement of the highest performance target, and therefore, the actual value could be lower than the amount disclosed. Amounts shown do not include unvested PRSUs which are considered earned and non-forfeitable as of December 31, 2025 because the service requirement was met, but which are eligible to vest following the end of the applicable performance period and based on the applicable level of actual performance during such period. For additional information, please read the discussion above in our “Compensation Discussion and Analysis.”

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(4)     The value of RSUs was determined by taking the aggregate fair market value of the shares underlying RSUs subject to accelerated vesting as of December 31, 2025. For additional information, please read the discussion above in our “Compensation Discussion and Analysis.”

(5)     The value of the options was determined by taking the aggregate fair market value of the shares underlying options subject to accelerated vesting as of December 31, 2025, and subtracting the aggregate cost of the exercise price for the options. For additional information, please read the discussion above in our “Compensation Discussion and Analysis.”

(6)    Amount reflects the value of Mr. Wren’s option granted on May 12, 2025, which, as of December 31, 2025, was only eligible to accelerate upon Mr. Wren’s resignation for good reason.

(7)    This reflects 75% of Mr. Januzzi’s annual payment amount, payable to his designated beneficiary or beneficiaries. Ten annual payments in this amount would be paid to such beneficiary or beneficiaries, with the first payment being made in 2026.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of our Chairman and CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

Consistent with prior years, we identified the median employee by considering all individuals who were employed by us on October 31, 2025, whether employed on a full-time or part-time basis, excluding our Chairman and CEO and employees located in jurisdictions with a de minimis number of employees. As discussed above in the section entitled Compensation Discussion and Analysis, the successful completion of the Merger with IPG took place on November 26, 2025. The resulting effect on our employee base, therefore, was not included in the process of identifying the median employee. Our global workforce was 7.75% lower on October 31, 2025, than on October 31, 2024. As of October 31, 2025, we determined that our employee population consisted of a total of 78,835 U.S. and non-U.S. individuals, whether employed on a full-time or part-time basis. Pursuant to the de minimis exception allowed under Item 402(u), we excluded all 3,919 individuals who provided services to us in Chile, Colombia, the Philippines and Thailand.

We identified the median employee by examining all gross base salaries during the month of October 2025 for the remaining employee population, as of October 31, 2025, of 74,916 individuals. Unlike our 2025 10-K, the size of our total employee population for purposes of this pay ratio calculation includes part-time employees (who, as required by Item 402(u) of Regulation S-K, have not been converted to full-time equivalent employees), and is based on a count of individuals employed as of October 31, 2025. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect on October 31, 2025. Using this methodology, we determined that our median employee was an employee in the United Kingdom. We believe our methodology represents a consistently applied compensation measure that appropriately identifies our median employee.

After identifying the median employee for 2025, we calculated the annual total compensation for 2025 for such employee using the same methodology we used for our NEOs as set forth in the Summary Compensation Table for 2025 on page 64. For 2025, the value of the annual total compensation of the median employee was 42,500 GBP and, using an exchange rate as of December 31, 2025 of 1.34911 results in a U.S. equivalent of $57,337.

For 2025, the annual total compensation of our Chairman and CEO was $69,865,846. As described above in the Compensation Discussion and Analysis on page 50 and the Summary Compensation Table on page 64, Mr. Wren agreed to forgo all go-forward base and incentive compensation in exchange for one upfront, at-risk long-term stock option award intended to cover all of his compensation through December 31, 2028. Under SEC disclosure rules, the resulting pay ratio of the annual total compensation of our Chairman and CEO to the median of the annual total compensation of all of our employees (other than our CEO) for 2025 was approximately 1,219 to 1, taking into account his new compensation structure.

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Pay Versus Performance Table

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years in the five-year period ended December 31, 2025, and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)	Return on Equity(3)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)
2025	69,865,846	67,924,486	7,069,437	6,758,828	154.22	224.01	(54,500,000)	19.7%
2024	21,673,595	23,662,700	6,108,608	6,476,397	158.37	205.74	1,480,600,000	37.9%
2023	20,150,620	24,757,884	7,028,000	7,810,003	154.53	167.78	1,391,400,000	40.5%
2022	20,679,168	24,500,414	7,771,045	8,841,167	141.03	134.48	1,316,500,000	40.4%
2021	19,981,715	28,011,719	7,294,539	8,650,622	121.88	147.43	1,407,800,000	44.3%

(1)     Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:
Year	PEO	Non-PEO NEOs
2025	John Wren	Daryl Simm, Philip Angelastro and Louis Januzzi
2024	John Wren	Daryl Simm, Philip Angelastro, Louis Januzzi and Rochelle Tarlowe
2023	John Wren	Daryl Simm, Philip Angelastro, Jonathan Nelson and Louis Januzzi
2022	John Wren	Daryl Simm, Philip Angelastro, Jonathan Nelson and Michael O’Brien
2021	John Wren	Daryl Simm, Philip Angelastro, Jonathan Nelson and Michael O’Brien

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as set forth in the table below, and determined in accordance with SEC rules. The dollar amounts shown do not reflect the value of vested compensation actually received by our NEOs during the applicable year. Instead, the dollar amounts also include the values of unvested and vested equity awards during the applicable year based on year-end stock prices, various accounting valuation assumptions and projected performance related to our PRSUs. “Compensation actually paid,” determined in accordance with SEC rules, will generally fluctuate due to stock price achievement and varying levels of projected and actual achievement of performance goals applicable to our PRSUs. For a discussion of how our Compensation Committee assesses performance and our NEOs’ pay each year, please see the Compensation Discussion and Analysis section of the proxy statements reporting pay for the applicable fiscal years.

Adjustments	2025
	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(69,280,000)	$(166,667)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End(4)	$59,799,594	$42,359
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY End, determined at Vesting Date	$7,722,849	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(890,191)	$(442,421)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(961,035)	$(464,356)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$1,667,423	$720,476
TOTAL ADJUSTMENTS	$(1,941,360)	$(310,609)
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EXECUTIVE COMPENSATION

(2)     Represents the cumulative TSR (the “Peer Group TSR”) for the following peer companies for each fiscal year: WPP plc and Publicis Groupe SA. IPG ceased to be a member of our peer group due to its acquisition by us in 2025 and was therefore excluded from the calculation of Peer Group TSR for the relevant period.

(3)     Return on Equity is a non-GAAP measure and is calculated by dividing our total net income for the applicable fiscal year, as reported in our consolidated financial statements contained in our Annual Report on Form 10-K for the applicable fiscal year, by our average shareholders’ equity for such fiscal year. Average shareholders’ equity for a fiscal year is determined by averaging our fiscal year-end shareholders’ equity and our prior fiscal year-end shareholders’ equity, as reported in our consolidated financial statements contained in our Annual Report on Form 10-K for the applicable fiscal year. For 2025, when calculating Adjusted Return on Equity for our performance metric, we made adjustments to (i) add back after-tax amortization of acquired intangible assets and internally developed strategic platform assets, (ii) add back after-tax severance, real estate and other repositioning costs, (iii) add back after-tax acquisition related costs and (iv) add back after-tax losses on dispositions of subsidiaries. Adjusted Return on Equity for 2025 was 19.7%.

(4)     Amount includes both (i) the fair value of the awards granted in 2025, as reported in the Summary Compensation Table for 2025 on page 64, that remain unvested as of 2025 fiscal year-end, determined as of 2025 fiscal year-end, and (ii) the incremental change in the value of the portion of the Annual Incentive Award for performance in 2024 that the Compensation Committee elected to pay in RSUs and/or stock options, as reflected in the Summary Compensation Table for 2024.

NARRATIVE DISCLOSURE TO PAY VERSUS PERFORMANCE TABLE

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income and (iv) our adjusted return on equity, in each case, for the fiscal years in the five-year period ended December 31, 2025.

74 2026 Proxy Statement

EXECUTIVE COMPENSATION

(1)     Net income for 2021 includes $50.5 million related to a gain on the disposition of a subsidiary in the second quarter of the year. Net income for 2022 includes a pre-tax charge of $113.4 million in operating expenses related to the effects of the war in Ukraine, resulting in an additional $4.8 million of income tax expense. For 2023, the net impact of real estate repositioning costs, a gain on disposition of subsidiaries and acquisition transaction costs reduced net income by $102.6 million. For 2024, the impact of repositioning costs, primarily related to severance and acquisition transaction costs, reduced net income by $56.0 million. For 2025, the effects of severance, real estate repositioning costs, contract cancellations and other costs, and loss on dispositions of certain businesses in connection with the Merger, as well as costs related to efficiency initiatives taken in the second quarter of 2025, reduced net income by $1,750.5 million.

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EXECUTIVE COMPENSATION

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to determine compensation actually paid to our NEOs for the fiscal year ended December 31, 2025:

■    Adjusted Return on Equity;

■    Organic Growth;

■    Adjusted Operating Margin;

■    Adjusted Diluted EPS Growth; and

■    Adjusted EBITA Margin.

For additional details regarding our most important financial performance measures, please see the section titled “Performance-Based Compensation Awards” in our Compensation Discussion and Analysis elsewhere in this Proxy Statement.
76 2026 Proxy Statement

ITEM 3 — RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. In accordance with the Audit Committee’s charter, the Audit Committee has appointed KPMG LLP as our independent auditors for our fiscal year ending December 31, 2026. We are submitting the appointment of our independent auditors for shareholder ratification at the 2026 Annual Meeting. KPMG LLP has been retained as our independent auditor continuously since June 2002. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its shareholders.

Representatives of KPMG LLP are expected to attend the 2026 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Audit Committee is not bound by the results of the vote regarding ratification of the independent auditors. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Omnicom and its shareholders.

The Board UNANIMOUSLY recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as our independent auditors.

Approval of this item requires the favorable vote of the holders of a majority of the shares voting on the item. Abstentions will have no effect on the outcome of this item. Broker non-votes are not expected for proposal 3 as NYSE rules allow brokers, banks or other nominees to exercise discretionary voting authority on this “routine” proposal.

Fees Paid to Independent Auditors

The following table shows information about fees billed by KPMG LLP and affiliates for professional services rendered for the last two fiscal years:

	2025	Approved by Audit Committee	2024	Approved by Audit Committee
Audit Fees(1)	$32,228,944	100%	$22,735,639	100%
Audit-Related Fees(2)	$ 270,850	100%	$ 560,600	100%
Tax Fees(3)	$ 905,149	100%	$ 318,300	100%
All Other Fees(4)	—		—
Total Fees	$33,404,943		$23,614,539

(1)     Audit Fees consist of fees for professional services for the audit and interim reviews of our consolidated financial statements and for the audit of our internal control over financial reporting. Audit fees also include audit services that are normally provided by independent auditors in connection with statutory audit and regulatory filings, as well as consents rendered in connection with registration statement filings and comfort letters rendered in connection with debt offerings. The amounts noted above include reimbursement for direct out-of-pocket travel and other sundry expenses.

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ITEM 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

(2)     Audit-Related Fees consist of fees for assurance and audit-related services performed for the Company or its subsidiaries but not directly related to the audits. Audit-Related fees include due diligence services and attestation or agreed upon procedures related to certain statutory requirements or local reporting requirements.

(3)     Tax Fees consist primarily of fees for routine international tax compliance and advisory services, including the review and preparation of statutory tax returns, related compliance services, and routine tax advice.

(4)     All Other Fees consist of fees for permitted services other than those that meet the criteria above. There were no such services performed in 2025 or 2024.

In deciding to reappoint KPMG LLP to be our independent auditors for 2026, the Audit Committee considered KPMG LLP’s provision of services to assure that it was compatible with maintaining KPMG LLP’s independence. The Audit Committee determined that these fees were compatible with the independence of KPMG LLP as our independent auditors.

The Audit Committee has adopted a policy that requires it to pre-approve each audit and permissible non-audit service rendered by KPMG LLP, except for items exempt from pre-approval requirements by applicable law. On a quarterly basis, the Audit Committee reviews and generally pre-approves specific types of services and the range of fees that may be provided by KPMG LLP without first obtaining specific pre-approval from the Audit Committee. The policy requires the specific pre-approval of all other permitted services, and all other permitted services were pre-approved in 2025.

Audit Committee Report

The Audit Committee’s primary purpose is to assist the Board in carrying out its oversight responsibilities relating to Omnicom’s financial reporting. Management is responsible for the preparation, presentation and integrity of Omnicom’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States and auditing the operating effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Audit Committee has reviewed and discussed with management Omnicom’s audited 2025 financial statements as of December 31, 2025. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed under all relevant professional and regulatory standards, which included discussion of the quality of Omnicom’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required under all relevant professional and regulatory standards, and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board that the audited financial statements of Omnicom for the year ended December 31, 2025 be included in its 2025 10-K.

Members of the Audit Committee
Mary C. Choksi, Chair
Mark D. Gerstein
Deborah J. Kissire
Gracia C. Martore
Valerie M. Williams

78 2026 Proxy Statement

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of the close of business on March 9, 2026 (except as otherwise noted), with respect to the beneficial ownership of our common stock by:

■    each person known by Omnicom to own beneficially more than 5% of our outstanding common stock;

■    each current director or nominee;

■    each NEO; and

■    all directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, the address for each individual listed below is c/o Omnicom Group Inc., 280 Park Avenue, New York, New York 10017.

Name	Number of Shares Owned(1)	Options Exercisable within 60 Days	Total Beneficial Ownership	Percent of Shares Outstanding(2)
State Street Corporation(3)	23,677,784	—	23,677,784	8.3%
The Vanguard Group(4)	23,239,184	—	23,239,184	8.2%
BlackRock, Inc.(5)	18,140,257	—	18,140,257	6.4%
Philip J. Angelastro(6)	439,478	—	439,478	*
Mary C. Choksi	46,053	—	46,053	*
Leonard S. Coleman, Jr.	48,606	—	48,606	*
Mark D. Gerstein	14,188	—	14,188	*
Ronnie S. Hawkins	20,453	—	20,453	*
Louis F. Januzzi(7)	9,231	—	9,231	*
Deborah J. Kissire	26,057	—	26,057	*
Philippe Krakowsky	104,299	86,000	190,299	*
Gracia C. Martore	26,767	—	26,767	*
Patrick Q. Moore	23,116	—	23,116	*
Patricia Salas Pineda	9,859	—	9,859	*
Linda Johnson Rice	12,954	—	12,954	*
Cassandra Santos	5,156	—	5,156	*
Daryl D. Simm(8)	124,214	—	124,214	*
Valerie M. Williams	24,728	—	24,728	*
John D. Wren(9)	1,344,071	1,047,619	2,391,690	*
E. Lee Wyatt Jr.	23,116	—	23,116	*
All directors and executive officers as a group (17 persons)	2,302,346	1,133,619	3,435,965	1.2%

*       less than 1%.

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STOCK OWNERSHIP INFORMATION

(1)     This column lists voting securities, and securities the payout of which has been deferred at the election of the holder. Each director or executive officer has sole voting and investment power with respect to the shares reported. The amounts in the column include:

■    shares held pursuant to the outside director equity plan, the payout of which has been deferred at the election of the holder, namely, Ms. Choksi — 46,053 shares, Mr. Coleman — 32,306 shares, Mr. Gerstein — 14,188 shares, Mr. Hawkins — 13,160 shares, Ms. Kissire — 26,057 shares, Ms. Martore — 24,169 shares, Ms. Pineda — 9,601 shares, Ms. Rice — 10,524 shares, Ms. Santos — 3,250 shares and Ms. Williams — 24,728 shares;

■    shares previously held under restricted stock awards, the payout of which has been deferred at the election of the holder, namely, Mr. Wren — 135,990 shares; and

■    shares credited under the Omnicom Group Retirement Savings Plan, namely, Mr. Angelastro — 1,770 shares and Mr. Wren — 36,618 shares.

(2)     The number of shares of common stock outstanding on March 9, 2026 was 284,988,976. The percent of common stock is based on such number of shares and is rounded off to the nearest one-tenth of a percent.

(3)    Stock ownership is based solely on a Schedule 13G filed with the SEC on January 8, 2026, by State Street Corporation (“State Street”). In the filing, State Street reported having shared voting power over 18,264,452 shares and shared dispositive power over 23,676,768 shares. State Street has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of State Street is One Congress Street, Suite 1, Boston, MA 02114.

(4)    Stock ownership is based solely on a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”). In the filing, Vanguard reported having shared voting power over 247,491 shares, sole dispositive power over 22,366,460 shares and shared dispositive power over 872,724 shares. Vanguard has certified in its Schedule 13G/A that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)    Stock ownership is based solely on a Schedule 13G/A filed with the SEC on January 24, 2024, by BlackRock, Inc. (“BlackRock”). In the filing, BlackRock reported having sole voting power over 16,387,315 shares and sole dispositive power over 18,140,257 shares. BlackRock has certified in its Schedule 13G/A that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(6)     Excludes 97,107 unvested PRSUs, 32,458 unvested RSUs and 118,554 unvested options granted to Mr. Angelastro pursuant to our equity plans, for which he does not have the right to acquire the underlying shares within 60 days of March 9, 2026.

(7)     Excludes 25,764 unvested RSUs and 11,425 unvested options granted to Mr. Januzzi pursuant to our equity plans, for which he does not have the right to acquire the underlying shares within 60 days of March 9, 2026.

(8)     Excludes 107,896 unvested PRSUs, 43,069 unvested RSUs and 133,374 unvested options granted to Mr. Simm pursuant to our equity plans, for which he does not have the right to acquire the underlying shares within 60 days of March 9, 2026.

(9)     Excludes 151,054 unvested PRSUs, 17,224 unvested RSUs and 3,943,095 unvested options granted to Mr. Wren pursuant to our equity plans, for which he does not have the right to acquire the underlying shares within 60 days of March 9, 2026.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership with the SEC and to provide us with copies of all such reports. To our knowledge, based solely on a review of applicable reports filed with the SEC and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during the year ended December 31, 2025, except for one late Form 4 filed on March 28, 2025 relating to a grant of restricted stock units and a grant of employee stock options to Daryl Simm.

80 2026 Proxy Statement

STOCK OWNERSHIP INFORMATION

Equity Compensation Plans

As of December 31, 2025, our principal equity plan for employees was the Omnicom Group Inc. 2021 Incentive Award Plan (the “2021 Plan”), which was approved by shareholders at our 2021 Annual Meeting of Shareholders and replaced all of our prior equity incentive plans. The Compensation Committee’s independent compensation consultant, FW Cook, provided analysis and input on the 2021 Plan. The purpose of the 2021 Plan was to promote the success and enhance the value of Omnicom by continuing to link the personal interest of participants to those of Omnicom shareholders and by providing participants with an incentive for outstanding performance to generate superior returns to Omnicom shareholders. The 2021 Plan provided for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, and restricted stock units. Persons eligible to participate in the 2021 Plan included all employees and consultants of Omnicom and its subsidiaries, members of our Board or, as applicable, members of the board of directors of a subsidiary.

On January 28, 2026, our shareholders approved the Omnicom 2026 Incentive Award Plan (the “2026 Plan”). Effective upon its adoption, no new awards will be made under the 2021 Plan (though outstanding equity awards thereunder were not affected by the adoption of the 2026 Plan). Like the 2021 Plan, the 2026 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, and restricted stock units to employees, consultants and members of our Board or, as applicable, members of the board of directors of a subsidiary.

All of our current equity compensation plans have been approved by shareholders. The following table provides information about our current equity compensation plans as of December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($/shr)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders: 2021 Plan and previously adopted equity incentive plans (other than our ESPP)	12,572,976(1)	$75.82	1,086,325(2)
Equity compensation plans approved by security holders: ESPP Shares	—	—	8,171,126(3)
Equity compensation plans not approved by security holders	—	—	—
Total	12,572,976	$75.82	9,257,451

(1)     In connection with our acquisition of IPG, we assumed options previously granted to employees of IPG under an equity incentive plan approved by IPG’s shareholders (the “Assumed Options”). Following the acquisition, the Assumed Options cover 86,000 shares of our common stock and have a weighted average exercise price of $67.82 per share. Amounts shown in this row include the Assumed Options. We do not expect to make future awards under IPG’s equity incentive plans.

(2)     The maximum number of shares that may be issued under our 2021 Plan is 14,700,000, less one share for each share subject to an award granted under a Prior Plan after December 31, 2020. This number is subject to upward adjustment since awards granted under Prior Plans that are forfeited or expire after December 31, 2020, may be used again under the 2021 Plan. Furthermore, shares tendered for payment of or withheld after December 31, 2020 in satisfaction of the tax withholding amounts due upon vesting or settlement of any award that is not an option or stock appreciation right that is granted under the 2021 Plan or a Prior Plan may be used under the 2021 Plan. The figure above includes 1,086,325 shares that may be issued under our 2021 Plan. Our 2021 Plan provides that we may no longer grant any awards under our Prior Plans. As of December 31, 2025, there were 8,828,208 stock options outstanding under our equity compensation plans (other than our Employee Stock Purchase Plan (the “ESPP”)) with a weighted-average exercise price of $75.82 and a weighted-average term of 6.25 years and 3,744,768 RSUs or PRSUs outstanding under our equity compensation plans (other than our ESPP). PRSUs have been included assuming the maximum level of performance.

(3)     The ESPP is a tax-qualified plan in which all eligible full-time and part-time domestic employees may participate.

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INFORMATION ABOUT VOTING AND THE MEETING

Virtual Meeting

The 2026 Annual Meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the 2026 Annual Meeting online and vote your shares and submit questions electronically at the meeting. You may attend the 2026 Annual Meeting online by visiting www.virtualshareholdermeeting.com/OMC2026 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card.

Record Date Shares Outstanding

Holders of shares of our common stock, par value $0.15 per share, as of the close of business on March 9, 2026, will be entitled to vote their shares at the 2026 Annual Meeting. On that date, there were 284,988,976 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the 2026 Annual Meeting.

Quorum; Required Vote; Effect of Abstentions and Broker Non-Votes

More than 50% of the shares entitled to vote will constitute a quorum for the transaction of business at the 2026 Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Broker non-votes are proxies returned by brokers, banks or other nominees who do not vote on one or more “non-routine” proposals (as determined by NYSE rules) because they did not receive instructions from the beneficial owner and were not permitted to exercise discretionary voting authority on such “non-routine” proposals. If a quorum is not present, the shareholders who are present or represented may adjourn the meeting until a quorum exists. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. We will, however, publish a press release if the meeting is adjourned to another date. An adjournment will have no effect on business that may have already been conducted at the meeting.

In order to obtain approval of the election of any nominee as a director when the number of nominees equals the number of directors to be elected, assuming a quorum exists, a director nominee must receive a majority of the votes cast with respect to such nominee, meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will not be considered as votes cast and will have no effect on the election of directors. In order to approve the advisory resolution to approve the Company’s executive compensation, and the ratification of the appointment of KPMG LLP as our independent auditors, assuming a quorum exists, the affirmative vote of the holders of a majority of the shares represented at the meeting and actually voting on the proposal is required. Abstentions and broker non-votes (if any) will not be considered as voting on Proposals 2 and 3, and thus, will have no effect on the outcome of those proposals.

Voting Prior to the Meeting

Whether or not you plan to attend the 2026 Annual Meeting, we encourage you to vote your shares as soon as possible to ensure that your shares will be represented at the 2026 Annual Meeting. Prior to the meeting, you can vote your shares by proxy card, through the Internet or by telephone. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Monday, May 4, 2026. We have adopted the Internet and telephone voting procedures to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions

82 2026 Proxy Statement

INFORMATION ABOUT VOTING AND THE MEETING

and to confirm that their instructions have been recorded properly. By submitting your proxy through the Internet, by telephone or by using the proxy card, you will authorize two of our officers or their designees to represent you and vote your shares at the meeting in accordance with your instructions; or, if no instructions are given, your shares will be voted as described below in the section entitled “Default Voting.”

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or other nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or other nominee should have sent you a voting instruction card for you to use in directing it on how to vote your shares.

Under existing rules, if your broker, bank or other nominee holds your shares in its name and you have not given voting instructions, your broker, bank or other nominee nonetheless has the discretion to authorize the designated proxies to act, except on the “non-routine” matters. As such, they could vote in respect of the ratification of the appointment of KPMG LLP as our independent auditors, but not on the election of directors or the advisory resolution to approve executive compensation.

Fidelity Management Trust Company, as trustee under our retirement savings plan, and Computershare Trust Company, Inc., as administrator of our ESPP, will vote common stock held in the plans as indicated by participants in whose accounts the shares are held, whether or not vested, on their proxies. Please note that your shares held in either plan will be voted as you instruct if your proxy card, telephone or Internet voting instructions are received on or before 11:59 p.m. Eastern Daylight Time on Thursday, April 30, 2026. In accordance with the terms of the retirement savings plan, Fidelity Management Trust Company will vote all shares for which it does not receive voting instructions by the deadline provided above in the same proportion on each issue as it votes the shares for which it does receive instructions. In accordance with the terms of the ESPP, Computershare Trust Company, Inc. will not vote shares for which it does not receive voting instructions by the deadline provided above.

Voting at the Meeting

You may also vote your shares by attending the 2026 Annual Meeting online. To attend the 2026 Annual Meeting online, visit www.virtualshareholdermeeting.com/OMC2026 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card. Once admitted to the 2026 Annual Meeting, you will have the ability to vote your shares and submit questions electronically.

“Default” Voting

If you submit a proxy, whether through the Internet, by telephone or by using the proxy card, but do not indicate any voting instructions, your shares will be voted “for” the election of all nominees for director, “for” the advisory resolution to approve the Company’s executive compensation and “for” the ratification of the appointment of KPMG LLP. If any other business properly comes before shareholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Right to Revoke

If you submit your proxy, you may change your voting instructions at any time prior to the vote at the 2026 Annual Meeting. For shares held directly in your name, you may change your vote by granting a new proxy, through the Internet, by telephone or in writing, which bears a later date (thereby automatically revoking the earlier proxy) or by attending the 2026 Annual Meeting and voting. For shares beneficially owned by you, but held in “street name” by a broker, bank or other nominee, please refer to the information forwarded to you by your broker, bank or other nominee for instructions on revoking or changing your proxy.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will act as inspectors at the 2026 Annual Meeting. They will determine the presence of a quorum and will tabulate and certify the votes.

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ADDITIONAL INFORMATION

Expense of Solicitation

We are making and will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile or electronic transmission by our officers, directors, and regular employees. We may reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. We have retained D.F. King & Co., Inc., 28 Liberty Street, Floor 53, New York, NY 10005 to assist in the solicitation of proxies. For these services, we will pay D.F. King & Co. a fee of approximately $10,000 and reimburse it for certain out-of-pocket disbursements and expenses.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by Omnicom under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. Separately, while we may reference certain documents or information on our website in this Proxy Statement, such information is expressly not incorporated by reference into this Proxy Statement.

Availability of Certain Documents

In accordance with the rules promulgated by the SEC, we have elected to provide access to our proxy materials on the Internet. This Proxy Statement and our 2025 Annual Report to Shareholders are available, beginning March 26, 2026, on our website at https://investor.omc.com. You may also access our Proxy Statement and our 2025 Annual Report to Shareholders at https://materials.proxyvote.com/681919. You also may obtain a copy of this document, our 2025 Annual Report to Shareholders, our Corporate Governance Guidelines, our Code of Business Conduct, our Code of Ethics for Senior Financial Officers and the charters for our Audit, Compensation, Governance and Finance Committees, without charge, by writing to: Omnicom Group Inc., 280 Park Avenue, New York, New York 10017, Attn: Corporate Secretary. All of these documents are also available after being approved by the Board through our website at https://www.omc.com. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner of shares of our common stock held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2025 Annual Report to Shareholders to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders at a shared address. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2025 Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report to Shareholders, now or in the future, should submit this request by writing to: Omnicom Group Inc., 280 Park Avenue, New York, New York 10017, Attn: Corporate Secretary or by calling our Corporate Secretary at (212) 415-3600. Beneficial owners sharing an address who are receiving multiple copies of Proxy Statements and Annual Reports to Shareholders and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

84 2026 Proxy Statement

ADDITIONAL INFORMATION

Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements, orally or in writing. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “should,” “would,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include: risks relating to the completed Merger between us and IPG, including risks related to the integration of IPG’s business, such as, among others: uncertainties associated with retaining key management and other employees; potential disruptions to client, vendor, and business partner relationships; the risk that integration activities may be more time-consuming, complex, or costly than expected; the possibility that anticipated synergies, efficiencies, and other benefits of the Merger may not be realized, or may be realized more slowly than anticipated; and risks associated with managing a larger, more complex combined organization and effectively integrating systems, processes, operations, and cultures; adverse economic conditions, including geopolitical events, international hostilities, acts of terrorism, public health crises, inflation or stagflation, tariffs and other trade barriers, central bank interest rate policies in countries that comprise our major markets, labor and supply chain issues affecting the distribution of our clients’ products, or a disruption in the credit markets; international, national or local economic conditions that could adversely affect us or our clients; reductions in client spending, a slowdown in client payments or a deterioration or disruption in the credit markets; the ability to attract new clients and retain existing clients in the manner anticipated; changes in client marketing and communications services requirements; failure to manage potential conflicts of interest between or among clients; unanticipated changes related to competitive factors in the marketing and communications services industries; unanticipated changes to, or an inability to hire and retain, key personnel; currency exchange rate fluctuations; reliance on information technology systems and risks related to cybersecurity incidents; effective management of the risks, challenges and efficiencies presented by utilizing artificial intelligence, or AI technologies and related partnerships in our business, and their use by our competitors; failure to adapt to technological developments; our liquidity, long-term financing needs, credit ratings and access to capital markets; changes in legislation or governmental regulations affecting us or our clients; losses on media purchases and production costs incurred on behalf of clients; risks associated with assumptions we make in connection with our acquisitions, critical accounting estimates and legal proceedings; our international operations, which are subject to the risks of currency repatriation restrictions, social or political conditions and an evolving regulatory environment in high-growth markets and developing countries; risks related to our ESG goals and initiatives, including impacts from regulators and other stakeholders, and the impact of factors outside of our control on such goals and initiatives; changes in tax rates, tax laws, regulations or interpretations, or adverse outcomes of tax audits or proceedings; and other business, financial, operational and legal risks and uncertainties detailed from time to time in our filings with the SEC, including in the risk factors discussed in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The foregoing list of factors is not exhaustive.

Certain statements contained in this Proxy Statement are subject to additional risks and uncertainties, including regarding gathering and verification of information and related methodological considerations; our ability to implement various initiatives under expected timeframes, cost, and complexity; our dependence on third parties to provide certain information and to comply with applicable laws and policies; and other unforeseen events or conditions. These factors, as well as others, may cause results to differ materially and adversely from those expressed in any of our forward-looking statements.

Additionally, we may provide information herein or in other locations, such as our corporate website or documents accessible thereby, that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is responsive to various matters and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. For example, our disclosures may change due to revisions in framework requirements, availability or quality of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.

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ADDITIONAL INFORMATION

Shareholder Proposals and Director Nominations for the 2027 Annual Meeting

Any shareholder who wishes to present a proposal for inclusion in next year’s proxy statement and form of proxy under Rule 14a-8 under the Exchange Act must deliver the proposal to our principal executive offices no later than the close of business on November 26, 2026. Proposals should be addressed to: Omnicom Group Inc., 280 Park Avenue, New York, New York 10017, Attn: Corporate Secretary.

For proposals or director nominations submitted outside the process of Rule 14a-8, our By-laws require that written notice of the proposal or nomination be provided to our Corporate Secretary not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders. As a result, such proposals or nominations must be provided to our Corporate Secretary no earlier than January 5, 2027 and no later than February 4, 2027. In order for a nomination for director or proposal to be considered, the notice must include, as to each nominee (if applicable) and the submitting shareholder, the information required by our By-laws. In addition to satisfying the requirements under our By-laws, shareholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

In addition, our By-laws provide a proxy access right permitting certain of our shareholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations via the Company’s proxy materials for up to 20% of the directors then serving, but not less than two. Notice of proxy access director nominations for the 2027 Annual Meeting of Shareholders must be delivered to our principal executive offices no earlier than October 27, 2026 and no later than the close of business on November 26, 2026. Proposals should be addressed to: Omnicom Group Inc., 280 Park Avenue, New York, New York 10017, Attn: Corporate Secretary. In addition, the notice must set forth the information required by our By-laws with respect to each proxy access director nomination that a shareholder intends to present at the 2027 Annual Meeting of Shareholders.

A copy of the applicable By-law provisions may be obtained, without charge, upon written request addressed to: Omnicom Group Inc., 280 Park Avenue, New York, New York 10017, Attn: Corporate Secretary. As the rules of the SEC and our By-laws make clear, submitting a proposal or nomination does not guarantee its inclusion.

In connection with our solicitation of proxies for our 2027 Annual Meeting of Shareholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Louis F. Januzzi
Secretary

New York, New York
March 26, 2026

86 2026 Proxy Statement

ANNEX A

Non-GAAP Financial Information

We present financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and adjustments to the GAAP presentation (“Non-GAAP”), which we believe are useful measures to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

We use EBITA and EBITA Margin as additional operating performance measures that exclude the non-cash amortization expense of intangible assets, which primarily consists of amortization of intangible assets arising from acquisitions. We define EBITA as earnings before interest, income taxes and amortization of acquired intangible assets and internally developed strategic platform assets, and EBITA Margin as EBITA divided by revenue, both of which are Non-GAAP financial measures. We believe that EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our businesses. Adjusted EBITA represents EBITA excluding severance and repositioning costs, loss on dispositions, and acquisition-related costs.

The following table reconciles EBITA and Adjusted EBITA to the most directly comparable GAAP financial measure, Net Income – Omnicom Group Inc., for the periods presented (in millions):

Reconciliation of EBITA and Adjusted EBITA to Reported Net Income and Calculation of EBITA Margin and Adjusted EBITA Margin

	Year Ended December 31,
	2025	2024
Net Income (Loss) – Omnicom Group Inc.	$(54.5)	$1,480.6
Net Income Attributed To Noncontrolling Interests	98.2	93.4
Net Income	43.7	1,574.0
Income From Equity Method Investments	7.7	6.9
Income Tax Expense	242.2	560.5
Income Before Income Taxes and Income From Equity Method Investments	278.2	2,127.6
Interest Expense	263.4	247.9
Interest Income	96.9	100.9
Operating Income	444.7	2,274.6
Add back: amortization of acquired intangible assets and internally developed strategic platform assets[1]	115.8	87.5
Earnings before interest, taxes and amortization of intangible assets (“EBITA”)[1]	$560.5	$2,362.1

Amortization of other purchased and internally developed software	15.8	18.1
Depreciation	145.1	136.1
EBITDA	$721.4	$2,516.3

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ANNEX A

	Year Ended December 31,
	2025	2024
EBITA[1]	$560.5	$2,362.1
Severance and repositioning costs[2]	1,247.0	57.8
Loss on disposition of subsidiary[2]	547.1	—
Acquisition related costs[2]	347.3	14.6
EBITA – Adjusted[1,2]	$2,701.9	$2,434.5

Revenue	$17,271.9	$15,689.1

Non-GAAP Measures:
EBITA[1]	$560.5	$2,362.1
EBITA Margin[1]	3.2%	15.1%
EBITA – Adjusted[1,2]	$2,701.9	$2,434.5
EBITA Margin – Adjusted[1,2]	15.6%	15.5%

1)     We define EBITA as earnings before interest, taxes and amortization of acquired intangible assets and internally developed strategic platform assets.

2)     In 2025, operating expenses included $1.2 billion ($984.5 million after-tax) related to severance, real estate repositioning, contract cancellations and other costs, and $547.1 million ($447.5 million after-tax) of loss on dispositions of certain businesses in connection with the Merger as well as efficiency initiatives taken in the second quarter of 2025, primarily within Omnicom Advertising and Omnicom Production. Included in selling, general and administrative expenses are acquisition related costs of $347.3 million ($318.5 million after-tax), related to the Merger with IPG. The net impact of these items reduced operating income for 2025 by $2.1 billion ($1.8 billion after-tax).

In 2024, operating expenses included $57.8 million ($42.9 million after-tax) of repositioning costs, primarily related to severance, recorded in the second quarter of 2024. Included in selling, general and administrative expenses in the fourth quarter of 2024 are acquisition related costs of $14.6 million ($13.1 million after-tax), related to the Merger with IPG. The net impact of these items reduced operating income for 2024 by $72.4 million ($56.0 million after-tax).

The above table reconciles the Non-GAAP financial measures of EBITDA, EBITA, EBITA – Adjusted, EBITA Margin and EBITA Margin — Adjusted to the GAAP financial measure of Net Income – Omnicom Group Inc. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense of acquired intangible assets and internally developed strategic platform assets. Accordingly, we believe EBITA, EBITA Margin, EBITA – Adjusted, and EBITA Margin – Adjusted are useful measures for investors to evaluate the comparability of the performance of our business year to year.

Calculation of Adjusted EBITA Margin Used to Measure Performance

	Year Ended December 31,
	2025	2024
EBITA – Adjusted[1,2]	$2,701.9	$2,434.5
Add back: Amortization of other purchased and internally developed software	15.8	18.1
Adjusted EBITA used to measure performance	$2,717.7	$2,452.6

Revenue	$17,271.9	$15,689.1

Adjusted EBITA Margin used to measure performance	15.7%	15.6%
88 2026 Proxy Statement

ANNEX A

Reconciliation of Adjusted Net Income – Omnicom Group Inc. to Reported Net Income – Omnicom Group Inc. and calculation of Adjusted Diluted EPS Growth and Calculation of Adjusted Non-GAAP Net Income Used to Measure Performance

We use Adjusted Net income – Omnicom Group Inc. and Adjusted Diluted EPS as additional operating performance measures that exclude extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings. Management believes excluding the severance and repositioning costs, loss on dispositions, acquisition related costs, amortization of acquired intangible assets and internally developed strategic platform assets and amortization of other purchased and internally developed software, provides investors with a better picture of the performance of the business during the periods presented.

The following table reconciles Adjusted Net Income – Omnicom Group Inc. to the most directly comparable GAAP financial measure, Net Income – Omnicom Group Inc., for the periods presented.

	Year Ended December 31,
	2025	2024
Reported Net Income (Loss) – Omnicom Group Inc.	$(54.5)	$1,480.6
Adjustments (after-tax):
Add back: Severance and repositioning costs	984.5	42.9
Add back: Loss on dispositions	447.5	—
Add back: Acquisition related costs	318.5	13.1
Add back: Amortization of acquired intangible assets and internally developed strategic platform assets	85.7	64.7
Adjusted Non-GAAP Net Income – Omnicom Group Inc.	$1,781.7	$1,601.3
Add back: Amortization of other purchased and internally developed software	11.7	13.4
Adjusted Non-GAAP Net Income used to measure performance	$1,793.4	$1,614.7

Diluted weighted average shares	206.1	198.6
Adjusted Diluted EPS	$8.65	$8.06
Adjusted Diluted EPS Growth	7.3%
Adjusted Diluted EPS used to measure performance	$8.71	$8.13
Adjusted Diluted EPS Growth used to measure performance	7.1%

We define free cash flow (a Non-GAAP liquidity measure) as net income plus depreciation, amortization, share-based compensation expense and plus/(less) other items to reconcile to net cash provided by operating activities. We believe free cash flow is a useful measure of liquidity to evaluate our ability to generate excess cash from our operations.

Our method of calculating free cash flow may differ from methods used by other companies and, accordingly, may not be comparable to such other companies’ measures. See the reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP measure, below.

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities

Year Ended December 31, 2025
Net Cash Provided by Operating Activities	$2,938.2
Changes in Operating Capital	(712.1)
Free Cash Flow	$2,226.1
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ANNEX A

Calculation of Organic Growth Used to Measure Performance

The components below present the drivers of year-over-year revenue change. The foreign exchange rate impact is calculated by translating current period local-currency revenue using the prior period’s average exchange rates to derive constant-currency revenue. Acquisition revenue, net of disposition revenue, reflects the impact of acquisitions and dispositions and is calculated as if acquisitions had occurred twelve months prior to the acquisition date by including the comparable prior-period revenue of acquired businesses through the acquisition date. Organic growth represents the remaining change in revenue after excluding the impacts of foreign exchange, acquisitions, and dispositions. Organic revenue was also adjusted to exclude the organic growth from those businesses that are included as held for sale in the fourth quarter of 2025. Percentage changes are calculated by dividing each component by prior-period revenue.

	Total
	$	%
Year Ended December 31, 2024	$15,689.1
Components of revenue change:
Foreign exchange rate impact	124.6	0.8%
Acquisition revenue, net of disposition revenue	945.1	6.0%
Organic growth	513.1	3.3%
Year Ended December 31, 2025	$17,271.9	10.1%

Calculation of Adjusted Return on Equity Used to Measure Performance

Adjusted Return on Equity is calculated as reported net income for the period, adjusted to exclude after-tax severance and repositioning costs, loss on dispositions, acquisition related costs, and the amortization of acquired intangible assets and internally developed strategic platform assets, divided by the adjusted average of shareholders’ equity at the beginning and end of the period. Adjusted shareholders’ equity reflects the same after-tax adjustments used to derive Adjusted Net Income to maintain consistency between the numerator and denominator in the calculation of Adjusted Return on Equity.

Year Ended December 31, 2025
Reported Net Income (Loss) – Omnicom Group Inc.	$(54.5)
Adjustments (after-tax):
Add back: Severance and repositioning costs	984.5
Add back: Loss on dispositions	447.5
Add back: Acquisition related costs	318.5
Add back: Amortization of acquired intangible assets and internally developed strategic platform assets	85.7
Numerator for ROE: Adjusted Non-GAAP Net Income – Omnicom Group Inc.	$1,781.7

Beginning Shareholder Equity	4,193.5
Ending Shareholder Equity	12,045.8
Adjustment to Ending Shareholder Equity	1,836.2
Adjusted Ending Shareholder Equity	13,882.0
Denominator for ROE: Adjusted Average Shareholder Equity	$9,037.8

Adjusted Return on Equity (ROE)	19.7%
90 2026 Proxy Statement

ANNEX A

Reconciliation of Adjusted Operating Income to Operating Income and Calculation of Adjusted Operating Margin Used to Measure Performance

We use Adjusted Operating income and Adjusted Operating Margin as additional operating performance measures that exclude extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings. Management believes excluding the real estate and other repositioning costs, acquisition related costs and losses on dispositions provides investors with a better picture of the performance of the business during the periods presented.

The following table reconciles Adjusted Operating Income to the most directly comparable GAAP financial measure, Operating Income, for the period presented (in millions):

Year Ended December 31, 2025
Reported Operating Income	$444.7
Add back: Acquisition related costs	347.3
Add back: Severance and repositioning costs	1,247.0
Add back: Loss on dispositions	547.1
Adjusted Operating Income used to measure performance	$2,586.1

Revenue	$17,271.9

Adjusted Operating Margin used to measure performance	15.0%
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This proxy statement is printed in the USA in a facility that strives toward carbon neutrality, using environmentally sensitive vegetable inks on Forest Stewardship Council certified paper.

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OMNICOM GROUP INC. 280 PARK AVENUE NEW YORK, NY 10017 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 4, 2026, or, for shares held in Omnicom employee plans, 11:59 p.m. Eastern Time on April 30, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OMC2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 4, 2026, or, for shares held in Omnicom employee plans, 11:59 p.m. Eastern Time on April 30, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V89141-P48355-Z92302 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. OMNICOM GROUP INC. The Board of Directors UNANIMOUSLY Recommends a Vote FOR each Nominee in Item 1. 1. Election of Directors. Nominees: For Against Abstain 1a. John D. Wren 1b. Mary C. Choksi 1c. Leonard S. Coleman, Jr. 1d. Mark D. Gerstein 1e. Ronnie S. Hawkins 1f. Deborah J. Kissire 1g. Philippe Krakowsky 1h. Gracia C. Martore 1i. Patrick Q. Moore 1j. Patricia Salas Pineda 1k. Linda Johnson Rice 1l. Cassandra Santos 1m. Valerie M. Williams 1n. E. Lee Wyatt Jr. The Board of Directors UNANIMOUSLY Recommends a Vote FOR Items 2 and 3. 2. Advisory resolution to approve executive compensation. 3. Ratification of the appointment of KPMG LLP as the Company’s independent auditors for the 2026 fiscal year. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V89142-P48355-Z92302 OMNICOM GROUP INC. Annual Meeting of Shareholders 10:00 a.m., Eastern Time, May 5, 2026 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) Philip J. Angelastro and Louis F. Januzzi, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of OMNICOM GROUP INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, on May 5, 2026, virtually at www.virtualshareholdermeeting.com/OMC2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations for each of the proposals included herein. If any other matters properly come before the meeting, and any adjournment or postponement thereof, the persons named in the proxy will vote in their discretion on such matters. If the undersigned is a participant in Omnicom's employee retirement savings plan and/or employee stock purchase plan and has Omnicom stock allocated to his or her account(s), then the undersigned directs the trustee or the administrator of the relevant plan likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated in the manner specified on the reverse of this card and in their discretion on all matters as may properly come before the meeting. If you are such a participant and your voting instructions are not received by 11:59 p.m., Eastern Time, on April 30, 2026, the trustee of the employee retirement savings plan will vote your plan shares in the same proportion on each issue as it votes all other shares in the plan for which it has received timely voting instructions, and the administrator of the employee stock purchase plan will not vote your shares. Continued, and must be signed and dated on the other side